Exhibit 10.2

SECURITIES PURCHASE AGREEMENT

dated as of October 28, 2024

by and among

NARAYAN POWERTECH PRIVATE LIMITED,

and

THE PERSONS LISTED IN EXHIBIT D,

and

MOLD-TECH SINGAPORE PTE. LTD.

and

STANDEX INTERNATIONAL CORPORATION

i

ii

EXHIBITS:

Exhibit A – Accounting Principles

Exhibit B – Illustrative Working Capital Calculations

Exhibit C – Closing Statement

Exhibit D – Selling Parties

iii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of October 28, 2024 (“Execution Date”), at Vadodara, Gujarat, India by and among Narayan Powertech Private Limited, a private limited company incorporated under the laws of India, having corporate identification number U65922GJ1995PTC026819 and its registered office at Padra-Baroda Road, Padra , Baroda, Gujarat, India – 391440 (the “Company”), the persons listed in Exhibit D (each a “Seller” and collectively, the “Selling Parties”), Mold-Tech Singapore Pte. Ltd., a company incorporated under the laws of the Republic of Singapore, having UIN 199304132N and its registered office at 159 Kampong Ampat, #01-01, KA Place, Singapore 368328 (“Buyer”), and Standex International Corporation, a Delaware corporation, listed on the New York Stock Exchange under the symbol SXI, having its registered office at 23 Keewyadin Drive, Suite 300, Salem, New Hampshire 03079 USA (“Buyer Parent”). The Company, the Selling Parties, Buyer, and Buyer Parent are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Selling Parties own beneficially and of record one hundred percent (100%) of the issued and outstanding Capital Stock of Company as of the Execution Date (the “Securities”);

WHEREAS, the Company owns sixty percent (60%) of the issued and outstanding Capital Stock of Amtran Magnetics Private Limited, a private limited company incorporated under the laws of India, having corporate identification number U31501GJ2013PTC077593 (“Amtran”);

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, Selling Parties desire to sell, and Buyer desires to purchase the Securities; and

WHEREAS, as of the date hereof, Seller 1, Seller 2, the Company, the Buyer, and the Buyer Parent have executed a shareholders’ agreement governing their inter-se rights and obligations in relation to the Company effective from the Closing Date (“SHA” or “Shareholders’ Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND DEFINITIONAL PROVISIONS

Section 1.1    Defined Terms. The following terms have the meanings assigned to them in this Section 1.1.

“Accounting Principles” means the accounting principles set forth on Exhibit A, applied in a manner consistent with the policies, practices and procedures as are illustrated in Exhibit B.

“Acquired Business” means the businesses of the Company and Amtran.

“Adjustment Escrow” has the meaning specified in Section 2.4(a)(iv).

“Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise), and the terms “controlled” and “controlling” have the meanings correlative to the foregoing. For the avoidance of doubt, the Company and Amtran will be Affiliates of Selling Parties only before the Closing and will be Affiliates of Buyer or Buyer Parent only after the Closing.

“Agreement” has the meaning specified in the preamble and means this Agreement, including the Disclosure Schedules and any schedules, documents, agreements and any exhibits attached hereto, referenced herein or delivered in accordance herewith.

“Amtran” has the meaning specified in the Recitals to this Agreement.

“Amtran Closing Cash” means the aggregate amount of cash and cash equivalent items of Amtran (net of bank overdrafts and negative cash balances in Amtran bank accounts), including, (a) cash on deposit, checking and other bank account balances, in each case, with a bank or other financial institution (including any checks, drafts, wires deposited or made for the accounts of such Person prior to such time but not yet reflected in the accounts of such Person as of such time (provided that credit for any checks, drafts or wire that are dishonored shall be excluded)), net of outstanding checks, drafts and outgoing wires and (b) marketable securities, certificates of deposits and other short term investments (in each case, to the extent convertible to cash within 30 days), net of any breakage costs, liquidation payments or early withdrawal fees or penalties that would be payable upon the liquidation at Closing of any such marketable securities, certificates of deposit and other short term investments. Notwithstanding anything to the contrary contained herein, “cash and cash equivalents” of Amtran in the context of this definition of “Amtran Closing Cash” shall exclude (1) Restricted Cash, and (2) amounts that are included in Closing Working Capital.

“Amtran Closing Working Capital” means: (i) the sum of the accounts receivable and inventory of Amtran (excluding Amtran Closing Cash, income Tax Assets, fraud related receivables, deferred Tax Assets, and other current assets) immediately before the Effective Time minus (ii) the accounts payable of Amtran (excluding deferred Tax Liabilities and amounts included in the calculation of Amtran Indebtedness and Transaction Costs, fraud related reserves, operating lease Liabilities, and other current Liabilities) immediately before the Effective Time, in each case, determined in accordance with the Accounting Principles applicable to Amtran and solely reflecting the categories of current assets and current Liabilities included in the calculation of Closing Working Capital for Amtran as set forth on Exhibit B.

“Amtran Financial Statements” has the meaning specified in Section 4.15(a).

“Amtran Indebtedness” means, without duplication, (i) any Liability of Amtran (A) for borrowed money, (B) arising out of any extension of credit to or for the account of Amtran (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments) or for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, including earnouts, payments under non-compete agreements and seller notes, any purchase price adjustment, escrow, holdback or similar payments, whether contingent or not, in each case other than trade payables included in the definition of Amtran Closing Working Capital, (C) evidenced by notes, bonds, debentures or similar instruments, (D) in respect of leases of (or other agreements conveying the right to use) property or other assets which Indian Accounting Standards requires to be classified and accounted for as capital leases or (E) in respect of interest rate swap, cap or collar agreements or similar arrangements providing for the mitigation of Amtran’s interest rate risks either generally or under specific contingencies between Amtran and any other Person, (F) for accrued and unpaid Specified Income Taxes, (G) secured by a purchase money mortgage or other Lien, (H) for obligations of such Person with respect to unfunded or underfunded Employee Plans, and (I) any declared and unpaid dividends and other distributions owed to any Selling Party; and (ii) any Liability of others of the type described in the preceding clause (i) in respect of which Amtran has incurred, assumed or acquired a Liability by means of a guaranty.

“Amtran Target Working Capital” means Three Million Four Hundred Fifteen Thousand Dollars ($3,415,000.00).

“Anti-Corruption Laws” has the meaning specified in Section 4.12(a).

“Anti-Money Laundering Laws” has the meaning specified in Section 4.12(c).

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign (including India), federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, enforced or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Singapore, Vadodara, India and Mumbai, India are authorized or required by Applicable Law to close.

“Buyer” has the meaning specified in the preamble to this Agreement.

“Buyer’s Black-Out Policies” has the meaning specified in Section 6.12(b).

“Buyer Directors” means the Persons who shall be identified by the Buyer for appointment as directors on the board of directors of the Company and/or Amtran on and with effect from the Closing Date, details of whom shall be communicated in writing by the Buyer to the Seller Representative and the Company, at least 3 (three) Business Days prior to Closing Date;

“Buyer Fundamental Representations” means the representations and warranties of Buyer and the Buyer Parent (as applicable) contained in Section 5.1, Section 5.3(a), Section 5.3(b), Section 5.6, Section 5.10 and Section 5.11.

“Buyer Indemnified Loss” has the meaning specified in Section 7.2.

“Buyer Indemnitees” means Buyer and its Affiliates (including, after giving effect to the Closing, the Company and its Affiliates), and their respective directors, officers and employees.

“Buyer Parent” has the meaning specified in the preamble to this Agreement.

“Call Option” has the meaning specified in the Shareholders’ Agreement.

“Call Securities” has the meaning specified in the Shareholders’ Agreement.

“Capital Stock” means, with respect to: (i) any company, body corporate, or corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in such company, body corporate, corporation; and (ii) any other Entity, any share, membership, partnership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

“Cash Consideration” means (a) Two Hundred Fifty Three Million Nine Hundred Seventy Three Thousand Eight Hundred Eighty Dollars ($253,973,880.00), (b) plus (i) the Estimated Adjustment Amount (if it is a positive number) or minus (i) the Estimated Adjustment Amount (if it is a negative number), with such Estimated Adjustment Amount (whether a positive or a negative number) being pro-rated to those portions of the Securities being transferred by the Selling Parties at Closing.

“Claim” means, as asserted (i) against any specified Person, any claim, demand or Proceeding made or pending against the specified Person for Damages to any other Person, or (ii) by the specified Person, any claim, demand or Proceeding of the specified Person made or pending against any other Person for Damages to the specified Person.

“Claim Notice” has the meaning specified in Section 7.4(b).

“Closing” has the meaning specified in Section 2.2.

“Closing Adjustment Shortfall Amount” has the meaning specified in Section 2.6(i).

“Closing Adjustment Surplus Amount” has the meaning specified in Section 2.6(i).

“Closing Cash” means, without duplication, the aggregate amount of Company Closing Cash and the Company Portion of Amtran Closing Cash as of the Effective Time, for the avoidance of doubt excluding the amounts specified in the footnotes to the Closing Statement.

“Closing Date” has the meaning specified in Section 2.2.

“Closing Indebtedness” means, without duplication, the aggregate amount of Company Indebtedness and the Company Portion of Amtran Indebtedness as of the Effective Time.

“Closing Statement” has the meaning specified in Section 2.5(a).

“Closing Working Capital” means, without duplication, the aggregate of Company Closing Working Capital and the Company Portion of Amtran Closing Working Capital as of the Effective Time.

“Combined Tax” has the meaning specified in Section 6.4(i).

“Company” has the meaning specified in the preamble to this Agreement.

“Company Closing Cash” means the aggregate amount of cash and cash equivalent items of the Company (net of bank overdrafts and negative cash balances in Company bank accounts), including, (a) cash on deposit, checking and other bank account balances, in each case, with a bank or other financial institution (including any checks, drafts, wires deposited or made for the accounts of such Person prior to such time but not yet reflected in the accounts of such Person as of such time (provided that credit for any checks, drafts or wire that are dishonored shall be excluded)), net of outstanding checks, drafts and outgoing wires, and (b) marketable securities, certificates of deposits and other short term investments (in each case, to the extent convertible to cash within 30 days), net of any breakage costs, liquidation payments or early withdrawal fees or penalties that would be payable upon the liquidation at Closing of any such marketable securities, certificates of deposit and other short term investments. Notwithstanding anything to the contrary contained herein, “cash and cash equivalents” of the Company in the context of the definition of “Company Closing Cash” shall exclude (1) Restricted Cash, and (2) amounts that are included in Company Closing Working Capital.

“Company Closing Working Capital” means: (i) the sum of the accounts receivable and inventory of the Company (excluding Closing Cash, income Tax Assets, fraud related receivables, deferred Tax Assets, and other current assets) immediately before the Effective Time minus (ii) the accounts payable of the Company (excluding deferred Tax Liabilities, amounts included in the calculation of Company Indebtedness, Transaction Costs, fraud related reserves, operating lease Liabilities, and other current Liabilities) immediately before the Effective Time, in each case, determined in accordance with the Accounting Principles applicable to the Company and solely reflecting the categories of current assets and current Liabilities included in the calculation of Closing Working Capital for the Company as set forth on Exhibit B.

“Company Data” means all data contained in the systems, databases, files or other records of the Company and all other information and data compilations used by the Company, whether or not in electronic form, including Personal Data.

“Company Employees” means the employees of the Company and Amtran, as of the date of this Agreement.

“Company Financial Statements” has the meaning specified in Section 4.15(a).

“Company Indebtedness” means, without duplication, (i) any Liability of the Company (A) for borrowed money, (B) arising out of any extension of credit to or for the account of the Company (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments) or for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, including earnouts, payments under non-compete agreements and seller notes, any purchase price adjustment, escrow, holdback or similar payments, whether contingent or not, in each case, other than trade payables included in the definition of Company Closing Working Capital, (C) evidenced by notes, bonds, debentures or similar instruments, (D) in respect of leases of (or other agreements conveying the right to use) property or other assets which Indian Accounting Standards requires to be classified and accounted for as capital leases, (E) in respect of interest rate swap, cap or collar agreements or similar arrangements providing for the mitigation of the Company’s interest rate risks either generally or under specific contingencies between the Company and any other Person, (F) for accrued and unpaid Specified Income Taxes, (G) secured by a purchase money mortgage or other Lien, (H) for obligations of such Person with respect to unfunded or underfunded Employee Plans, and (I) any declared and unpaid dividends and other distributions owed to any Selling Party; and (ii) any Liability of others of the type described in the preceding clause (i) in respect of which the Company has incurred, assumed or acquired a Liability by means of a guaranty.

“Company Intellectual Property” has the meaning specified in Section 4.18(c).

“Company Portion” shall mean 60% of Amtran Closing Cash, Amtran Closing Working Capital, Amtran Target Working Capital, Amtran Indebtedness at Closing, or Transaction Costs of Amtran, as applicable.

“Company Target Working Capital” means Twenty Four Million Seven Hundred Twelve Thousand Dollars ($24,712,000.00).

“Confidential Information” shall mean confidential and proprietary information that belongs to, or is known or possessed by, the Company or Amtran, including information relating to financial statements, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, strategies, prospects or other proprietary information. Notwithstanding the foregoing, the term “Confidential Information” shall not include (i) any information known by any Selling Party that now or hereafter is in the public domain by means other than disclosure by the Company, Amtran, any Selling Party or any Affiliate or representative thereof in violation of this Agreement or is lawfully acquired by any Selling Party or any Affiliate or representatives thereof after the Closing from sources which, to the Selling Parties’ knowledge are not under any contractual obligation concerning disclosure of such information.

“Consent” means any consent, release, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person, including any Permit, or, with respect to any equity interests, the waiver of any right of first refusal or similar Lien.

“Continuing Employees” means all of the then-current Company Employees (including such persons on disability or leave of absence, whether paid or unpaid).

“Continuing Selling Parties” means Seller 1, Seller 2, and/or any of their Permitted Affiliates who hold Securities in the Company after Closing.

“Contracts” means any contracts, commitments, purchase orders, mortgages, instruments, indentures, sales orders, licenses, leases and other agreements or arrangements, whether written or oral, to which the Company or Amtran is a party or by which the Company or Amtran or any of their respective assets are bound or subject.

“COVID-19” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and known as “COVID-19”.

“COVID-19 Pandemic” means the pandemic caused by COVID-19 which, as of the date hereof, has spread throughout the world and has resulted in Governmental Authorities implementing numerous measures to try to contain COVID-19, including travel bans and restrictions, quarantines, shelter in place orders and shutdowns.

“Customs Laws” has the meaning specified in Section 4.12(d).

“Damage” or “Damages” means any Liabilities, royalty payments, demands, claims, actions, causes of action, assessments, awards, losses, costs, damages, deficiencies, judgments, Taxes, fines or expenses, including interest, penalties, reasonable fees and expenses of attorneys and accountants and reasonable amounts paid in investigation, defense or settlement of any of the foregoing; provided, however, that “Damages” shall not include exemplary, punitive, consequential, incidental, special, multiple, or indirect damages, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Transaction Document (collectively, “Excluded Damages”), except to the extent actually awarded to a Governmental Authority or other third-party. Notwithstanding the foregoing, Excluded Damages shall not include diminution in value of the Company or Amtran to the extent that the underlying Direct Claim (i) has a material and continuing impact on the profitability of Company or Amtran, as the case may be and on a year-over-year basis, subject to Buyer’s obligations to mitigate pursuant to Section 7.12 and pursuant to Applicable Laws, (ii) has resulted from a material breach of the representations and warranties made with respect to the May 31 P&Ls set forth in Section 4.15(a) or Section 4.15(b) (Financial Information), (iii) is unrelated to the matter disclosed on Section 7.2 of the Disclosure Schedules, (iv) is asserted under Section 7.2 no later than the date the Post-Closing Statement is due pursuant to Section 2.6(a), and (v) does not exceed in the aggregate for all such diminution in value Damages thirty percent (30%) of the Damages Cap.

“Damages Cap” means Twenty Five Million Three Hundred Ninety Seven Thousand Three Hundred Eighty Eight Dollars ($25,397,388.00).

“De Minimis Amount” means Eighty Eight Thousand Eight Hundred Ninety One Dollars ($88,891.00).

“Direct Claims” has the meaning specified in Section 7.6(a).

“Disclosure Schedules” means the schedules, dated as of the date hereof, delivered by Seller to Buyer in connection with this Agreement.

“Effective Time” has the meaning specified in Section 2.2.

“Employee Plan” means all employee benefit or compensation agreements, arrangements, plans, policies, practices or programs established, maintained, contributed to, or sponsored by Seller, the Company or any of their Subsidiaries, or to which Seller, the Company or any of their Subsidiaries has or could have any Liability, including, but not limited to, any pension, profit-sharing, bonus, incentive compensation, equity or equity-like compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit.

“Employment Agreement” means any material agreement to which the Company or Amtran is a party which relates to the direct or indirect employment or engagement, or arises from the past employment or engagement, of any natural person by the Company or Amtran, whether as an employee or a nonemployee director, including any material employee leasing or service agreement and any noncompetition agreement.

“Entity” means any corporation, partnership of any kind, limited liability company, unlimited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture or any other entity or organization.

“Environment” has the meaning specified in Section 4.16(e)(i).

“Environmental Claims” has the meaning specified in Section 4.16(c).

“Environmental Law” has the meaning specified in Section 4.16(e)(ii).

“Environmental Permits” has the meaning specified in Section 4.16(b).

“Escrow Agent” means HDFC Bank Limited.

“Escrow Agreement” has the meaning specified in Section 2.4(a)(iv).

“Escrow Release Date” has the meaning specified in Section 7.13.

“Estimated Adjustment Amount” means the amount (which may be negative) equal to (i) the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital Upper Amount, or minus (ii) the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital Lower Amount, plus (iii) Closing Cash, minus (iv) Closing Indebtedness, minus (v) Transaction Costs, plus (vi) the Excess Cash Adjustment (as defined below). Notwithstanding the foregoing, if the Company or Amtran is required by written request from Buyer to distribute or remove excess cash from Amtran prior to the Closing resulting in any of the Selling Parties being taxed at a rate higher than the capital gains Tax rate prescribed under the Laws of the Republic of India relating to Taxes on the amount of such excess cash, then the Parties agree the Cash Consideration will be adjusted upward to account for one-half of the amount of any Tax that would be due above such capital gains rate (any such adjustment, the “Excess Cash Adjustment”).

“Estimated Cash Consideration” has the meaning specified in Section 2.5(a).

“Estimated Closing Working Capital” means the amount (positive or negative) by which the Selling Parties’ estimate of the Closing Working Capital, as reflected on the Closing Statement, exceeds, or is less than, as the case may be, the Target Working Capital.

“Estimated Purchase Price” has the meaning specified in Section 2.5(a).

“Evaluation Period” has the meaning specified in Section 2.6(b).

“Excess Cash Adjustment” has the meaning specified in the definition of Estimated Adjustment Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Damages” has the meaning specified in the definition of Damages.

“Export Control Laws” has the meaning specified in Section 4.12(b).

“FCPA” has the meaning specified in Section 4.12(a).

“FDI Laws” has the meaning specified in Section 3.2(e).

“Final Adjustment Amount” has the meaning specified in Section 2.6(i).

“Financial Information Date” has the meaning specified in Section 4.15(a).

“Financial Statements” has the meaning specified in Section 4.15(a).

“First Release Date” has the meaning specified in Section 7.13.

“Fraud” means with respect to a Party, an actual and intentional misrepresentation or omission of a material existing fact with respect to the making of any representation or warranty in Article III, Article IV, or Article V, made by, and to such Party’s knowledge, of its falsity. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness, in each case, as applied by the arbitration panel pursuant to Section 8.8 of this Agreement, applying the Laws of the Republic of India.

“FTAs” has the meaning specified in Section 4.12(d).

“Government Bid” has the meaning specified in Section 4.27(a).

“Government Contract” means (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter contract or blanket purchase agreement, between the Company or Amtran, on the one hand, and any Governmental Authority, on the other; (ii) any Contract, including a basic ordering agreement, pricing agreement, letter contract or other arrangement by which the Company or Amtran has agreed to provide goods or services through a prime contractor to a Governmental Authority, to a higher-tier subcontractor to a Governmental Authority, or otherwise where a Governmental Authority is the ultimate consumer of the services provided by the Company or Amtran; or (iii) any lower-tier subcontractor to the Company or Amtran with respect to any Contract of a type described in clauses (i) or (ii) above. For purposes of clarity, a task order, purchase order, delivery order, or release issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country or any state, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

“GST Refunds” means the amount of actual goods and services Tax refunds received by Company and Amtran within the Refund Period.

“Hazardous Substance” has the meaning specified in Section 4.16(e)(iii).

“Income Tax Return” means state and local Tax Returns relating to income Tax. By way of example and without limitation, Tax Returns primarily concerning property Taxes, sales and use Taxes, payroll Taxes, any indirect and goods and services tax under Appliable Law, and withholding Taxes are not Income Tax Returns.

“Income Tax Return Contest” has the meaning specified in Section 6.4(c)(ii).

“Indemnification Escrow” has the meaning specified in Section 2.4(a)(iv).

“Indemnified Party” has the meaning specified in Section 7.4(b).

“Indemnifying Party” has the meaning specified in Section 7.4(b).

“Indemnifying Seller(s)” means, Seller 1, Seller 2, and Seller 3.

“Independent Accounting Firm” or “Independent Accountant” means Ernst & Young and/or any of its Affiliates or associate companies authorised to conduct accounting business in India; provided, however, that if Ernst & Young declines to be engaged as such, another nationally-recognized firm of independent public accountants that Buyer and Seller Representative select by mutual agreement shall be engaged as the Independent Accounting Firm.

“Indian Accounting Standards” means Indian accounting standards and practices in India as in effect as of the date of this Agreement (or as of the date referenced in the particular context in which the term is used herein) and consistently applied.

“Intellectual Property” means any and all rights in, arising out of or associated with any of the following in any jurisdiction in the world: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice) improvements thereto, patents and patent applications, including all reissues, divisions, continuations, continuations-in-part, provisionals, substitutes, renewals and extensions thereof, and other government issued indicia of invention ownership; (ii) works of authorship (whether copyrightable or uncopyrightable), all moral rights thereto, copyrights, and all copyright registrations and copyright applications and any renewals or extensions thereof; (iii) trademarks, service marks, brands, certification marks, trade dress, trade names, logos, slogans, social media accounts, domain names and other indicia of origin of use, whether registered or unregistered, and pending applications and renewals for any of the foregoing, together in each case with the goodwill connected with the use of or symbolized thereby; and (iv) trade secrets, know-how, proprietary and confidential information, including all proprietary rights in product specifications, compounds, processes, formulae, methods, compositions, drawings, product or industrial designs, business information, technical and marketing plans and proposals, ideas, concepts, inventions, research and development, information disclosed by business manuals and drawings, technology, technical information, data, research records, customer, distributor and supplier lists and similar data and information and all other confidential or proprietary technical or business information and materials and all rights therein.

“Knowledge Parties” means Chirag Shah and Sandip Shah.

“Latest Balance Sheet” has the meaning specified in Section 4.15(a).

“Law” or “Laws” means (i) any law, statute, treaty, convention, code, ordinance, order, direction, rule, regulation, judgment, decree, injunction, writ, edict, authorization or other requirement of any Governmental Authority in effect at such time or (ii) any obligation included in any Permit or resulting from binding arbitration, including any requirement under common law.

“Liabilities” means any indebtedness, liabilities, obligations, Taxes, penalties, fines, claims, demands, judgment, or cause of action, of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, due or to become due).

“Lien” means, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom), any mortgage, lien, security interest, pledge, attachment, levy, option, right of first refusal, other charge or encumbrance thereupon or in respect thereof of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when or by whom asserted.

“Lock-Up Period” means any of the Six-Month Lock-Up Period, One-Year Lock-Up Period, Two-Year Lock-Up Period, or Three-Year Lock-Up Period.

“Material Adverse Effect” means an event, circumstance, development, change or effect that, individually or in the aggregate, (i) is reasonably likely to materially impair or delay the ability of a Selling Party to perform its or his obligations under this Agreement and to consummate the transactions contemplated hereby or (ii) has had or is reasonably likely to have a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise) or results of operations of the Company and Amtran, taken as a whole; provided, however, that, in each case, no event, circumstance, development, change or effect resulting from any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (A) changes in global or national economic conditions, including changes in prevailing interest rates, credit markets, currency exchange rates, market conditions or the price of commodities or raw materials used by the Company or Amtran, (B) changes or trends in the industry in which the Company or Amtran or any of their customers operate or in which the services of the Company or Amtran are used, (C) changes in global or national political conditions, including the outbreak, continuation or escalation of war (whether or not declared), hostilities, military conflict or acts of terrorism, (D) earthquakes, hurricanes, tsunamis, typhoons, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions and similar force majeure events in the United States or any other any location where the Company or Amtran has material operations or sales, (E) changes in Applicable Law including any proposed or announced changes to Applicable Law published by the relevant Government Authority in the public domain, or the interpretation, enforcement or implementation thereof or changes in Indian Accounting Standards, or the interpretation thereof, (F) any failure by the Company or Amtran to meet any internal or third party projections or forecasts or estimates of revenue, earnings or other performance measures or operating statistics for any period (provided, however, that this clause (F) shall not operate to exclude from the definition of “Material Adverse Effect” any set of facts or circumstances that cause or result in any such failure unless otherwise excluded hereunder), or (G) any effect arising out of any action permitted, required or requested by Buyer to be taken pursuant to this Agreement, or any effect of not taking any action that is prohibited to be taken under this Agreement or any effect of taking any action that is required to be taken under this Agreement; provided, however, that events, circumstances, developments, changes or effects set forth in clauses (A) through (G) above may be taken into account in determining whether there has been or is reasonably likely to have a Material Adverse Effect if and only to the extent such events, circumstances, developments, changes or effects have a materially disproportionate adverse effect on the Company and Amtran, taken as a whole, in relation to others in the industry, and are not excluded by another of clauses (A) through (G).

“Material Agreement” has the meaning specified in Section 4.13(a).

“Material Customer” or “Material Customers” have the meaning specified in Section 4.24(a).

“Material Vendor” or “Material Vendors” have the meaning specified in Section 4.24(c).

“May 31 P&Ls” has the meaning specified in Section 4.15(a).

“Minority Equity Interests” has the meaning specified in the Shareholders’ Agreement.

“Minority Shareholder Put Option” has the meaning specified in the Shareholders’ Agreement.

“Notice of Disagreement” has the meaning specified in Section 2.6(b).

“NYSE” has the meaning specified in Section 5.4.

“OFAC” has the meaning specified in Section 4.12(b).

“One-Year Lock-Up Period” has the meaning set forth in Section 6.12(b)(ii).

“Ordinary Course of Business” means the ordinary course of business of the Company and Amtran, consistent with past practices in all material respects.

“Organization Jurisdiction” means, as applied to (i) any corporation, the federal, state, provincial or other jurisdiction of incorporation, (ii) any limited liability company or limited partnership, the federal, state, provincial or other jurisdiction under whose Laws it is formed, organized and existing in that legal form, and (iii) any other Entity, the federal, state, provincial or other jurisdiction whose Laws govern that Entity’s internal affairs.

“Organizational Documents” means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation, amalgamation or organization (or the equivalent organizational or constituent documents) of that Entity, (ii) the articles of association, bylaws, limited liability company agreement, limited partnership agreement or regulations (or the equivalent governing documents) of that Entity and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity’s Capital Stock.

“Party” and “Parties” have the meanings specified in the preamble to this Agreement.

“Payoff Letters” has the meaning specified in Section 2.7(b)(xv).

“Permit” means any authorization, consent, approval, permit, franchise, certificate, certification, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity and certifications of standards setting organizations.

“Permitted Affiliate” has the meaning specified in the Shareholders’ Agreement.

“Permitted Equity Liens” means: (i) transfer restrictions caused by or created under federal or state securities Laws or the Organizational Documents of the Company or Amtran; or (ii) Liens caused or created by Buyer upon or after the Closing.

“Permitted Liens” means: (i) Liens for Taxes that are not yet due or that are being contested in good faith by appropriate Proceedings for which adequate accruals or reserves have been established on the Latest Balance Sheet in accordance with Indian Accounting Standards, (ii) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ or unemployment compensation and employment insurance related Liabilities and other Liens under social security laws or regulations, or similar foreign laws, (iii) Liens of carriers, warehousemen, mechanics, laborers, materialmen, customers and employees for amounts not yet due or that are being contested in good faith in appropriate Proceedings, (iv) vendors’ Liens in respect of trade payables incurred in the Ordinary Course of Business and that would not result in a Material Adverse Effect, (v) any interest or title of a lessor of any assets being leased pursuant to an equipment lease, (vi) Liens that do not materially (A) diminish the value of the affected assets or (B) interfere with the ordinary use of such assets, (vii) Liens caused or created by Buyer or arising under this Agreement, and (viii) with respect to real property, (A) restrictions imposed by Applicable Law relating to zoning and land use and (B) matters that would be shown on an accurate survey of real property.

“Permitted Transfer” has the meaning set forth in Section 6.13.

“Permitted Transferee” means with respect to any Person, (a) the spouse, children, or family trust of such Person, (b) if the Person is a corporation, partnership, limited liability company or other business entity, its direct or indirect shareholders, partners, members or other equityholders, and (c) any other Selling Party.

“Person” means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority.

“Personal Data” in relation to a natural person, shall have the meaning ascribed to the term ‘personal information’ in the Information Technology (Reasonable Security Practices And Procedures And Sensitive Personal Data Or Information) Rules, 2011.

“Post-Closing Statement” has the meaning specified in Section 2.6(a).

“Pre-Closing Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means, without duplication, (i) any and all Taxes of or imposed on any Selling Party for any taxable period, including Specified Income Taxes and any Liabilities attributable to Specified Income Taxes, (ii) any and all Taxes of or imposed on the Company or Amtran for any and all Pre-Closing Periods (determined in accordance with Section 6.4(b) with respect to any Straddle Period), including Specified Income Taxes and any Liabilities attributable to Specified Income Taxes, (iii) any and all Taxes of or imposed on Buyer, the Company or Amtran or any of their Affiliates pursuant to any Law, which Taxes relate to an event or transaction occurring on or prior to the Closing Date and which Taxes were payable by the Company or Amtran, (iv) any and all Taxes imposed on the Company or Amtran in connection with the transactions contemplated by this Agreement (including any Transfer Taxes), (v) any and all Taxes imposed as the result of any inaccuracy in or breach of any of the representations or warranties contained in Section 4.17, (vi) any and all amounts required to be paid by the Company or Amtran pursuant to any Tax Sharing Agreement that the Company or Amtran, as the case may be, was a party to on or prior to the Closing Date, (vii) any Tax relating to the direct or indirect ownership of the Company before the Closing, the Company’s ownership, possession, operation or use of its assets before the Closing, or the Company’s business operations before the Closing, and (x) any nonresident withholding of income Taxes required to be made on behalf of any direct or indirect owner of the Company, Amtran, or any of their respective Subsidiaries; provided, however, that “Pre-Closing Taxes” shall not include Taxes that are not income Taxes to the extent such Taxes that are not income Taxes were included in the calculation of Closing Working Capital and resulted in a reduction of the Purchase Price.

“Proceeding” means any action, case, proceeding, claim, grievance, suit, audit or investigation, litigation, or other proceeding (including any administrative, criminal or arbitration or mediation proceedings) conducted by or pending before any Governmental Authority or any arbitrator.

“Products” has the meaning specified in Section 4.26(a).

“Purchase Price” means the Cash Consideration.

“Put Securities” has the meaning specified in the Shareholders’ Agreement.

“Real Property Lease” has the meaning specified in Section 1.01(a)(ix).

“Refund Notice” has the meaning specified in Section 6.4(d)(ii).

“Refund Period” means a period of 17 (seventeen) months and 15 (fifteen) days from the Execution Date.

“Release” has the meaning specified in Section 4.16(e)(iv).

“Remedial Action” has the meaning specified in Section 4.16(e)(v).

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, Affiliates, accountants, advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person.

“Resigning Directors” means (a) with respect to the Company, Seller 3, Anand Shah, and Samvitt Shah; and (b) with respect to Amtran, Seller 3;

“Restated Articles” means the amended articles of association of the Company (in agreed form) which reflects the terms and conditions of the Shareholders’ Agreement, to be adopted by the Company on the Closing Date;

“Response Period” has the meaning specified in Section 7.6(a).

“Restricted Activities” has the meaning specified in Section 6.3(f).

“Restricted Cash” means all cash (including any security deposits) subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose and including any Taxes (including any required withholdings or deductions in respect thereof incurred in the repatriation or distribution of such cash).

“Restricted Period” has the meaning specified in Section 6.3(a).

“Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.

“Rule 144 Securities” means (a) the Stock Consideration owned by the Continuing Selling Parties or their Permitted Transferees, and (b) any shares of Buyer common stock issued or issuable with respect to any shares described in subsection (a) above by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the common stock of Buyer (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Rule 144 Securities whenever such Person has the right to then acquire or obtain from Buyer any Rule 144 Securities, whether or not such acquisition has actually been effected). As to any particular Rule 144 Securities, such securities shall cease to be Rule 144 Securities when (i) the SEC has declared a registration statement covering such securities effective and such securities have been disposed of pursuant to such effective registration statement, (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act are met, (iii) such securities become eligible for sale pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1), as set forth in a written opinion letter to such effect, addressed, delivered and reasonably acceptable to the applicable transfer agent and the holders of such securities, or (iv) such securities are otherwise transferred or resold.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning specified in Section 5.4.

“Second Closing” means: (a) the completion of the Share Swap in the manner contemplated in the Shareholders' Agreement, if the approval of the Reserve Bank of India pursuant to Section 2.9(a)(i) is received for the Share Swap, on or prior to the 1st anniversary of the Closing Date; or (b) the completion of any tranche of sale and purchase of the Put Securities or the Call Securities, as applicable, pursuant to exercise of the Minority Shareholder Put Option or the Call Option, as applicable, in the manner contemplated in the Shareholders' Agreement, at any time after the Share Swap Deadline Date.

“Second Closing Date” means any of the dates on which any Second Closing occurs in accordance with the terms of this Agreement and the Shareholders' Agreement.

“Second Release Date” has the meaning specified in Section 7.13.

“Second Sale Consideration” means the consideration to be paid by the Buyer or Buyer Parent or their Affiliates, as applicable, for the sale and purchase Put Securities or Call Securities determined in manner specified in the Shareholders’ Agreement.

“Securities” has the meaning specified in the Recitals to this Agreement.

“Securities Act” has the meaning specified in Section 5.3(d).

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Fundamental Representations” means the representations and warranties of the Selling Parties or Seller, as applicable, contained in Section 3.1, Section 3.2(a), Section 3.2(b), Section 4.1, Section 4.3, Section 4.4, Section 4.16, Section 4.17 and Section 4.23.

“Seller Indemnified Loss” has the meaning specified in Section 7.3.

“Seller Indemnitees” means Seller and its Affiliates and their respective directors, officers and employees.

“Seller Prepared Returns” has the meaning specified in Section 6.4(a).

“Seller Representative” means Mr. Chirag Shah, or such other Person as may be designated in his stead in accordance with the terms of this Agreement.

“Selling Parties” has the meaning specified in the Recitals to this Agreement.

“SIAC” has the meaning specified in Section 8.8(a).

“Six-Month Lock-Up Period” has the meaning set forth in Section 6.12(b)(i).

“SHA” or “Shareholders’ Agreement” has the meaning specified in the Recitals to this Agreement.

“Share Swap” has the meaning specified in the Shareholders’ Agreement.

“Share Swap Deadline Date” has the meaning specified in the Shareholders’ Agreement.

“Specific Indemnities Matter” has the meaning set forth in Section 7.7(a).

“Specific Indemnities Loss Amount” has the meaning specified in Section 7.7(a).

“Specific Principles” has the meaning specified in Exhibit A.

“Specified Income Tax” and “Specified Incomes Taxes” means (i) all Taxes based upon, measured by, or calculated with respect to (A) net income or profits (including any gross receipts, capital gains or minimum Tax but not including any sales, use, real or personal property, transfer or similar Taxes) or (B) multiple bases (including, but not limited to, corporate franchise or doing business) if one or more Taxes upon which such Tax may be based, measured by or calculated with respect to, is described in clause (i)(A) above; (ii) all state, local and foreign franchise Taxes imposed in lieu of Taxes described in clause (i); and (iii) any nonresident withholding of income Taxes required to be made on behalf of any direct or indirect owner of the Company, Amtran or any of their respective Subsidiaries.

“Sponsor” has the meaning specified in Section 4.18(d).

“Stock Consideration” means the number of shares of Buyer Parent’s common stock determined in the manner set out in the Shareholders’ Agreement, to be issued to the Continuing Selling Parties at the Second Closing.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” of any specified Person at any time means any Entity of which (i) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (ii) at least a majority of the Capital Stock having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such Entity is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.

“Survival Period” has the meaning specified in Section 7.1(a).

“Systems” has the meaning specified in Section 4.18(g).

“Target GST Refunds” means the aggregate amount of Four Million Three Hundred Twenty Five Thousand Four Hundred Twenty Seven Dollars ($4,325,427.00), being the goods and services Tax refunds which are expected to be received by Company and Amtran within the Refund Period.

“Target Working Capital” means the Company Target Working Capital plus the Company Portion of the Amtran Target Working Capital.

“Target Working Capital Lower Amount” means Twenty Five Million Four Hundred Five Thousand Nine Hundred Ninety Three Dollars ($25,405,993.00).

“Target Working Capital Upper Amount” means Twenty Eight Million One Hundred Sixteen Thousand Seven Dollars ($28,116,007.00).

“Tax” or “Taxes” means all net or gross income, gross receipts, escheat, net proceeds, sales, use, ad valorem, value added, goods and services, harmonized sales, franchise, capital, capital gains, withholding, payroll, employer health, real property, personal property, social security, employment, unemployment, excise, property, deed, stamp, alternative, net worth or add-on minimum, environmental, license, severance, occupation, premium, windfall profits, custom duties, capital stock, profits, disability, transfer, registration, estimated, or other taxes, assessments, duties, levies or similar governmental charges in the nature of a tax, together with any interest, penalties, fines or additions to tax with respect thereto or with respect to such interest, penalties, fines or additions, imposed by any Governmental Authority.

“Tax Contest” has the meaning specified in Section 6.4(c)(i).

“Tax Returns” means the returns, reports, information returns, claims for refund and other forms or documents (including any amendments thereto and any related or supporting information) required to be filed with any Taxing Authority in connection with any Tax.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Third Release Date” has the meaning specified in Section 7.13.

“Third-Party Claim” means any Claim that is made, given or instituted by a third party that is not a Party or an Affiliate of a Party (including any Governmental Authority).

“Third-Party Provisions” has the meaning specified in Section 8.10.

“Three-Year Lock-Up Period” has the meaning set forth in Section 6.12(b)(iv).

“Tipping Basket” means an One Million Two Hundred Sixty Nine Thousand Eight Hundred Sixty Nine point Four Dollars ($1,269,869.40).

“Transaction Costs” means the aggregate amount of all fees, costs, expenses, charges and other payments of Selling Parties, Company and the Company Portion of any such payment of Amtran, in each case, solely to the extent incurred, committed to, reimbursable by or otherwise payable at or before the Closing by Selling Parties, the Company or Amtran in connection with the transactions contemplated by this Agreement, and to the extent the same remain unpaid as of the Closing, including (i) expenses of counsel to Selling Parties, the Company or Amtran and of any investment banker, broker, consultant, accountant or other Person who performed services or provided advice to Selling Parties, Company or Amtran in connection with the transactions contemplated by this Agreement prior to Closing and any success fees payable by such Persons which are contingent on the occurrence of the Closing, and (ii) any severance, change-in-control bonus, retention bonus, transaction bonus or other payment (contingent or otherwise) to be made by Selling Parties, Company or Amtran to any employee or independent contractor that may be triggered, either automatically or with the passage of time, in whole or in part by the consummation of the transactions contemplated by this Agreement (and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments), only to the extent that such amounts have not been paid by Selling Parties, Company or Amtran before the Effective Time. Notwithstanding the foregoing, and for the avoidance of doubt, Transaction Costs shall exclude (1) the Buyer’s portion of any Transfer Taxes under Section 6.4(e), (2) any costs, expenses, bonuses (including any stay or retention bonuses or similar bonuses or incentives offered or agreed to by or on behalf of Buyer before the date hereof), amounts or other payments (including any Taxes in connection therewith), in each case, arising from any arrangements put in place by, or on behalf of, Buyer or at the written request of Buyer, and (3) so as to avoid duplication, any costs, expenses and other amounts included in Closing Indebtedness or which reduce Closing Working Capital.

“Transaction Documents” means this Agreement, the Escrow Agreement, the SHA, and the other written ancillary agreements, documents, instruments and certificates executed under or in connection with this Agreement; provided, however, that for purposes of Section 8.16 such term shall not include the employment agreement executed by and between the Company and Seller 1 pursuant to Section 2.7(b)(ii) and the employment agreement by and between the Company and Seller 2 pursuant to Section 2.7(b)(iii).

“Transfer Taxes” means all sales, use, value added, goods and services, harmonized sales, transfer, documentary, stamp duty, registration and other similar Taxes arising from, based on or related to the transactions contemplated by this Agreement.

“Two-Year Lock-Up Period” has the meaning set forth in Section 6.12(b)(iii).

Section 1.2    Other Defined Terms. Words and terms used in this Agreement that other Sections of this Agreement define are used in this Agreement as those other Sections define them.

Section 1.3    Other Definitional Provisions.

(a)    Except as this Agreement otherwise specifies, all references herein to any Law defined or referred to herein, are references to that Law or any successor Law, as the same may have been amended or supplemented from time to time through the date hereof, and any rules or regulations promulgated thereunder.

(b)    The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section,” “Recitals,” “Exhibit” and “Schedule” refer to Articles and Sections of, the Recitals to, and Exhibits and Schedules to, this Agreement unless it otherwise specifies.

(c)    Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

(d)    As used in this Agreement and unless the context otherwise requires, the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, the word “or” shall be disjunctive but not exclusive and the words “shall” and “will” are used interchangeably and have the same meaning.

(e)    The phrase “to the knowledge of Seller,” or any similar phrase means such facts and other information that are actually known to the Knowledge Parties, and such knowledge that would have obtained by the Knowledge Parties after reasonable inquiry of the Persons directly reporting to such Knowledge Parties with responsibility and specialized knowledge of the subject matter in question.

(f)    As used in this Agreement, all references to “dollars” or “$” mean United States dollars, the lawful currency of United States, and “INR” or “₹” means Indian Rupees, the lawful currency of Republic of India. For the purposes of FDI Laws and any actions under this Agreement in connection therewith, wherever dollars or $ is mentioned under this Agreement or to the extent amounts are required to be calculated in accordance with this Agreement in INR and not in dollars, to the extent applicable, the relevant INR amount shall be calculated based on such exchange rate as is actually used at the time of disbursement of the Estimated Cash Consideration by the Escrow Agent to the Selling Parties on or about the Effective Time, in accordance with the Escrow Agreement, which exchange rate shall be notified by the Seller Representative to the Buyer within 1 (one) Business Day of the Effective Time. For the avoidance of doubt, it is clarified that any conversion of United States dollars into Indian Rupees or of Indian Rupees into United States dollars for the purpose of ARTICLE II shall be in accordance with the principles set forth in Exhibit A to this Agreement.

(g)    Capitalized terms used, but not defined, in this Agreement, shall have the meaning ascribed to them in the Shareholders' Agreement.

Section 1.4    Captions. This Agreement includes captions to Articles, Sections and subsections of this Agreement and the Schedules hereto for convenience of reference only, and these captions do not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1    Closing Purchase and Sale. At the Closing, and on the terms and subject to the conditions of this Agreement, Buyer shall purchase and acquire from the Selling Parties, and each Seller shall sell, assign, transfer and convey to Buyer, all of such Seller’s rights, title and interest in and to such number of Securities listed against such Seller’s name in column A in Exhibit D, in aggregate representing ninety point one zero percent (90.10%)of the Capital Stack of the Company, free and clear of all Liens other than Permitted Equity Liens, for the consideration specified in Section 2.3.

Section 2.2    Closing. The closing of the transactions contemplated in Section 2.1 (the “Closing”) shall take place at the registered office of the Company, or remotely by the exchange of documents and signatures (or their electronic counterparts), of documents to be delivered at the Closing (the “Closing Date”). The Closing shall be deemed to be effective as of 11:59 pm Houston, Texas time on the Closing Date (the “Effective Time”) for purposes of this Agreement.

The Buyer acknowledges and agrees that the Selling Parties have, prior to the Closing Date and to the satisfaction of the Buyer, completed and delivered the actions and deliverables as set out below:

(a)    Seller 3 has provided all necessary information requested by the Buyer for the purpose of Buyer’s filing of Form 15CA and/or Form 15CB in accordance with the applicable provisions of the Income-tax Act, 1961, including Seller 3’s Permanent Account Number and a computation, in such form acceptable to the Buyer, of capital gains being earned by Seller 3 on transfer of the Securities held by him to the Buyer;

(b)    The Selling Parties have delivered to the Buyer a valuation report determining the fair market value of the Securities of the Company prepared and issued by qualified persons in accordance with the Foreign Exchange Management Act 1999 and rules and regulations framed thereunder;

(c)    The Selling Parties have delivered to the Buyer a valuation report determining the fair market value of the Securities of the Company prepared and issued by qualified persons in accordance with Section 50CA and the Section 56(2)(x) of the Income-tax Act, 1961 read with Rule 11UA of the Income-tax Rules, 1962;

(d)    The Selling Parties have delivered to the Buyer a draft valuation report, in a form acceptable to the Buyer, determining the fair market value of Capital Stock of Amtran prepared and issued by qualified persons in accordance with Section 9 of the Income-tax Act, 1961 read with Rule 11UB of the Income-tax Rules, 1962;

(e)    Each Seller has delivered to the Buyer a certificate from a qualified chartered accountant, certifying as of the Closing Date, that there are no circumstances whatsoever that would render the sale and transfer of any of the Securities by such Seller to the Buyer, as contemplated by this Agreement, void or voidable, under the provisions of Section 281 of the Income-tax Act, 1961 and Section 81 of the Central Goods and Services Tax Act, 2017, as applicable;

(f)    Each Seller has delivered to the Buyer a draft Form FC-TRS with all fields and information filled-in and together with attachments thereto (in draft form, where final versions are not available prior to the Closing Date), in each case, reviewed and pre-approved by such Seller’s Authorized Dealer bank; and

(g)    Each Seller has delivered to the Buyer the drafts, as pre-approved by such Seller’s Authorized Dealer bank, of (y) consent letter, and (z) declarations to be executed and delivered by Buyer, for attachment to the Form FC-TRS to be filed by such Seller.

Section 2.3    Closing Purchase Price. The purchase price for the acquisition of the Securities representing ninety point one percent (90.10%) of the Company at Closing in accordance with this Agreement shall equal the Cash Consideration, subject to adjustment set forth in Section 2.6, payable in accordance with Section 2.4.

Section 2.4    Payment at the Closing.

(a)    At the Closing, Buyer shall deliver, disburse, or issue, without duplication, the following consideration:

(i)    To the Selling Parties, the Estimated Cash Consideration as set forth in the Closing Statement delivered pursuant to Section 2.5 below (minus the amounts set forth in (iv) and minus any amounts withheld under Section 6.7) which shall be paid by wire transfer of dollars in immediately available funds to such account or accounts as have been designated in writing by Selling Parties to Buyer.

(ii)    To the applicable Persons and account(s) designated in the Closing Statement (on behalf of the Company and Amtran, as applicable), in accordance with the applicable Payoff Letters, the applicable amounts of Closing Indebtedness existing as of the Closing Date (to the extent not paid by or on behalf of the Company or Amtran before the Closing) in order to discharge the amounts payable thereunder.

(iii)    To the applicable Persons and account(s) designated in the Closing Statement (on behalf of the Company or Amtran, as applicable), the applicable amounts of Transaction Costs existing on the Closing Date (to the extent not paid by the Company or Amtran before the Closing) in order to discharge the amounts payable thereunder.

(iv)    To the Escrow Agent, pursuant to the terms and conditions of that certain Escrow Agreement, executed and delivered by the Escrow Agent, Buyer and Seller Representative, as of the Execution Date (the “Escrow Agreement”), (i) Three Hundred Thirty Eight Thousand Seven Hundred Fifty Two Dollars ($338,752.00) to be held by the Escrow Agent, in trust, pursuant to the terms and conditions of the Escrow Agreement as the sole and exclusive source of recovery for adjustments, if any, to the Purchase Price based on the Final Adjustment Amount (such amount held pursuant to clause (i), the “Adjustment Escrow”), and (ii) Twenty Five Million Three Hundred Ninety Seven Thousand Three Hundred Eighty Eight Dollars ($25,397,388.00) to be held by the Escrow Agent, in trust, pursuant to the terms and conditions of the Escrow Agreement for security against the indemnification obligations of Selling Parties under this Agreement (such amount held pursuant to clause (ii), the “Indemnification Escrow”).

(b)    The Selling Parties shall be deemed to have contributed to the escrows established under the Escrow Agreement, that portion of the Cash Consideration that would otherwise have been payable to the Selling Parties, as set forth on the Closing Statement and Section 2.4(a)(i) above.

Section 2.5    Closing Statement.

(a)    Seller Representative has, prior to the Closing, delivered to Buyer the statement attached hereto as Exhibit C (the “Closing Statement”) setting forth (i) the Cash Consideration, plus or minus (ii) Selling Parties’ calculation and estimate of the Estimated Adjustment Amount (the “Estimated Cash Consideration” or “Estimated Purchase Price”). The Estimated Adjustment Amount shall be calculated in accordance with the Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement.

(b)    Selling Parties have, prior to the Closing, provided Buyer and its Representatives with reasonable access to the books and records of the Company and Amtran and to senior management personnel of the Company and Amtran and with all supporting documentation requested by Buyer, in each case, in connection with Buyer’s review of the Closing Statement, including (i) Payoff Letters with respect to the Closing Indebtedness, dated within a reasonable time before the Closing Date, which set forth the aggregate amounts arising under or owing or payable thereunder and in connection therewith on the Closing Date, (ii) a summary of Transaction Costs in form and substance reasonably satisfactory to Buyer, and (iii) wire transfer amounts and details for holders of Closing Indebtedness and payees of the Transaction Costs to be paid by Buyer pursuant to Section 2.4(a)(ii) and Section 2.4(a)(iii). Buyer shall have the opportunity to comment on and request reasonable changes to the Closing Statement, and Selling Parties have considered in good faith any such comments and changes, but for the avoidance of doubt, no such comments or requested changes shall prejudice or waive Buyer’s rights under Section 2.6.

Section 2.6    Post-Closing Adjustment.

(a)    Within 90 calendar days after the Closing Date, Buyer shall deliver to Seller Representative a statement (the “Post-Closing Statement”), delivered in the same format as, and prepared using the same Accounting Principles that were used in the preparation of the Closing Statement and setting forth the Buyer’s calculation of (i) Closing Indebtedness, Transaction Costs, Closing Working Capital, Closing Cash, and the Excess Cash Adjustment (if any), and (ii) the Purchase Price which has been calculated using the amounts set forth in the preceding clause (i). Selling Parties shall offer any assistance that Buyer and its representatives may reasonably request in connection with the preparation of the Post-Closing Statement.

(b)    During the 45-day period following Seller Representative’s receipt of the Post-Closing Statement (and thereafter, in the event of any unresolved differences described in Section 2.6(c)), Buyer shall provide Seller Representative with access, during normal business hours and upon reasonable prior notice, to the books and records of Buyer and to senior management of Buyer in connection with Seller Representative’s review of the Post-Closing Statement. On or prior to the 45th day following Seller Representative’s receipt of the Post-Closing Statement (the “Evaluation Period”), Seller Representative may deliver to Buyer a written notice of its disagreement with respect to the Post-Closing Statement (a “Notice of Disagreement”) describing in reasonable detail any disputed item set forth in the Post-Closing Statement. If Seller Representative does not provide a Notice of Disagreement during the Evaluation Period, then Selling Parties shall be deemed to have accepted the calculations and the amounts set forth in the Post-Closing Statement, which shall then be final and binding for all purposes hereunder. If Seller Representative provides a Notice of Disagreement during the Evaluation Period, then only those matters that are specified in such Notice of Disagreement shall be deemed to be in dispute, and all other matters shall be final and binding for all purposes hereunder.

(c)    During the ten (10) Business Day period following the earlier of (i) delivery of a Notice of Disagreement by Seller Representative to Buyer and (ii) the end of the Evaluation Period, the Parties in good faith shall seek to resolve in writing any differences that they may have with respect to the matters specified therein. Any disputed items resolved in writing between Seller Representative and Buyer within such ten (10) Business Day period shall be final and binding with respect to such items, and if Seller Representative and Buyer agree in writing on the resolution of each disputed item specified by Seller Representative in the Notice of Disagreement, then the amount so determined shall be final and binding on the Parties for all purposes hereunder. If Seller Representative and Buyer have not resolved all such differences by the end of such ten (10) Business Day period, then Seller Representative and Buyer shall within twenty (20) Business Days thereafter submit, in writing, to the Independent Accounting Firm, their briefs detailing their views as to the correct nature and amount of each item remaining in dispute, and the Independent Accounting Firm shall make a written determination as to each such disputed item, which determination shall be final and binding on the Parties for all purposes hereunder. The Independent Accounting Firm shall be authorized to opine upon and resolve only those items remaining in dispute between the Parties in accordance with the provisions of this Section 2.6, and such items shall be resolved within the range of the difference between Buyer’s position with respect thereto and Selling Parties’ position with respect thereto. Seller Representative and Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within twenty (20) Business Days following the submission thereof. The Post-Closing Statement shall be modified, if necessary, to reflect such determination of the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be borne one-half by Buyer and one-half by Selling Parties. The fees and disbursements of each Party and the representatives of each Party incurred in connection with its preparation or review of the Post-Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such Party.

(d)    If the Closing Working Capital, as finally determined pursuant to Section 2.6, is less than the Target Working Capital Lower Amount, then Buyer shall be paid in accordance with Section 2.6(k) the amount that such Closing Working Capital is less than the Target Working Capital Lower Amount. If the Closing Working Capital, as finally determined pursuant to Section 2.6, is greater than the Target Working Capital Upper Amount, then the Selling Parties shall be entitled to receive in accordance with Section 2.6(j) the amount that such Closing Working Capital is greater than the Target Working Capital Upper Amount.

(e)    If the Closing Indebtedness, as finally determined pursuant to Section 2.6, is less than Closing Indebtedness reflected in the Estimated Cash Consideration, as set forth in the Closing Statement, then Selling Partes shall be entitled to receive the amount of such deficit in accordance with Section 2.6(k). If the Closing Indebtedness, as finally determined pursuant to Section 2.6, is greater than Closing Indebtedness reflected in such Estimated Cash Consideration, then Buyer shall be paid the amount of such excess in accordance with Section 2.6(k).

(f)    If Transaction Costs, as finally determined pursuant to Section 2.6, are less than Transaction Costs reflected in the Estimated Cash Consideration, as set forth in the Closing Statement, then Selling Parties shall be entitled to receive the amount of such deficit in accordance with Section 2.6(j). If the Transaction Costs, as finally determined pursuant to Section 2.6, are greater than Transaction Costs reflected in such Estimated Cash Consideration, then Buyer shall be paid the amount of such excess in accordance with Section 2.6(k).

(g)    If Closing Cash, as finally determined pursuant to Section 2.6, is greater than Closing Cash reflected in the Estimated Cash Consideration, as set forth in the Closing Statement, then Selling Parties shall be entitled to receive the amount of such excess in accordance with Section 2.6(j). If Closing Cash, as finally determined pursuant to Section 2.6, is less than Closing Cash reflected in such Estimated Cash Consideration, then Buyer shall be paid the amount of such deficit in accordance with Section 2.6(k).

(h)    If the Excess Cash Adjustment, as finally determined pursuant to Section 2.6, is greater than the Excess Cash Adjustment reflected in the Estimated Cash Consideration, as set forth in the Closing Statement, then Selling Parties shall be entitled to receive the amount of such excess in accordance with Section 2.6(j). If the Excess Cash Adjustment, as finally determined pursuant to Section 2.6, is less than such Excess Cash Adjustment reflected in the Estimated Purchase Price, then Buyer shall be paid the amount of such deficit in accordance with Section 2.6(k).

(i)    Without duplication, all amounts owed pursuant to Section 2.6(d)-Section 2.6(h) shall be aggregated, and the net amount (if any) owed by Buyer to Selling Parties, on the one hand (any such amount, the “Closing Adjustment Surplus Amount”), or by Selling Parties to Buyer, on the other hand (any such amount, the “Closing Adjustment Shortfall Amount”), is referred to as the “Final Adjustment Amount”.

(j)    In the event the Final Adjustment Amount constitutes a Closing Adjustment Surplus Amount, then (x) Buyer shall pay to Selling Parties an amount in cash equal to the Closing Adjustment Surplus Amount and (y) Buyer and Selling Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Selling Parties the amount of the Adjustment Escrow.

(k)    In the event the Final Adjustment Amount constitutes a Closing Adjustment Shortfall Amount, then (x) Buyer and Selling Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer from the Adjustment Escrow an amount in cash equal to the Closing Adjustment Shortfall Amount (and to deliver to Selling Parties from the Adjustment Escrow, if any, the remaining amount of the Adjustment Escrow) and (y) to the extent the Closing Adjustment Shortfall Amount exceeds the amount of the Adjustment Escrow, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer from the Indemnification Escrow (to the extent funds are available in the Indemnification Escrow) any remaining balance of the Closing Adjustment Shortfall to Buyer.

(l)    Payments in respect of Section 2.6(j) or Section 2.6(k) shall be made within three (3) Business Days of final determination pursuant to Section 2.6 by wire transfer of dollars in immediately available funds to such account or accounts as may be designated in writing by Seller Representative or Buyer at least two (2) Business Days prior to such payment date. Any payment in respect of Section 2.6(j) or Section 2.6(k) shall be deemed to be an adjustment to the Purchase Price for all Tax purposes.

(m)    If the aggregate of all amounts owed by Buyer to Selling Parties pursuant to Section 2.6(d)-Section 2.6(h) are equal to aggregate of all amounts owed by Selling Parties to Buyer pursuant to Section 2.6(d)-Section 2.6(h), then no amounts shall be payable by Buyer or Selling Parties to the other Party as the Final Adjustment Amount, and the Estimated Purchase Price shall constitute the Purchase Price, and shall be subject to no further adjustments. In such event, the Buyer and Seller Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Selling Parties the amount of the Adjustment Escrow in cash in full, within three (3) Business Days of final determination pursuant to Section 2.6 by wire transfer of dollars in immediately available funds to such account or accounts as may be designated in writing by the Seller Representative.

(n)    Payments from the Adjustment Escrow to the Buyer or the Selling Parties in respect of any difference between the Target GST Refund and the actual GST Refund received by the Company and Amtran shall be made in accordance with Section 6.4(d).

Section 2.7    Closing Deliverables.

(a)    At the Closing, Buyer will make the payment and undertake the actions specified in Section 2.4 and will deliver, or cause to be delivered, to the Selling Parties, as applicable:

(i)    the Escrow Agreement, duly executed by Buyer;

(ii)    the (x) consent letter, (y) declarations duly executed by Buyer, and (z) any other documents to be provided by the Buyer, for attachment to the Form FC-TRS to be filed by each Seller;

(iii)    the six-point Know Your Customer information, which shall be communicated by the Buyer’s remitting bank to each Seller’s Authorized Dealer bank via SWIFT message;

(iv)    the Shareholders’ Agreement, duly executed by Buyer and Buyer Parent; and

(v)    such other documents and instruments as required by any other provision of this Agreement or as required to consummate the transactions contemplated hereby.

(b)     At the Closing, Seller Representative will deliver, or cause to be delivered, to Buyer:

(i)    the Escrow Agreement, duly executed by Selling Parties;

(ii)    an employment agreement by and between the Company and Seller 1, in the form and substance acceptable to Buyer, duly executed by Seller 1 and Company;

(iii)    an employment agreement by and between the Company and Seller 2, in the form and substance acceptable to Buyer, duly executed by Seller 2 and Company;

(iv)    the Shareholders’ Agreement, duly executed by Seller 1 and Seller 2;

(v)    copies of delivery instructions duly executed by each Seller and issued to such Seller’s depository participant with respect to the transfer of ninety point one zero percent (90.10%) of the Securities of the Company to Buyer, containing proof of payment of applicable stamp duty in connection therewith;

(vi)    copies of duly executed resolutions passed by the board of directors of the Company approving (v) the transfer of ninety point one zero percent (90.10%) of the Securities of the Company from the Selling Parties to Buyer and authorizing such transfer to be recorded in the registers of the Company, (w) the appointment of the Buyer Directors as additional directors of the Company, (x) the resignation of the Resigning Directors as directors of the Company, (y) the adoption of the Restated Articles, and (z) convening of an extraordinary general meeting of the Company at shorter notice;

(vii)    copies of duly executed resolutions passed at a validly convened extra ordinary general meeting of the shareholders of the Company at shorter notice, approving (y) the appointment of the Buyer Directors as directors, and (z) adoption of the Restated Articles;

(viii)    copies of the updated (x) register of members of the Company showing Buyer as the legal and beneficial owner of ninety point one zero percent (90.10%)of the Securities of the Company, (y) register of transfer of shares of the Company recording the transfer of ninety point one zero percent (90.10%)of the Securities of the Company from the Selling Parties to Buyer, to the extent required under Applicable Law, and (z) Register of Directors of the Company recording the resignation of the Resigning Directors and appointment of the Buyer Directors as directors of the Company;

(ix)    copies of duly executed resolutions passed by the board of directors of Amtran approving (x) the appointment of the Buyer Directors as directors of Amtran, (y) the resignation of the Resigning Directors as directors of Amtran, and (z) convening of an extraordinary general meeting of Amtran at shorter notice;

(x)    copies of duly executed resolutions passed at a validly convened extra ordinary general meeting of the shareholders of Amtran at shorter notice, approving the appointment of the Buyer Directors as directors of Amtran;

(xi)    copies of the updated Register of Directors of Amtran recording the resignation of the Resigning Directors and appointment of the Buyer Directors;

(xii)    a certificate duly executed by an officer of the Company, dated as of the Closing, attaching and certifying on behalf of the Company (A) the Organizational Documents of the Company and (B) the resolutions of the board of directors of the Company authorizing the execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, in a form acceptable to Buyer and Seller Representative;

(xiii)    resignation letters from the Resigning Directors;

(xiv)    all corporate minute books, stock ledgers and stock records (or equivalent) of the Company;

(xv)    customary payoff letters mutually agreed between the Buyer and the Seller Representative in respect of, and release documentation necessary to release all Liens (other than Permitted Liens) securing, in each case, all indebtedness to be paid off at Closing, duly executed by the applicable agent or lender set forth on Section 2.7(b)(xv) of the Disclosure Schedules and in form and substance satisfactory to Buyer (collectively, the “Payoff Letters”), which (x) evidence all obligations in respect of such indebtedness (including principal, interest, fees, expenses and other amounts payable in respect thereof), (y) provide instructions for the payment of such amount to the applicable agent or lender, and (z) provide that, upon receipt of such amount by the applicable agent or lender, all obligations in respect of such indebtedness shall be paid in full, all commitments related thereto shall be terminated and all guarantees in respect of, and all Liens (other than Permitted Liens) securing, in each case, such indebtedness shall be automatically terminated and released;

(xvi)    evidence in form and substance satisfactory to Buyer that all Transaction Costs due and payable on or before the Closing Date have been paid in full such as invoices from professional advisors, along with confirmation from them that payments have been made to them in full and that the Company and Amtran do not have any liability to them in respect of any Transaction Costs;

(xvii)    all third-party consents and approvals listed on Section 2.7(b)(xvii) of the Disclosure Schedules; and

(xviii)    such other documents and instruments as required by any other provision of this Agreement or as required to consummate the transactions contemplated hereby.

Section 2.8    Second Closing Purchase and Sale.At Second Closing, on the terms and subject to the conditions of this Agreement and the Shareholders’ Agreement, Buyer shall purchase and acquire from the Continuing Selling Parties, and each Continuing Selling Party shall sell, assign, transfer and convey to Buyer, all of such Continuing Selling Party’s rights, title and interest in all Minority Equity Interests, or Put Securities or Call Securities, as applicable, held by such Seller, free and clear of all Liens other than Permitted Equity Liens, for the consideration specified in Section 2.10.

Section 2.9    Second Closing.

(a)    Subject to completion of the actions set out below, each Second Closing shall take place at the registered office of the Company, or remotely by the exchange of documents and signatures (or their electronic counterparts), of the documents to be delivered at the Second Closing on the Second Closing Date, (provided that the Buyer and the Buyer Parent shall cause the Company to undertake the actions of the Company listed below):

(i)    Continuing Selling Parties shall have requested for approval from the Reserve Bank of India, in accordance with the Foreign Exchange Management (Overseas Investment) Rules, 2022 and regulations framed thereunder, for the Share Swap;

(ii)    The Company shall have obtained a valuation report determining the fair market value of the Securities of the Company prepared and issued by qualified persons in accordance with the Foreign Exchange Management Act, 2000 and rules and regulations framed thereunder;

(iii)    The Company shall have obtained a valuation report determining the fair market value of the Securities of the Company prepared and issued by qualified persons in accordance with Section 50CA and the Section 56(2)(x) of the Income-tax Act, 1961 read with Rule 11UA of the Income-tax Rules, 1962;

(iv)    The Company shall have obtained a valuation report, in a form acceptable to the Buyer, determining the fair market value of Capital Stock of Amtran prepared and issued by qualified persons in accordance with Section 9 of the Income-tax Act, 1961 read with Rule 11UB of the Income-tax Rules, 1962;

(v)    The Continuing Selling Parties shall have delivered to the Buyer a certificate from a qualified chartered accountant, certifying that as of such Second Closing Date, that there are no circumstances whatsoever that would render the sale and transfer of any of the Securities by such Seller to the Buyer on the relevant Second Closing Date, as contemplated by this Agreement or the Shareholders’ Agreement, void or voidable, under the provisions of Section 281 of the Income-tax Act, 1961, Section 81 of the Central Goods and Services Tax Act, 2017, as applicable;

(vi)    Each of the Continuing Selling Parties shall have confirmed in writing to the Buyer whether its residency status at Second Closing for the purposes of FDI Laws is as described in (i) or (ii) of Section 3.2(g).

(vii)    If any Continuing Selling Party has residency status at Second Closing for the purposes of FDI Laws as described in sub-section (i) of Section 3.2(g), then such Continuing Selling Party shall have made commercially reasonable efforts to deliver to the Buyer a draft Form FC-TRS with all fields and information filled-in and together with attachments thereto (in draft form, where final versions are not available prior to the Second Closing Date), in each case reviewed and pre-approved by such Continuing Selling Party’s Authorized Dealer bank; and

(viii)    If any Continuing Selling Party has residency status at Second Closing for the purposes of FDI Laws as described in sub-section (i) of Section 3.2(g), then such Continuing Selling Party shall have made commercially reasonable efforts to deliver to the Buyer the drafts, as pre-approved by such Continuing Selling Party’s Authorized Dealer bank, of (y) consent letter, and (z) declarations to be executed and delivered by Buyer, for attachment to the Form FC-TRS to be filed by such Continuing Selling Party.

Section 2.10    Second Closing Consideration.

(a)    If the approval of the Reserve Bank of India is received for the Share Swap pursuant to Section 2.9(a)(i) above on or prior to the first anniversary of the Closing Date, then the purchase price for the acquisition of all the Minority Equity Interests of the Company at Second Closing in accordance with this Agreement shall equal the Stock Consideration; and

(b)    If the approval of the Reserve Bank of India for the Share Swap is not received pursuant to Section 2.9(a)(i) above on or prior to the first anniversary of the Closing Date, then the purchase price for the acquisition of the Put Securities or Call Securities, as the case may be by the Buyer or its Affiliates, in accordance with this Agreement and the Shareholders’ Agreement shall equal the Second Sale Consideration as determined in accordance with the Shareholders’ Agreement.

Section 2.11    Issuance or Payment at the Second Closing. At the Second Closing, Buyer or Buyer Parent and/or their Affiliates shall deliver, disburse, or issue, without duplication and in accordance with the Shareholders’ Agreement, the following consideration:

(a)    If the Second Closing involves a Share Swap, then to the Continuing Selling Parties, the Stock Consideration in book-entry form, and proof of evidence thereof, reasonably satisfactory to Seller Representative; and

(b)    If any Second Closing involves the purchase and sale of the Put Securities or Call Securities (as the case may be), such consideration for the Put Securities or Call Securities, as applicable, as determined in accordance with the Shareholders’ Agreement, which shall be paid by wire transfer of dollars in immediately available funds to such account or accounts as have been designated in writing by the Continuing Selling Parties to Buyer.

Section 2.12    Second Closing Deliverables.

(a)    If the Second Closing involves a Share Swap, then on the Second Closing Date and in accordance with the SHA, Buyer Parent will make the payment and undertake the actions specified in Section 2.11(a) and Buyer, Buyer Parent, and/or their Affiliates will deliver, or cause to be delivered, to the Continuing Selling Parties, as applicable:

(i)    evidence reasonably satisfactory to Continuing Selling Parties that Buyer Parent has instructed the transfer agent of Buyer Parent’s common stock to deliver the Stock Consideration issued at the Second Closing to the Continuing Selling Parties, in book entry form;

(ii)    certificates of good standing, dated not more than seven (7) calendar days prior to the Second Closing Date, with respect to Buyer Parent, issued by the Secretary of State of the State of Delaware;

(iii)    a certificate duly executed by the Secretary of Buyer Parent, in a form acceptable to Seller Representative, dated as of the Second Closing, attaching and certifying on behalf of Buyer Parent (A) the Organizational Documents of Buyer Parent, and (B) the resolutions of the board of directors (or other appropriate governing body) of Buyer Parent authorizing the execution, delivery and performance by Buyer Parent of the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, including the issuance of the Stock Consideration to Continuing Selling Parties;

(iv)    the (x) consent letter, (y) declarations duly executed by Buyer and/or its Affiliate, and (z) any other documents to be provided by the Buyer and/or its Affiliate, for attachment to the Form FC-TRS to be filed by each Continuing Selling Party who has residency status at Second Closing for the purposes of FDI Laws as described in sub-section (i) of Section 3.2(g);

(v)    the six-point Know Your Customer information, which shall be communicated by the Buyer’s and/or its Affiliate’s bank to the Authorized Dealer bank (via SWIFT message) of each Continuing Selling Party who has residency status at Second Closing for the purposes of FDI Laws as described in sub-section (i) of Section 3.2(g); and

(vi)    such other documents and instruments as required by any other provision of this Agreement or as required to consummate the transactions contemplated hereby.

(b)    If the Second Closing involves the purchase and sale of the Put Securities or Call Securities (as the case may be) in accordance with the Shareholders’ Agreement, Buyer and/or its Affiliate will make the payment and undertake the actions specified in Section 2.11(b) and will deliver, or cause to be delivered, to the Continuing Selling Parties, as applicable:

(i)    the (x) consent letter, (y) declarations duly executed by Buyer and/or its Affiliate, and (z) any other documents to be provided by the Buyer and/or its Affiliates, for attachment to the Form FC-TRS to be filed by each Continuing Selling Party who has residency status at Second Closing for the purposes of FDI Laws as described in sub-section (i) of Section 3.2(g);

(ii)    the six-point Know Your Customer information, which shall be communicated by the Buyer’s and/or its Affiliate’s remitting bank to the Authorized Dealer bank (via SWIFT message) of each Continuing Selling Party who has residency status at Second Closing for the purposes of FDI Laws as described in sub-section (i) of Section 3.2(g); and

(iii)    such documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby.

(c)    On the Second Closing Date and in accordance with the SHA, Seller Representative will deliver, or cause to be delivered, to Buyer and Buyer Parent on behalf of the Continuing Selling Parties:

(i)    (y) copies of delivery instructions duly executed by each Continuing Selling Party and issued to such Continuing Selling Party’s depository participant with respect to the transfer of all of the Minority Equity Interests if the Second Closing involves Share Swap, or (z) such number of Put Securities or Call Securities with respect to which the Minority Shareholder Put Option or Call Option is exercised, if any such Second Closing involves the purchase and sale of the Put Securities or Call Securities, in each case, in accordance with the terms of the Shareholders’ Agreement, containing proof of payment of applicable stamp duty in connection therewith;

(ii)    If the Second Closing involves a Share Swap, then the Form ODI filed by each Continuing Selling Party who has residency status at Second Closing for the purposes of FDI Laws as described in sub-section (ii) of Section 3.2(g) with the Reserve Bank of India in accordance with the Foreign Exchange Management (Overseas Investment) Rules, 2022 and regulations framed thereunder, for the sale by the Continuing Selling Parties of the Minority Equity Interests of the Company in consideration for the Stock Consideration;

(d)    On the Second Closing Date and in accordance with the SHA, Company will complete and the Buyer and the Buyer Parent shall cause the Company to complete the following actions:

(i)    pass appropriate resolutions in the meeting of its the board of directors approving, the transfer to Buyer or its Affiliate of (y) the Minority Equity Interests, or (z) such number of Put Securities or Call Securities with respect to which the Minority Shareholder Put Option or Call Option, as applicable, is exercised, and authorizing such transfer to be recorded in the registers of the Company;

(ii)    update (y) Register of Members of the Company showing Buyer or its Affiliate as the legal and beneficial owner of (A) the Minority Equity Interests, or (B) such number of Put Securities or Call Securities with respect to which the Minority Shareholder Put Option or Call Option, as applicable, is exercised, and (z) register of transfer of the Company recording the transfer to Buyer or its Affiliate of (A) the Minority Equity Interests, or (B) such number of Put Securities or Call Securities with respect to which the Minority Shareholder Put Option or Call Option, as applicable, is exercised; and

(iii)    such other documents and instruments as required by any other provision of this Agreement or as required to consummate the transactions contemplated hereby.

Section 2.13    Post-Closing Deliverables.

(a)    Within such periods after the Closing or the Second Closing as specified below, each Party shall undertake the following action items (“Post-Closing Actions”) in the manner set out below:

(i)    The Company shall, within the statutorily prescribed timelines following the Closing, file the prescribed (A) e-form MGT-14 (Filing of resolutions and agreements to the Registrar under Section 117) in relation to the Restated Articles; (b) e-form DIR 12 (Particulars of appointment of directors and the key managerial personnel and the changes among them), with respect to the appointment of the Buyer Directors and resignation of the Resigning Directors, each, with the jurisdictional Registrar of Companies;

(ii)    Amtran shall, within the statutorily prescribed timelines following the Closing, file the prescribed e-form DIR 12 (Particulars of appointment of directors and the key managerial personnel and the changes among them), with respect to the appointment of the Buyer Directors and resignation of the Resigning Directors, with the jurisdictional Registrar of Companies; and

(iii)    Each Seller who has residency status at Second Closing for the purposes of FDI Laws as described in sub-section (i) Section 3.2(g) shall, within fifteen (15) days following the Closing, file Form FC-TRS with the Reserve Bank of India, in accordance with the Foreign Exchange Management (Non-Debt Investment) Rules, 2022 and regulations framed thereunder, reporting the sale and transfer of Securities to Buyer;

(iv)    Each Continuing Selling Party who has residency status at Second Closing for the purposes of FDI Laws as described in sub-section (i) of Section 3.2(g) shall, within fifteen (15) days following the Second Closing, file Form FC-TRS with the Reserve Bank of India, in accordance with the Foreign Exchange Management (Non-Debt Investment) Rules, 2022 and regulations framed thereunder, reporting the sale and transfer of Securities to Buyer or its Affiliate;

(v)    Each Seller and each Continuing Selling Party who has residency status at Second Closing for the purposes of FDI Laws as described in sub-section (i) of Section 3.2(g) shall deliver to the Buyer, copies of the approval received from the Reserve Bank of India with respect to the Form FC-TRS filed by such Seller or Continuing Selling Party, immediately upon receipt of such approval.

(vi)    The Selling Parties shall, within thirty (30) days following the Closing, deliver to the Buyer a valuation report, in a form acceptable to the Buyer, determining the fair market value of Capital Stock of Amtran prepared and issued by qualified persons in accordance with Section 9 of the Income-tax Act, 1961 read with Rule 11UB of the Income-tax Rules, 1962.

(b)    The Selling Parties shall ensure, within 30 (thirty) calendar days from the Closing Date, that:

(i)    the Company and Amtran intimate the Gujarat Pollution Control Board regarding change in ownership of the Company and Amtran, respectively, at Closing;

(ii)    the Company intimates HDFC Bank Limited about the change in capital structure and ownership of the Company at Closing;

(iii)    the Company issues a written intimation to ABB India Limited informing them of the proposed transaction at Closing; and

(iv)    the Company and Amtran appropriately notify the relevant authorities in relation to the change in the constitution as required under the import-export code registration certificate of the Company and Amtran respectively.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATED TO THE SELLING PARTIES

Except as set forth in the Disclosure Schedules, the Selling Parties, as of the Closing Date, and the Continuing Selling Parties, as of the Second Closing Date, respectively, represent and warrant to Buyer, as follows:

Section 3.1    Organization. Each Seller and Continuing Selling Party (who is not a natural person) is duly formed, validly existing and in good standing under the Laws of its establishment or formation. Each Seller and Continuing Selling Party (who is not a natural person) has all requisite organizational power and authority under those Applicable Laws and its Organizational Documents to own the Securities as held by it as of the date hereof.

Section 3.2    Authorization; Enforceability; Absence of Conflicts.

(a)    Each Seller and Continuing Selling Party has the requisite power, capacity and authority to enter into and deliver each Transaction Document to which he, she or it is a party, and to carry out the transactions contemplated by the Transaction Documents.

(b)    This Agreement has been, and each of the other Transaction Documents to which each Seller or Continuing Selling Party is or will be a party are, or when executed and delivered by the parties thereto will be, duly executed and delivered by such Seller or Continuing Selling Party and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, such Seller’s or Continuing Selling Party’s legal, valid and binding obligation, enforceable against him, her or it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

(c)    The execution and delivery by each Seller or Continuing Selling Party of the Transaction Documents to which he, she, or it is a party, the performance by each Seller or Continuing Selling Party of his, her, or its obligations under each Transaction Document to which such Seller or Continuing Selling Party is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents will not violate, breach or constitute a default under (i) the Organizational Documents of such Seller or Continuing Selling Party who is not a natural person, (ii) any Law applicable to such Seller or Continuing Selling Party, or (iii) any material agreement of any such Seller or Continuing Selling Party, except for such violations, breaches or defaults under clause (iii) that would not reasonably be expected to result in a Material Adverse Effect.

(d)    Required Consents. No consent, approval, Permit, governmental order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or Continuing Selling Party or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in Section 3.2(d) of the Disclosure Schedules and other than the approval of the Reserve Bank of India in connection with the Second Closing if the Second Closing involves a Share Swap.

(e)    Seller 3 holds the Securities as an overseas citizen of India on a non repatriation basis, as contemplated under the provisions of the Foreign Exchange Management Act, 1999, the Foreign Exchange Management (Non-Debt Instruments) Rules, 2019, and the Foreign Direct Investment Policy of the Government of India (“FDI Laws”).

(f)    As of the Closing Date, the Selling Parties (except Seller 3) are persons resident in India for the purposes of FDI Laws.

(g)    As of the Second Closing Date, each of the Continuing Selling Parties are either (as confirmed in writing by such Continuing Selling Party to Buyer pursuant to Section 2.9(a)(vi)) (i) (A) a person resident outside India, or (B) a non-resident Indian or overseas citizen of India holding the Securities on a repatriation basis; or (ii) (A) a person resident in India, or (B) a non-resident Indian or overseas citizen of India holding the Securities on a non-repatriation basis, in each case for the purposes of FDI Laws.

Section 3.3    Litigation. No Proceeding is pending or, to the knowledge of any Seller, threatened, to which any Seller or Continuing Selling Party is or may become a party which (i) questions or involves the validity or enforceability of any obligation of such Seller or Continuing Selling Party under any Transaction Document, or (ii) seeks (or reasonably may be expected to seek) to prevent or delay consummation by such Seller or Continuing Selling Party of the transactions contemplated by the Transaction Documents.

Section 3.4     Accredited Investor. If the Continuing Selling Parties are to receive Stock Consideration from the Buyer Parent at Second Closing, as of the Second Closing Date:

(a)    Each of the Continuing Selling Parties is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act). Each of the Continuing Selling Parties is acquiring the Stock Consideration for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Stock Consideration. Each Continuing Selling Party agrees that the Stock Consideration will constitute “restricted securities” (as that term is used under the Securities Act), and agrees that the Stock Consideration has not been registered under, and that the Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under, the Securities Act, and any applicable foreign and state securities laws, except under an exemption from such registration under the Securities Act and such laws.

(b)    Each of the Continuing Selling Parties has such knowledge and experience in business and financial matters so that such Continuing Selling Party is capable of evaluating the merits and risks of an investment in the Stock Consideration being acquired hereunder. Each of the Continuing Selling Parties understands the full nature and risk of an investment in Stock Consideration. Each of the Continuing Selling Parties further acknowledges that such Continuing Selling Party has had access to the publicly available books and records of Buyer Parent and Seller Representative has had an opportunity to ask questions concerning Buyer Parent and the Stock Consideration.

Section 3.5    Taxation. Each Seller other than Seller 3, is an Indian resident for taxation purposes under the Income Tax Act, 1961. Seller 3 is a non-resident as per the provisions of Section 6 of the Income Tax Act, 1961, and has held the Securities as capital asset and not as stock-in-trade prior to Closing. There are no Tax proceedings or outstanding Tax claims with respect to any Seller which could result in the transaction being considered void under Section 281 of Income-tax Act, 1961 and Section 81 of the Central Goods and Service Tax Act, 2017, as applicable. The Buyer is not required to withhold any Tax under Applicable Law while making payment of the Purchase Price to any Seller, other than Seller 3. The information provided by Seller 3 for the purpose of withholding tax computation by the Buyer is true, correct, and complete in all material respects.

Section 3.6    No Other Representations. Except as expressly set forth herein, all representations and warranties of a Seller and a Continuing Selling Party relate only to the Acquired Business and the Company Employees and not to any other business, assets or employees of the any Seller and Continuing Selling Party and their Affiliates (other than the Company and Amtran).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY AND AMTRAN

Except as set forth in the Disclosure Schedules, each of Seller 1 and Seller 2, as of the Closing Date, represents and warrants to Buyer as follows, with respect to the Company and Amtran, as applicable:

Section 4.1    Organization; Power; Authorization.

(a)    Section 4.1 of the Disclosure Schedules sets forth the Organization Jurisdiction of each of the Company and Amtran, each of which is duly organized, validly existing and in good standing under the Laws of its Organization Jurisdiction, and has all requisite corporate or other entity power and authority under those Laws and its respective Organizational Documents to own, lease or otherwise hold its respective properties and assets and to carry on its business as conducted as of the date hereof. Each of the Company and Amtran is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure to be so qualified and licensed would not reasonably be expected to result in a Material Adverse Effect. Selling Parties have made available to Buyer complete and correct copies of the Organizational Documents of the Company and Amtran, each as amended to the date hereof.

(b)    The Company has the requisite power, capacity and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by the Company of the Transaction Documents to which it is a party, the performance by the Company of its obligations under each Transaction Document to which it is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite organizational action of the Company and no other organizational proceeding on the part of the Company is necessary to authorize the Transaction Documents to which the Company is or will be party.

(c)    This Agreement has been, and each of the other Transaction Documents to which the Company is or will be a party are, or when executed and delivered by the parties thereto will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

(d)    Except as set forth in Section 4.2(b) of the Disclosure Schedules, neither the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party, nor the performance by the Company of the transactions contemplated hereby or thereby, will:

(i)    violate or conflict with, or result in a breach of, any of the terms, conditions or provisions of the Organizational Documents of the Company;

(ii)    violate or conflict with, or result in a breach of, any Applicable Law;

(iii)    violate, conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any Permit or Contract to which the Company is a party or by which the properties or assets of the Company are bound; or

(iv)    result in the creation or imposition of any Lien upon any properties or assets of the Company.

Section 4.2    Required Consents.

(a)    Except as set forth on Section 4.2(a) of the Disclosure Schedules, no Law requires the Company or Amtran to obtain any Permit, or make any filings, including any report or notice, with any Governmental Authority, in connection with the execution, delivery or performance by Selling Parties of the Transaction Documents to which it is a party, the enforcement against it of its obligations thereunder or the consummation of the transactions contemplated by the Transaction Documents.

(b)    Except as set forth in Section 4.2(b) of the Disclosure Schedules, no Contract or arrangement to which the Company or Amtran is a party or is bound or to which any of the Company’s or Amtran’s assets are subject, requires the Company or Amtran, as applicable, to obtain any Consent from any Person other than a Governmental Authority in connection with the execution, delivery or performance by the Company or Amtran of the Transaction Documents to which it is a party, the enforcement against the Company or Amtran of their obligations thereunder or the consummation of the transactions contemplated by the Transaction Documents.

Section 4.3    Capitalization.

(a)    Selling Parties hold of record, own beneficially, and have good and valid title to the Securities, free and clear of all Liens (other than Permitted Equity Liens and Liens in effect on or prior to the Closing Date that will be released upon payment of the Purchase Price). The Company owns sixty percent (60%) of the issued and outstanding Capital Stock of Amtran, free and clear of all Liens (other than Permitted Equity Liens and Liens in effect on or prior to the Closing Date that will be released upon payment of the Purchase Price).

(b)    Except as disclosed in Section 4.3 of the Disclosure Schedules or as set forth in the Organizational Documents of the Company or Amtran: (a) no Capital Stock of the Company or Amtran is subject to pre-emptive rights, rights of first refusal, tag-along rights, drag-along rights, proxies, voting trusts, stockholder agreements or other similar agreements or understandings in effect to which the Company or Amtran is a party with respect to the voting or transfer of such Capital Stock; (b) there are no outstanding subscriptions, options, warrants, rights, calls, conversion rights, rights of exchange, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the Capital Stock of the Company or Amtran other than as contemplated by this Agreement; (c) there are no outstanding contracts or other agreements of the Company or Amtran, or, to the knowledge of Seller, of Selling Parties or any other Person, to purchase, redeem or otherwise acquire any outstanding Capital Stock of the Company or Amtran, or securities or obligations of any kind convertible into any Capital Stock of the Company or Amtran; and (d) there are no outstanding or authorized equity appreciation, phantom equity, equity incentive plans or similar rights with respect to the Company or Amtran.

Section 4.4    Subsidiary. Except as set forth in Section 4.4 of the Disclosure Schedules and except for the Company’s ownership interests in Amtran and Amran Shared Services LLC, neither the Company nor Amtran own, directly or indirectly, any Capital Stock in any other Entity.

Section 4.5    Assets.

(a)    The assets, property, rights, agreements and interests of the Company and Amtran constitute all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or held for use, and are sufficient in all material respects to conduct the Acquired Business after the Closing consistent with past practices.

(b)    Except as set forth in Section 4.5(b) of the Disclosure Schedules, the Company and Amtran have good and valid title to, or a valid leasehold interest in, all of their respective tangible personal property and assets reflected in the Latest Balance Sheet, free and clear of all Liens (other than Permitted Liens), other than property or assets sold or otherwise disposed of in the Ordinary Course of Business since the Financial Information Date.

(c)    All of the material tangible personal property of the Company and Amtran currently used in the Acquired Business is in good condition and repair, ordinary wear and tear excepted. Immediately following the Closing, all of the assets of the Company and Amtran will be owned, leased or available for use by the Company and Amtran on terms and conditions substantially identical to those under which, immediately prior to the Closing, the Company and Amtran own, lease or use such assets. Except as set forth in Section 4.5(c) of the Disclosure Schedules, all tangible assets of the Company and Amtran (including inventory) are located on the Leased Real Property, other than goods or materials in transit.

Section 4.6    Real Property.

(a)    Neither the Company nor Amtran owns any real property.

(b)    Section 4.6(b) of the Disclosure Schedules contains, as of the date of this Agreement, a list of all real property leased by the Company and Amtran, including with respect to each Real Property Lease, the street address of the parcel of real property to which such Real Property Lease relates, the landlord under such Real Property Lease, whether such landlord is affiliated with the Company, Amtran or any of their respective Affiliates, the basic monthly rent and other amounts paid or payable with respect thereto, the expiration of the term of such Lease, the current use of such property, and any purchase options exercised or exercisable by the Company or Amtran. Selling Parties have delivered or made available to Buyer true, complete and correct copies of all Real Property Leases.

(c)    Except as set forth in Section 4.6(c) of the Disclosure Schedules, each of the Company and Amtran (i) has a good and valid leasehold interest in the Leased Real Property, including facilities, structures and other improvements thereon, in each case free and clear of Liens other than Permitted Liens, and (ii) is the holder and enjoys the benefit of the easements and similar rights that the Company and Amtran purport to hold or to which the Company and Amtran purport to have any rights, and the rights of the Company and Amtran with respect to each such easement or similar right are in full force and effect.

(d)    The Leased Real Property constitutes the only real property used, occupied or held for use by the Company in connection with the Acquired Business or which is necessary for the continued operation of the Acquired Business as currently conducted.

(e)    Except for the Real Property Leases, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party the right of use or occupancy of any portion of any parcel of the Leased Real Property. To the knowledge of Seller, no other party to any Real Property Lease is in material breach of or default under any Real Property Lease. The execution and delivery of this Agreement and the consummation of the transactions hereunder will not result in the termination of any Real Property Lease, and immediately after the Closing all Real Property Leases will continue in full force and effect, and except as otherwise required under any Real Property Lease, create an imposition of any material and burdensome condition or other obligation on Buyer.

(f)    Neither the Company nor Amtran has any past due obligation as lessee under any Real Property Lease.

(g)    There are no outstanding actions, disputes, litigation, or investigations in relation to any Leased Real Property.

(h)    There is no pending, or, to the knowledge of Seller, threatened condemnation or other governmental taking of any Leased Real Property or any part thereof.

Section 4.7    Transactions with Affiliates. Section 4.7 of the Disclosure Schedules sets forth a complete list of any contract or agreement during the past four (4) years preceding the date hereof with continuing effect as of the date hereof between (a) the Company or Amtran, on the one hand, and (b)(i) Selling Parties or any Affiliate of Selling Parties (other than the Company or Amtran), other than any contract or agreement contemplated by this Agreement, (ii) any officer, shareholder, member or director of the Company or Amtran, or (iii) to the extent a Person in (i) or (ii) is a natural person, any Person who has any direct or indirect relation by blood, marriage or adoption to them. Neither Selling Parties, nor any Affiliate of Selling Parties (other than the Company and Amtran) (x) owns any material properties, assets or rights that are used by the Company or Amtran, except as may be listed on Section 4.7(a)(x) of the Disclosure Schedules; (y) owes any money to, or is owed any money by, the Company or Amtran (except with respect to compensation or expense reimbursement received as employees, consultants or directors in the Ordinary Course of Business); or (z) has asserted any claim or cause of action against the Company or Amtran. All transactions between (a) the Company or Amtran, on the one hand, and (b) Selling Parties or any Affiliate of Selling Parties (other than the Company or Amtran) are on arm’s length.

Section 4.8    Litigation.

(a)    No Proceeding is pending or, to the knowledge of Seller, threatened, to which the Company is or may become a party which (i) questions or involves the validity or enforceability of any obligation of the Company under any Transaction Document, or (ii) seeks (or reasonably may be expected to seek) to prevent or delay consummation by the Company of the transactions contemplated by the Transaction Documents.

(b)    Except as set forth in Section 4.8(b) of the Disclosure Schedules, as of the date of this Agreement, there is no, and there has not been in the five years prior to the date of this Agreement, any Proceeding directed against the Company or Amtran or affecting any of the officers, directors, managers, equityholders or employees of the Company or Amtran in their capacities as such, or pending, to the knowledge of Seller, threatened by the Company or Amtran against any Person, at law or in equity, or before or by any Governmental Authority. The Company and Amtran, as applicable, are fully insured with respect to each of the matters set forth on Section 4.8(b) of the Disclosure Schedules.

(c)    Except as set forth in Section 4.8(c) of the Disclosure Schedules, neither the Company nor Amtran is subject to any judgment, award, order, decree, consent, notice, ruling, decision, determination, verdict, sentence, subpoena, civil investigative demand, writ or injunction issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Authority.

Section 4.9    Absence of Certain Changes.

(a)    Except as set forth in Section 4.9(a) of the Disclosure Schedules, since March 31, 2023, (i) the Company and Amtran have conducted the Acquired Business only in the Ordinary Course of Business, and (ii) there has been no event, change or circumstance which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(b)    Without limiting the generality of the foregoing, except as set forth in Section 4.9(b) of the Disclosure Schedules, since March 31, 2023, each of the Company and Amtran has:

(i)    not sold, assigned, transferred, disposed of, or abandoned any property, rights or assets, except for the sale of inventory in the Ordinary Course of Business consistent with past practice, or mortgaged, pledged or subjected any property, right or assets to any Lien (other than Permitted Liens), charge or other restriction;

(ii)    not sold, assigned, transferred, disposed of, or abandoned or permitted to lapse any Permits, any Intellectual Property or any other intangible assets, or disclosed any confidential or proprietary information of the Company or Amtran to any Person (excluding Persons under an agreement or obligation of confidentiality), granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(iii)    not made or granted, or made any promise to make or grant, any increase in the compensation of any employee with annual compensation of Fifty Thousand Dollars ($50,000.00) or more, or amended or terminated any existing employee plan, program, policy or arrangement, including any Employee Plan, or adopted any new Employee Plan, or hired or engaged any employee or independent contractor with annual compensation of Fifty Thousand Dollars ($50,000.00) or more;

(iv)    not terminated any key employee, senior executive or director (or equivalent board member), and no key employee, senior executive or director (or equivalent board member) has resigned, or has provided written notification to the Company or Amtran of their intention to resign, from the Company or Amtran;

(v)    conducted its cash management customs and practices (including the timing of, invoicing and collection of receivables and the accrual and payment of payables and other current liabilities) and maintained the books and records of the Company and Amtran in the Ordinary Course of Business;

(vi)    not made any loans or advances to, or guarantees for the benefit of, or entered into any transaction or agreement with, any Affiliate, or Affiliate of any Selling Party;

(vii)    not suffered any loss, damage, destruction or casualty loss to the Acquired Business or the properties or assets of the Company or Amtran in excess of Twenty Five Thousand Dollars ($25,000.00), or canceled, compromised, released or waived any rights or claims of value, whether or not covered by insurance and whether or not in the Ordinary Course of Business;

(viii)    not adopted or changed any financial reporting or accounting policy, period, method or practice, including any method of calculating any bad debt, contingency or other reserve for accounting or financial reporting purposes or its fiscal year;

(ix)    not declared, set aside or paid any dividend or distribution of cash, capital stock or other property or securities in respect of its capital stock or other equity interests or purchased, redeemed or otherwise acquired any shares of its capital stock or equity interests or other securities;

(x)    not amended, canceled, terminated, modified or waived any Material Agreement, except for any amendment, modification or waiver made available to Buyer and which would not reasonably be expected to result in a Material Adverse Effect;

(xi)    not issued, delivered, sold, pledged or otherwise encumbered any shares of its Capital Stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights;

(xii)    not amended or taken any action to amend its Organizational Documents, or engaged in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(xiii)    not acquired by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or entity or division thereof;

(xiv)    not commenced, waived, paid, discharged or settled any Proceeding;

(xv)    not adopted or entered into any collective bargaining agreement or other labor union agreement applicable to the employees of the Company or Amtran;

(xvi)    not made any capital expenditure or commitments therefor that deviate from the annual capital expenditures budget for the Company that has been provided to Buyer or that are otherwise in excess of One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate, or delayed, postponed or cancelled any planned, budgeted, necessary or routine capital expenditures;

(xvii)    paid any amount to induce a third party to enter into an agreement;

(xviii)    not incurred any indebtedness other than indebtedness incurred in the Ordinary Course of Business;

(xix)    not made, modified, or rescinded any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting or reversed any accruals (except as required by a change in Law or Indian Accounting Standards), filed any amended Tax Returns, signed or entered into any closing agreement or settlement, settled or compromised any claim or assessment of Tax Liability, surrendered any right to claim a refund, offset or other reduction in Liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes, or acted or omitted to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax Liability or decreasing any present or future Tax benefit for the Company, Amtran, Buyer or Buyer’s Affiliates;

(xx)    waived or released any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xxi)    sold, disposed of, assigned, licensed, sub-licensed, covenanted not to sue with respect to, subjected to any Lien (other than Permitted Liens), or otherwise transferred any Intellectual Property rights, or abandoned or permitted to lapse or expire any Intellectual Property rights;

(xxii)    except in connection with the transactions contemplated in this Agreement, disclosed any trade secrets or other material Confidential Information, other than pursuant to a written confidentiality agreement entered into in the Ordinary Course of Business with reasonable protections of, and preserving all rights of the Company or Amtran, as applicable, in, such trade secrets and other Confidential Information; and

(xxiii)    not entered into any Contract to do or engage in any of the foregoing.

Section 4.10    Compliance with Law. Except as set forth in Section 4.10 of the Disclosure Schedules, (a) neither the Company nor Amtran is, nor during the past five (5) years preceding the date hereof have they been, in violation in any material respect of any Applicable Law (including with respect to compliances for all central, state, and local labour laws), and (b) neither the Company nor Amtran has received written notice of any such violation. The Company has not been advised by its accountants that the Company’s procedures and internal controls are not sufficient to provide reasonable assurances that violations of Applicable Laws would be prevented, detected and deterred.

Section 4.11    Permits.

(a)    Each of the Company and Amtran holds the Permits required or necessary to conduct its business as currently conducted, and all of which are listed in Section 4.11(a) of the Disclosure Schedules, provided, that, no representation or warranty in this Section 4.11 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 4.16.

(b)    Except as set forth in Section 4.11(b) of the Disclosure Schedules, each of the Company and Amtran is, and during the five (5) years preceding the date hereof has been, in compliance with all Permits set forth in Section 4.11(a) of the Disclosure Schedules, all of which are validly subsisting, binding and in full force and effect. Except as set forth in Section 4.11(b) of the Disclosure Schedules, neither the Company nor Amtran has received any written notice regarding any actual, alleged or potential failure to comply with any Permit, and, to the knowledge of Seller, no Proceeding is threatened to revoke, suspend, terminate, cancel, withdraw or limit any such Permits. Except as set forth in Section 4.11(b) of the Disclosure Schedules, the Company and Amtran have obtained all required material Permits for the conduct and operation of the Company and Amtran as currently conducted in the jurisdictions in which the Company and Amtran operate.

Section 4.12    Certain Business Practices.

(a)    The Company, Amtran, their respective Representatives, and any other Person acting for or on behalf of or otherwise associated with the Company or Amtran is and has been in material compliance with all applicable Laws relating to the prevention of corruption or bribery (including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. Anti-Kickback Act of 1986, as amended, and the UK Bribery Act 2010, (Indian) Prevention of Corruption Act, 1988, and any other applicable Laws of similar effect promulgated, enforced, or administered by any Governmental Authority in the jurisdictions where the Company or Amtran conducts business (collectively, “Anti-Corruption Laws”)). Neither the Company, Amtran, their respective Representatives, nor any other Person acting for or on behalf of or otherwise associated with the Company or Amtran has, directly or indirectly, in furtherance of or in connection with the Acquired Business (a) used corporate funds (i) to make any unlawful payment to any government official or employee (including unreported political contributions, gifts, or entertainment), or (ii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any unlawful payment (including bribes, rebates, payoffs, or kickbacks) to any Person, or unlawfully provided anything of value (whether as property, services, or in any other form) to any Person, for the purpose of obtaining an improper business advantage (including influencing any representative or employee of any foreign, federal, state, or local Governmental Authority in the performance of his or her public functions); (c) requested, agreed to receive or accepted any financial or other advantage or inducement where such request, agreement to receive or acceptance would be improper or likely to influence such Person in the performance of his, her or its role; (d) agreed, committed, or offered to undertake any of the foregoing actions; or (e) otherwise taken any action that would constitute a violation of any Anti-Corruption Laws. Within the five (5) years prior to the date hereof, neither the Company, Amtran nor any Representative of, or other Person associated with, the Company or Amtran, has received any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to any Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws, and no event has occurred or circumstance exists that is likely to give rise to any such investigation or Proceeding by any Governmental Authority regarding any offense or alleged offense under anti-bribery, anti-corruption or anti-fraud legislation. There is no Proceeding pending, or, to the knowledge of Seller, threatened, against the Company, Amtran or any Representative of, or other Person associated with, the Company or Amtran before any court or other Governmental Authority with respect to any Anti-Corruption Laws. The Company and Amtran have implemented and maintains in effect written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of Anti-Corruption Laws. A true, correct and complete copy of any Anti-Corruption Laws policies and procedures adopted by the Company and Amtran are listed on Section 4.12(a) of the Disclosure Schedules and have been furnished to, or made available to Buyer.

(b)    Each of the Company, Amtran and any director, officer or employee of the Company or Amtran and any other Person acting for or on behalf of the Company or Amtran is and has been in compliance with all applicable economic sanctions and export control laws, including (i) the Export Administration Regulations, 15 C.F.R. §§ 730-774; (ii) the Arms Export Control Act, 22 U.S.C. § 2778, and the corresponding International Traffic in Arms Regulations; (iii) the economic sanctions laws and regulations enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), 31 C.F.R. Part 500 et seq., and the U.S. Department of State; (iv) the anti-boycott regulations, guidelines, and reporting requirements under the Export Administration Regulations and Section 999 of the Internal Revenue Service Code; and (v) any other economic sanctions or export control Laws applicable to the Company or Amtran (collectively, “Export Control Laws”). There is no Proceeding pending, or to the knowledge of Seller, threatened in writing against the Company or Amtran before any court or other Governmental Authority with respect to any Export Control Laws.

(c)    The Company, Amtran and any director, officer or employee of the Company or Amtran and any other Person acting for or on behalf of the Company or Amtran is and has been in compliance with all applicable laws related to terrorism or money laundering during the last five (5) years, including (i) the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. §§ 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA PATRIOT Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), (iv) the (Indian) Prevention of Money Laundering Act, 2002, and (v) any other enabling legislation, executive order or regulations issued pursuant or relating thereto (collectively, “Anti-Money Laundering Laws”). There is no Proceeding pending, or to the knowledge of Seller, threatened in writing against the Company or Amtran before any court or other Governmental Authority with respect to any Anti-Money Laundering Laws.

(d)    The Company, Amtran and any director, manager, officer or employee of the Company or Amtran and any other Person acting for or on behalf of the Company or Amtran is and has been in compliance with all applicable laws governing the classification, valuation, duties, origination, and marking of foreign-origin products imported into India and other relevant jurisdictions (collectively, “Customs Laws”), as well as any similar requirements imposed under bilateral or multilateral Free Trade Agreements to which India is a party (“FTAs”). There is no Proceeding pending, or, to the knowledge of Seller, threatened in writing against the Company or Amtran before any court or other Governmental Authority with respect to any Customs Laws or FTAs.

(e)    Neither the Company or Amtran, nor any director, manager, officer or employee of the Company or Amtran or any other Person acting for or on behalf of the Company or Amtran (i) has been or is currently subject to any sanctions administered by OFAC, (ii) has engaged or is currently engaging in any business or other dealings with, in, involving or relating to any country or Person currently subject to any sanctions administered by OFAC, or (iii) is otherwise in violation of applicable Customs Laws, Anti-Money Laundering Laws, Export Control Laws, or other international trade compliance laws.

(f)    Neither the Company nor Amtran has, in connection with or relating to the Acquired Business, received from any Governmental Entity or any other Person any notice, inquiry or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Customs Laws, Anti-Money Laundering Laws, Export Control Laws, or other international trade compliance laws.

Section 4.13    Material Agreements.

(a)    Section 4.13(a) of the Disclosure Schedules lists, as of the date of this Agreement, each written contract or agreement related to the Company and Amtran and to which the Company or Amtran is a party (each such written contract or agreement, a “Material Agreement”):

(i)    each agreement of the Company or Amtran involving a purchase price in excess of Two Hundred Thousand Dollars ($200,000.00) or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company or Amtran, as the case may be, without penalty or without more than ninety (90) days’ notice;

(ii)    all agreements that relate to the sale of any of the Company’s or Amtran’s assets, other than in the Ordinary Course of Business, for consideration in excess of Two Hundred Thousand Dollars ($200,000.00);

(iii)    all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of Two Hundred Thousand Dollars ($200,000.00);

(iv)    except for agreements relating to trade payables, all agreements relating to indebtedness of the Company or Amtran, in each case having an outstanding principal amount in excess of Two Hundred Thousand Dollars ($200,000.00);

(v)    all agreements between or among the Company or Amtran on the one hand and a Seller or any Affiliate of such Seller (other than the Company, Amtran, or Amran, Inc.) on the other hand;

(vi)    all collective bargaining agreements or agreements with any labor organization, union or association to which the Company or Amtran is a party;

(vii)    all agreements that restrict the Company or Amtran, or any of their Affiliates, from competing with or engaging in any business activity anywhere in the world, or agreements that include supply or exclusivity provision or any “most favored nation,” “most favored pricing” or similar clause;

(viii)    all agreements concerning joint venture or partnership agreements, or the sharing of profits;

(ix)    all agreements with respect to the lease of Leased Real Property (the “Real Property Leases”);

(x)    all agreements with respect to the lease of personal property in excess of Seventy Five Thousand Dollars ($75,000.00) per annum or One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate;

(xi)    all agreements with any Governmental Authority;

(xii)    all Government Contracts;

(xiii)    all agreements that contain any fixed or indexed pricing, “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates;

(xiv)    all agreements that, together with any related Material Agreements, provide for capital expenditures in excess of One Hundred Thousand Dollars ($100,000.00) for any single project or related series of projects (including a schedule of the amount of capital expenditures provided for pursuant to each such agreement);

(xv)    all agreements with annual contract value exceeding Two Hundred Thousand Dollars ($200,000.00) that provide for indemnification of a third party by the Company or Amtran;

(xvi)    all agreements with any Material Customer or Material Vendor;

(xvii)    (A) all agreements for the engagement or employment of any former (to the extent of any ongoing liability) or current officer, director, employee or other Person on a full-time, part-time, individual consulting or other basis with annual compensation in excess of Two Hundred Thousand Dollars ($200,000.00) (except for any arrangements that can be terminated “at will” without any liability for severance or termination pay or any other obligations), (B) all agreements providing for the payment, in excess of Two Hundred Thousand Dollars ($200,000.00), in relation to severance or a retention or any agreement providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, (C) any indemnification, “change in control”, restrictive covenant, proprietary information and inventions assignment, or other ancillary agreement or Contract with any directors, officers, employees, or independent contractors of the Company or Amtran, or (D) any agreement relating to loans, in excess of Two Hundred Thousand Dollars ($200,000.00), to any former (to the extent of any ongoing liability) or current employee, officer, manager, director or Affiliate;

(xviii)    all agreements or arrangements requiring the consent of any party thereto or containing any provision that would result in an acceleration, modification or termination of any rights or obligations of any party thereto upon, or providing any party thereto any remedy (including rescission or liquidated damages) in the event of, a direct or indirect change in control of any Person or the consummation of the transactions contemplated by this Agreement;

(xix)    all nondisclosure, noncompete or confidentiality agreements or agreements regarding ownership and rights with regard to work produced by employees, contractors or consultants of the Company or Amtran;

(xx)    all agreements under which the Company or Amtran has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds (other than business expense advances to employees in the Ordinary Course of Business not in excess of Fifty Thousand Dollars ($50,000.00) individually or Two Hundred Thousand Dollars ($200,000.00) in the aggregate);

(xxi)    all settlement, conciliation or similar agreements with any Governmental Authority or pursuant to which the Company or Amtran will have outstanding obligations, in excess of Two Hundred Thousand Dollars ($200,000.00), after the date of this Agreement;

(xxii)    all powers of attorney or other similar agreement or grant of agency; or

(xxiii)    any other agreement entered into outside the Ordinary Course of Business that is in effect with ongoing obligations and that is material to the operations or business of the Company or Amtran.

(b)    Correct and complete copies of the Material Agreements listed (or required to be listed) in Section 4.13(a) of the Disclosure Schedules, together with all modifications and amendments thereto, have been delivered or made available to Buyer, except as set forth in Section 4.13(b) of the Disclosure Schedules. Neither the Company nor Amtran have received a notice of default, nor has any event occurred, to the knowledge of Seller, which with the giving of notice or the passage of time or both would constitute a default by the Company or Amtran, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Material Agreement and, to the knowledge of Seller, (i) no other party is in default, nor (ii) has any event occurred which with the giving of notice or the passage of time or both would constitute a default by any other party or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by the Company or Amtran under, or in any manner release any party thereto from any obligation under, any such Material Agreement. Each of the Material Agreements is in full force and effect, is valid and enforceable in accordance with its terms against the Company or Amtran, as applicable, and to the knowledge of Seller, against the other party to the Material Agreement, and is not subject to any claims, charges, set-offs or defenses. Neither the Company nor Amtran has modified, supplemented or amended any Material Agreement, or waived performance by any other party thereto of any covenant thereunder. Neither the Company nor Amtran has received any written notice of, nor to the has any other party made the Company or Amtran aware of, the decision or intention of any other party thereto to cancel, terminate or not renew any Material Agreement, whether in accordance with the terms of the respective Material Agreement or otherwise. To the knowledge of Seller, during the preceding five (5) years no party to any of the Material Agreements has ever challenged or disputed any Material Agreement or otherwise taken any action against the Company or Amtran (in writing or otherwise) claiming that the Company or Amtran is in material breach of such Material Agreement.

(c)    Except for the consent to be obtained from ABB India Limited (which is now a post-closing intimation under this Agreement), no consent is required from any of the customers or vendors for a change of control under any of the Material Agreements listed (or required to be listed) in Section 4.13(a) of the Disclosure Schedules.

Section 4.14    Employee Matters.

(a)    Section 4.14(a) of the Disclosure Schedules lists, as of the date of this Agreement, the name, job title, hourly rate or annual base salary (as applicable), hire date, accrued but unused vacation days or other paid time off and, country and state of employment, whether exempt or non-exempt or classified as a workman or non-workman (as applicable), leave status (if applicable, including type of leave, date leave began and expected date of return), work permits and visa status (if applicable) (as of the date shown in Section 4.14(a) of the Disclosure Schedules) of each Company Employee.

(b)    Section 4.14(b)(i) of the Disclosure Schedules sets forth a complete and accurate list of each Employee Plan of the Company and Amtran. Section 4.14(b)(ii) of the Disclosure Schedules sets forth a complete and accurate list of each Employment Agreement with any Company Employee or former Company Employee pursuant to which there are continuing obligations.

(c)    The Company has delivered correct and complete copies to Buyer of (i) each written Employee Plan, as amended to the Closing, together with financial statements and actuarial reports for the three (3) most recent plan years, if applicable; (ii) the most recent and any other determination letter, ruling or notice issued by any Governmental Authority with respect to each Employee Plan; (iii) any material correspondence with any Governmental Authority regarding any Employee Plan; (iv) each other document, explanation or communication which describes any relevant aspect of any Employee Plan that is not disclosed in previously delivered materials; and (v) any other documents, forms or other instruments reasonably requested by Buyer. A description of any unwritten Employee Plan, including a description of any material terms of such plan, is set forth on Section 4.14(c) of the Disclosure Schedules.

(d)    With respect to each Employee Plan, as of the date of this Agreement, (i) each such plan has been administered in material compliance with its terms and Applicable Laws; (ii) no disputes, government audits, examinations or, to the knowledge of Seller, investigations are pending or, to the knowledge of Seller, threatened in writing other than ordinary claims for benefits; and (iii) all contributions, premiums or payments due have been made on a timely basis or have been properly recorded on the books of the Company.

(e)    No Employee Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with the Company or Amtran, or the spouses or dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Applicable Law).

(f)    With respect to all periods prior to the Closing, the requirements of all Applicable Law, in all material respects been complied with and satisfied with respect to each applicable Employee Plan in relation to provision of insurance to employees.

(g)    To the knowledge of Seller, the Company has, for purposes of each relevant Employee Plan, correctly classified those individuals performing services for the Company as employees, contract labourers, independent contractors, or agents of the Company.

(h)    There currently is not and never has been any Employee Plan of the Company or Amtran that is or has been subject to the Laws of a jurisdiction other than India.

(i)    Except as otherwise set forth in Section 4.14(i) of the Disclosure Schedules, neither the Company nor Amtran is, or since January 1, 2018 has been, subject to any agreement with any labor union or employee association and neither the Company nor Amtran has, since January 1, 2018, made any commitment to or conducted negotiations with any labor union or employee association with respect to any future agreement and there is no current, and since January 1, 2018, there has not been any pending or, to the knowledge of Seller, threatened attempt to organize, certify or establish any labor union or employee association or any strike, work stoppage, slowdown, lockout, or other material labor dispute.

(j)    Except as otherwise set forth in Section 4.14(j) of the Disclosure Schedules and except as otherwise provided for under the terms of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any employee or former employee of the Company or Amtran; (ii) increase any benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or any other Person to amend or terminate any Employee Plan; or (v) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit.

(k)    In relation to any of the Company Employees, as of the date of this Agreement, except as described in Section 4.14(k) of the Disclosure Schedules, neither the execution or delivery of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment becoming due to any Company Employee or Seller designated employee, (ii) increase any benefit otherwise payable under an Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits under an Employee Plan, to any Company Employee or Seller designated employee.

(l)    Except as otherwise set forth in Section 4.14(l) of the Disclosure Schedules, the Company and Amtran are and since January 1, 2018 have been in compliance with all Applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, disability rights or benefits, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, collective bargaining, withholding and payment of employment-related Taxes, equal remuneration, equal opportunity, and occupational health and safety. The Company and Amtran have timely paid in full to each current or former employee or, if not past due, adequately accrued in accordance with Indian Accounting Standards, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. There are, and since January 1, 2018 have been, no Proceedings against the Company or Amtran pending, or, to the knowledge of Seller, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment, termination of employment, or application for employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under Applicable Laws. The Company and Amtran are not, and have never been, a party to or otherwise bound by any citation or order by any Governmental Authority relating to employees or employment practices, and there are no Governmental Authority conciliation agreements, noncompliance findings or audits, investigations or similar inquiries pending or in effect, announced, or, to the knowledge of Seller, threatened in writing with respect to employees or employment practices of the Company or Amtran.

(m)    In the last five (5) years, neither the Company nor Amtran has implemented any employment terminations, layoffs, furloughs, paid or unpaid leaves of absence, reductions in pay or reductions in hours impacting any current or former employee outside the Ordinary Course of Business. In the last five (5) years, neither the Company nor Amtran has implemented or announced a “plant closing,” “mass layoff,” “retrenchment”, or other similar action under Applicable Law.

(n)    To the knowledge of Seller, no current employee of either the Company or Amtran (i) has any present intention to terminate his or her employment with the Company or its Subsidiaries within the first twelve (12) months following the Closing Date or (ii) is a party to or bound by any confidentiality, non-competition, non-solicitation, proprietary rights or other agreement that would restrict in any material respect the performance of such employee’s employment duties or the ability of the Company or Amtran to conduct its business.

(o)    Mrs. Sapna Shah is a senior employee of the Company.

Section 4.15    Financial Information.

(a)    Section 4.15(a) of the Disclosure Schedules, except as otherwise set forth therein, sets forth true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheet of the Company as of March 31, 2024 (the “Financial Information Date”) and the related unaudited statements of income of the Company for the year ended March 31, 2024, the unaudited balance sheet of the Company as of May 31, 2024, and the unaudited statements of income of the Company for the two months ended May 31, 2024 (collectively, the “Company Financial Statements”), and (ii) the unaudited balance sheet of Amtran as of March 31, 2024 and the related unaudited statements of income and cash flows of Amtran for the year ended March 31, 2024, the unaudited balance sheet of Amtran as of May 31, 2024, and the unaudited statement of income of Amtran for the two months ended May 31, 2024 (collectively, the “Amtran Financial Statements”). The “Latest Balance Sheet” shall mean the balance sheet of the Company or Amtran as applicable as of May 31, 2024. For purposes of this Agreement, the “May 31 P&Ls” shall mean the unaudited statement of income of the Company for the two months ended May 31, 2024 and the unaudited statement of income of Amtran for the two months ended May 31, 2024.

(b)    Except as set forth in Section 4.15(b) of the Disclosure Schedules, each of the Financial Statements (including the notes thereto, if any) has been prepared from and is consistent with the books and records of the Company or Amtran, as the case may be (which books and records are accurate and complete in all material respects), presents fairly in all material respects the financial condition and results of operations and cash flows of the Company and Amtran, as the case may be, as of the dates thereof and for the periods covered thereby and has been prepared in accordance with Indian Accounting Standards, in each case consistently applied throughout the periods covered thereby (subject, in the case of the unaudited Financial Statements, to the absence of footnote disclosures and to normal year-end adjustments, none of which is individually, or in the aggregate, material).

(c)    Except as set forth in Section 4.15(c) of the Disclosure Schedules, the Company and Amtran have established and adhered to a system of internal accounting controls that is designed to provide reasonable assurance regarding the reliability of financial reporting, that transactions are recorded as necessary to permit preparation of financial statements in accordance with Indian Accounting Standards, access to properties and assets is permitted in accordance with management’s general or specific authorization, except, in each case, for any deficiencies that, individually or in the aggregate, are not material, Except as set forth in Section 4.15(c) of the Disclosure Schedules, there is not currently (i) any significant deficiency or material weakness in the system of internal control over financial accounting utilized by the Company or Amtran, (ii) any fraud or other wrongdoing, whether or not material, that involves the management or other employees of the Company or Amtran who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or Amtran, or (iii) any claim or allegation regarding any of the foregoing.

(d)    All accounts receivable of the Company and Amtran reflected on their respective Latest Balance Sheet, and all accounts receivable arising subsequent to the date thereof, represent sales actually made or services actually performed in the Ordinary Course of Business and are legal, validly subsisting and binding claims against the respective debtors as to which full performance has been rendered. Except as set forth in Section 4.15(d) of the Disclosure Schedules, all accounts receivable of the Company that are reflected in the accounting records of the Company (i) are current or within 180 days of their respective due dates and, except for facts and information actually known by Seller 1 or Seller 2, are collectible in the Ordinary Course of Business, provided, however, that for the avoidance of doubt, no guarantees or warranties of collectability are being provided by Selling Parties as a result of a subsequent determination as to the payor’s inability or refusal to pay, bankruptcy, or other insolvency, and (ii) are not subject to any material setoffs, counterclaims, credits or other offsets, Lien, or agreement for deduction, free goods or services, discount or other material deferred price or quantity adjustment. No account receivable has been assigned or pledged to any other Person.

(e)    The accounts payable of the Company and Amtran reflected on their respective Latest Balance Sheet arose from bona fide transactions in the Ordinary Course of Business. The accrued Liabilities of the Company and Amtran reflected on their respective Latest Balance Sheet have been incurred in the Ordinary Course of Business. Except instances where any accounts payable are being disputed in good faith, the Company and Amtran have not failed to pay in the Ordinary Course of Business any amounts described in this Section 4.15(e).

(f)    Except as otherwise disclosed in Section 4.15(f) of the Disclosure Schedules, all inventories of the Company and Amtran, whether or not reflected on their respective Latest Balance Sheet, which are owned by the Company and Amtran on the Closing Date: (i) are valued at average cost; and (ii) do not include any items which are damaged, or spoiled, obsolete or of a quality or quantity not usable or saleable in the Ordinary Course of Business within historical inventory “turn” experience of the Company and Amtran, the value of which has not been fully written down, or with respect to which adequate reserves have not been provided. Except as otherwise disclosed in Section 4.15(f) of the Disclosure Schedules, the Company and Amtran each have a sufficient amount of inventory to conduct their business in substantially the same manner as conducted prior to the Closing. There has not been, since the date of the Latest Balance Sheet, any provision for markdowns or shrinkage with respect to inventories other than in the Ordinary Course of Business, otherwise disclosed in Section 4.15(f) of the Disclosure Schedules, or as otherwise consented to by Buyer. All inventory is owned by the Company and Amtran free and clear of all Liens (other than Permitted Liens).

Section 4.16    Environmental Matters. Except as set forth in Section 4.16 of the Disclosure Schedules:

(a)    the operations of the Acquired Business are and during the relevant statute of limitations period have been in compliance in all material respects with all applicable Environmental Laws in all applicable jurisdictions;

(b)    the Company and Amtran have obtained and are in compliance in all material respects with all Permits, filings, licenses and other authorizations required for the operation of the Acquired Business under applicable Environmental Laws, and conditions under such licenses and other authorizations (“Environmental Permits”), and all Environmental Permits are valid and in good standing;

(c)    the Company and Amtran are not subject to any outstanding orders, suits, demands, claims, Liens or Proceedings by any Governmental Authority or any person respecting (i) Environmental Laws, (ii) Remedial Actions or (iii) any Release, or to the knowledge of Seller, threatened Release of, or exposure to, a Hazardous Substance (“Environmental Claims”) and no such Environmental Claims are, to the knowledge of Seller, threatened in writing; and

(d)    to the knowledge of Seller, there has been no Release or threatened Release of Hazardous Substances at any property owned, operated or leased by the Company or Amtran.

(e)    For purposes of this Agreement:

(i)    “Environment” means (A) land, including surface land, sub-surface strata, sea bed and river bed under water (as defined in clause (B)); (B) water, including coastal and inland water, surface waters, and ground waters; and (C) ambient air;

(ii)    “Environmental Law” means any Law, to the extent applicable to the person or properties in the context of which the term is used, regulating or prohibiting Releases into any part of the Environment, or pertaining to the protection of natural resources, the Environment or, to the extent relating to the use of or exposure to Hazardous Substances, human health or safety, as such laws have been and may be amended or supplemented through the date of this Agreement, including the Environmental Protection Act, 1986, the Environment (Protection) Rules, 1986, the Water (Prevention and Control of Pollution) Act, 1974, the Air (Prevention and Control of Pollution) Act, 1981, The Plastic Waste Management Rules, 2016, The Hazardous and Other Wastes (Management and Transboundary Movement) Rules, 2016, the Manufacture, Storage, and Import of Hazardous Chemicals Rules, 1989; and any similar or analogous state and local statutes or regulations promulgated thereunder and decisional law of any Governmental Authority, and any applicable standard of conduct under any common law doctrine, including negligence, nuisance or trespass, related to or arising out of the presence of, Release of or exposure to Hazardous Substances;

(iii)    “Hazardous Substance” means (A) any materials, substances or wastes defined as “hazardous” or “toxic” or words of similar import intended to define, list or classify substances by reason of deleterious properties under any Applicable Law relating to public or worker health or safety, damages to, or the protection of, natural resources or the Environment, or relating to pollution, (B) any radioactive materials, asbestos and polychlorinated biphenyls, (C) petroleum and petroleum derivatives, or (D) organohalogenated flame retardant chemicals, including per- and polyfluoroalkyl substances (PFAS) such as perfluorooctanoic acid and perfluorooctane sulfonate;

(iv)    “Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment, or into or out of any property owned, operated or leased by the applicable Party; and

(v)    “Remedial Action” means all actions to (A) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substances in the Environment; (B) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not endanger or threaten to endanger human health or the Environment; or (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release.

(f)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.16 are Seller’s sole and exclusive representations and warranties regarding environmental, health and safety matters.

Section 4.17    Taxes. For purposes of this Section 4.17 each reference to the Company includes Amtran, unless otherwise explicitly provided or as set forth in Section 4.17 of the Disclosure Schedules:

(a)    The Company has: (i) within the time prescribed under Applicable Law filed all Tax Returns required to be filed by it, and all such Tax Returns have been properly completed in compliance with all Applicable Laws, and are true, correct and complete, in all material respects; and (ii) timely paid or will timely pay all Taxes shown to be due on any such Tax Return, and all other Taxes due and payable, (iii) maintained all records in relation to all Taxes as required by the Applicable Law; (iv) complied in all respects with applicable transfer pricing regulations and has timely and properly prepared and maintained all transfer pricing related documentation; (v) has not been involved in any transaction other than on arm’s length basis; (vi) filed all refund applications for the period July 2017 and August 2017 under the Central Goods and Services Tax Act, 2017 as determined by the Company as being necessary to be filed by the Company with a Taxing Authority in accordance with Applicable Laws, and such refund applications were materially correct and complete. Company has furnished or made available to Buyer (i) true, correct and complete copies of each Tax Return filed by Company for the three (3) fiscal years most recently ended prior to April 1, 2023; and (ii) each examination report that it has received from any Taxing Authority for any period.

(b)    The Company has timely withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholders, creditor, holder of securities or other third party, and the Company has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(c)    The Company has not agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(d)    The Company has duly and timely collected and remitted all sales, use, excise and similar Taxes related or attributable to the Acquired Business in accordance with Applicable Law, and has collected and maintained all resale certificates and other documentation required to qualify for any exemption from the collection of any such Taxes.

(e)    The aggregate unpaid Taxes of the Company (i) did not, as of the date of the Financial Information Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the end of the Closing Date. Since the Financial Information Date, the Company has not incurred any Liability for Taxes other than in the Ordinary Course of Business.

(f)    There are no Liens relating or attributable to Taxes encumbering (and no Taxing Authority has, to the knowledge of Seller, threatened to encumber) the assets of the Company, except for Permitted Liens.

(g)    There are no: (i) pending or, to the knowledge of Seller, threatened claims by any Taxing Authority with respect to Taxes relating or attributable to the Company; or (ii) deficiencies for any Tax, claim for additional Taxes, or other dispute or claim relating or attributable to any Tax Liability of the Company claimed, issued or raised by any Taxing Authority that has not been properly reflected in the financial statements.

(h)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting required by Law to be made for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) use of a legally impermissible or improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date, (iv) transaction undertaken outside the Ordinary Course of Business that has the effect of deferring income, accelerating deductions or otherwise shifting the basis of taxation from one period to another, any non-recognition transaction entered into on or prior to the Closing Date, or (v) any other transaction reflecting gross income that arose on or prior to the Closing Date.

(i)    The Company does not have and has never had a taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns and pay Taxes that the Company is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction. Section 4.17(i) of the Disclosure Schedule sets forth each jurisdiction in which the Company or Amtran is or has ever been registered for Taxes or in which the Company or Amtran files or is required to file or has been required to file any Tax Return, or is liable for any Taxes on a “nexus” basis, identifying the type of Tax Return or Tax, as applicable.

(j)    Except for Amtran and Amran Shared Services LLC, the Company does not own any equity interest in any other Person.

(k)    Company and Amtran are, and at all times since its formation has been, an Indian company for income tax purposes.

(l)    No power of attorney related or attributable to Taxes that currently is in effect has been granted by the Company.

(m)     Since the Financial Information Date, the Company has not changed any annual accounting period, adopted or changed any method of accounting or reversed any accruals, failed to file any Tax Return or pay any Taxes when due, filed any amended Tax Returns, signed or entered into any closing agreement or settlement with a Taxing Authority, settled or compromised any Tax claim or assessment of Tax Liability, surrendered any right to claim a refund, offset or other reduction in Liability relating to Taxes, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes.

Section 4.18    Intellectual Property. For purposes of this Section 4.18 each reference to the Company includes Amtran, unless otherwise explicitly provided or as set forth in Section 4.18 of the Disclosure Schedules:

(a)    Section 4.18(a) of the Disclosure Schedules contains a complete and accurate description and list of (i) all patented or registered Intellectual Property owned or held by the Company or Amtran, including applications for the same, and (ii) any unregistered Intellectual Property that is material to the conduct of the Acquired Business as presently conducted.

(b)    Excluding generally commercially available, off the shelf software programs licensed pursuant to shrink-wrap or “click to accept” agreements with a replacement cost and/or annual license fee of less than Twenty Five Thousand Dollars ($25,000.00), neither the Company nor Amtran license any Intellectual Property. Except for any inter-company or affiliate licenses, neither the Company nor Amtran license any Intellectual Property to any other Person.

(c)    The Company owns and possesses all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable license, all Intellectual Property necessary for or used in the operation of its business as presently conducted and as presently proposed to be conducted, free and clear of all Liens (the “Company Intellectual Property”). For the avoidance of doubt, (i) effective as of the Closing, neither Seller nor any other Person shall have any right, title or interest to any Intellectual Property necessary for or used in the operation of the Company’s business as presently conducted and as presently proposed to be conducted (other than Intellectual Property licensed from third parties pursuant to a valid and enforceable license), and (ii) the Company Intellectual Property is all the Intellectual Property necessary for or used in the operation of the Company’s business as presently conducted and as presently proposed to be conducted.

(d)    All Company Intellectual Property, other than Intellectual Property used by the Company pursuant to a valid and enforceable license, has been developed by employees of the Company or by contractors of the Company. Except as set forth on Section 4.18(d) of the Disclosure Schedules, all employees and service providers of the Company that have contributed to the development, creation, invention, or authorship of any Company Intellectual Property are obligated by written agreement to assign and have assigned their rights in such Company Intellectual Property to the Company. To the knowledge of Seller, no current or former employee, consultant, or contractor of the Company is in default or breach of any term of any Employment Agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Company Intellectual Property or has any right, license, claim or interest whatsoever in or with respect to any Company Intellectual Property. Except as set forth on Section 4.18(d) of the Disclosure Schedules, none of the Company Intellectual Property, other than Intellectual Property used by the Company pursuant to a valid and enforceable license, were developed in whole or in part by or on behalf of, or using grants, funding, or any other subsidies of, any Governmental Authority, university, college or other educational institution or research center (collectively, a “Sponsor”) and no funding, facilities, resources, faculty or students of a Sponsor was used in the development of such Company Intellectual Property. Except as set forth on Section 4.18(d) of the Disclosure Schedules, no Sponsor has any right, title or interest in or to any Intellectual Property owned or purported to be owned by the Company.

(e)    Except as otherwise set forth in Section 4.18(e) of the Disclosure Schedules, to the knowledge of Seller, none of the owned Company Intellectual Property is invalid or unenforceable in whole or in part. No loss or expiration of any of the Company Intellectual Property is pending or, to the knowledge of Seller, threatened. The Company has taken all action necessary, performed all customary acts and paid all fees and Taxes (to the extent applicable) required to protect and maintain in full force and effect the Company Intellectual Property.

(f)    The Company and Amtran have not received any written claims during the seven-year period prior to the date of this Agreement that they have infringed or misappropriated the Intellectual Property of any other Person. To the knowledge of Seller, no Person is infringing upon or misappropriating any material Intellectual Property owned or used by the Company and Amtran. To the knowledge of Seller, the Company and Amtran are not infringing upon or misappropriating the Intellectual Property of any other Person.

(g)    The computer systems, including the software, hardware and networks (collectively, the “Systems”), currently used by the Company are sufficient for the current needs of the Acquired Business, including as to capacity and ability to process current peak volumes in a timely manner. In the past twelve (12) months, there have been no bugs in, or breaches, failures, or breakdowns of any Systems that have caused a substantial disruption or interruption in or to the use of such Systems by the Company or the conduct of its business.

(h)    Each Person that has had or currently has access to any trade secrets owned or used by the Company is subject to confidentiality obligations regarding the non-disclosure and protection of such trade secrets that have not, to the knowledge of Seller, been breached by any such Person. Except as set forth in Section 4.18(h) of the Disclosure Schedules, no source code owned by the Company has been escrowed, disclosed, released, made available or delivered (and no Person has agreed to disclose, release, or deliver such source code under any circumstance) to any third party, and no Person other than the Company is in possession of any such source code or has been granted any license or other right with respect therein or thereto. No event has occurred, and to the knowledge of Seller, no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any source code owned by the Company be escrowed, disclosed, licensed, released, made available or delivered to any third party.

(i)    Except as set forth on Section 4.18(i) of the Disclosure Schedules, the Company has not conceived or first actually reduced to practice any invention in performance of a Contract with a Governmental Authority. For each invention disclosed on Section 4.18(i) of the Disclosure Schedules, the Company has disclosed the invention to the applicable Governmental Authority within the time period required by the Contract with such Governmental Authority under which that invention conceived or first actually reduced to practice.

Section 4.19    Privacy and Information Security.

(a)    except as set forth in Section 4.19(a) of the Disclosure Schedules, neither the Company, Amtran, nor, to the knowledge of Seller, any other Person, has received any notice, allegation, complaint or other communication, and there is no pending investigation by any Governmental Authority or payment card association regarding any actual or possible violation of any Laws relating to Personal Data by or with respect to the Company.

(b)    In the past five (5) years, except as set forth in Section 4.19(b) of the Disclosure Schedules, to the knowledge of Seller, neither the Company nor Amtran has suffered a security breach with respect to any of the Company Data and there has been no unauthorized or illegal use of or access to any Company Data.

(c)    Neither the execution, delivery, and performance of this Agreement nor the transfer of all Company Data maintained or otherwise processed by or for the Company or Amtran, including all of the Company’s or Amtran’s databases and other information relating to employees, customers and all non-customer end users of the Company Products, from the Company and Amtran to Buyer will in and of themselves cause, constitute, or result in a breach or violation of any Laws relating to Personal Data or any Company or Amtran privacy policy and which, individually or in the aggregate, has created material Liability for the Company or Amtran.

(d)    The Company and Amtran have taken commercially reasonable steps to provide for the back-up and recovery of material data and implemented commercially reasonable disaster recovery plans, procedures and facilities.

Section 4.20    No Undisclosed Liabilities. Neither the Company nor Amtran has any Liabilities (regardless of when such Liability is asserted), except (a) as and to the extent reflected and accrued for or reserved against in the Latest Balance Sheet; (b) for immaterial Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law); (c) executory obligations under a Contract (other than Liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by the Company or Amtran); or (d) for Liabilities specifically set forth in Section 4.20 of the Disclosure Schedules.

Section 4.21    Insurance Policies. Section 4.21 of the Disclosure Schedules contains a list of all insurance policies carried as of the date hereof by or for the benefit of the Company or Amtran, specifying the insurer, product type of coverage, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. All such insurance policies are in full force and effect.

Section 4.22    Bank Relations; Powers of Attorneys.

(a)    Section 4.22(a) of the Disclosure Schedules sets forth (i) the name of each financial institution in which the Company or Amtran has borrowing or investment arrangements, deposit or checking accounts or safe deposit boxes; and (ii) the types of such arrangements and accounts, including, as applicable, the number of each such account or box and the names of all persons authorized to draw thereon or having signatory power or access thereto.

(b)    Section 4.22(b) of the Disclosure Schedules sets forth a complete and correct list of all outstanding powers of attorney executed on behalf of the Company or Amtran.

Section 4.23    Brokers. Except for (i) Northern Edge Capital Advisors LLC and (ii) VLS & Co., no broker, agent, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Company or Amtran.

Section 4.24    Customers and Vendors; Warranties.

(a)    Section 4.24(a) of the Disclosure Schedules sets forth a list of the ten (10) largest customers of the Company as measured by the aggregate dollar / INR value of sales by the Company to such customers during the 2023 fiscal year and for the period beginning on April 1, 2024 and ending on August 31, 2024 (each, a “Material Customer” and collectively, “Material Customers”). No Material Customer has canceled or otherwise terminated or adversely or materially modified its relationship with the Company in the past twelve (12) months. The Company has not received any written notice that any Material Customer intends to cancel or otherwise terminate or materially adversely modify its relationship with the Company, nor to the knowledge of Seller, does any Material Customer intend to do so. In the past twelve (12) months, the Company has not granted any discount or other price concession as a result of any financial accommodation provided by the Company or any Affiliate of the Company, to any Material Customer.

(b)    Except as set forth on Section 4.24(b) of the Disclosure Schedules, none of the Material Customers of the Company is an Affiliate of the Company or any of the Selling Parties. The Company has not entered into an agreement with a customer that includes a “most-favored nation” or other similar pricing term. Section 4.24(b) of the Disclosure Schedules sets forth a list of the Company’s customers who hold inventory of the Company on consignment and the terms of such consignment.

(c)    Section 4.24(c) of the Disclosure Schedules sets forth a list of the ten (10) largest vendors to the Company in the aggregate of inventory, materials and services and commodities as measured by the aggregate dollar / INR value of purchases by the Company from such vendors during the 2023 fiscal year and for the period beginning on April 1, 2024 and ending on August 31, 2024 (each, a “Material Vendor” and collectively, the “Material Vendors”). No Material Vendor has canceled or otherwise terminated or adversely and materially modified its relationship with the Company in the past twelve (12) months. The Company has not received any written notice that any Material Vendor intends to cancel or otherwise terminate or materially adversely modify its relationship with the Company, nor to the knowledge of Seller does any Material Vendor intends to do so. In the past twelve (12) months, the Company has not received any discount or other price concession as a result of any financial accommodation provided to the Company or any Affiliate of the Company, to any Material Vendor.

(d)    Except as set forth on Section 4.24(d) of the Disclosure Schedules, none of the Material Vendors to the Company is an Affiliate of the Company or any of the Selling Parties. The Company has not entered into a Contract with a vendor that includes a “minimum purchase requirement” or other similar obligation to purchase from such vendor. The Company does not hold material amounts of any inventory on consignment.

(e)    Section 4.24(e) of the Disclosure Schedules sets forth a list of all express warranties, guarantees and warranty policies made or maintained by the Company in respect of products sold or services rendered. The Company has not provided any express warranties, guarantees or warranty policies in respect of any products sold or services rendered except as set forth on Section 4.24(e) of the Disclosure Schedules. No products sold or services rendered by the Company within the past three (3) years are or have been the subject of any dispute or, to the knowledge of Seller, threatened dispute in connection with any express or implied warranty, other than in the Ordinary Course of Business. No salesperson, employee or other agent of the Company is authorized to undertake any express warranty obligation to any customer or other Person other than in accordance with any warranty policy set forth on Section 4.24(e) of the Disclosure Schedules.

Section 4.25    COVID-19.

(a)    Since the announcement of an official order by Governmental Authorities related to the COVID-19 Pandemic, the Company and Amtran have complied, in all material respects, with all Laws relating to COVID-19, including those relating to (i) shelter-in-place and quarantine orders, (ii) the maintenance of safe and acceptable working conditions, including by making disclosures regarding positive cases of COVID-19 among employees or service providers of the Company, and (iii) employee benefits, privacy or labor and employment, including with respect to the furlough or termination of employees or the reduction or modification of compensation or employee benefits, if any.

Section 4.26    Products.

(a)    The Company has made available a true and complete list of all products of the Company and Amtran, including all products (i) currently being sold, manufactured or distributed or (ii) sold, manufactured or distributed during the past five (5) years (collectively, “Products”).

(b)    During the past five (5) years, each of the Company and Amtran has prepared, manufactured, distributed and sold all Products in compliance in all material respects with applicable Laws. All Products have been designed, manufactured, labeled, packaged, performed, and serviced so as to meet and comply in all material respects with all governmental standards and specifications and all Applicable Laws currently in effect, and all Products have received all governmental approvals necessary to allow their sale and use.

(c)    Except as it may otherwise arise in the Ordinary Course of Business, there are no product Liabilities, warranties or similar claims currently pending or, to knowledge of Seller, threatened against the Company or Amtran, and, to the knowledge of Seller, there are no facts and/or circumstances that could give rise to any such claims as of the Closing Date.

(d)    Each Product has been manufactured in conformity in all material respects with all contractual commitments and all applicable warranties and neither the Company nor Amtran has any Liability (and, to the knowledge of Seller, there is no basis for any Liability) to replace or recall any Product. Section 4.26(d) of the Disclosure Schedule includes copies of the standard terms and conditions of sale of the Products (including applicable guaranty, warranty and indemnity provisions).

(e)    During the past five (5) years, there has been no recall, safety alert, post-sale warning, withdrawal or suspension (whether voluntary or mandatory) of any Product. To the knowledge of Seller, there are no facts, events or conditions as of the Closing Date which would reasonably be expected to furnish a basis for an injunction from or an award of damages with respect to, any Product; or which would otherwise reasonably be expected to cause the business of the Company or Amtran, as applicable, to withdraw, recall or suspend or have enjoined any Product from any market or to terminate or suspend distribution of such Products.

(f)    Neither the Company nor Amtran is subject (and has not been subject during the previous five (5) years) to any adverse inspection finding, recall, investigation, penalty assessment, audit or other compliance or enforcement action by any Governmental Authority having responsibility for the regulation of the current and/or proposed products of the Company or Amtran. Each of the Company and Amtran has obtained all necessary and material approvals and authorizations from all Governmental Authorities for their current and past business activities.

(g)    Each of the Company and Amtran is, and has been during the past five (5) years, in compliance in all material respects with applicable Laws regarding advertising and marketing of the Products. All claims made in advertising, marketing and promotional materials in any media (including labels, catalogs, packaging and websites) relating to the Products were in all material respects truthful, non-deceptive and otherwise in material compliance with all applicable Laws, in each case, at the time such advertising, marketing and promotional materials were used by the Company and Amtran. To the knowledge of Seller, neither the Company nor Amtran has been the subject of any material claim alleging inaccurate, misleading or noncompliant labeling of the Products.

Section 4.27    Government Contracts.

(a)    With respect to each Government Contract and each bid that, if accepted, would result in such a Government Contract (a “Government Bid”) to which the Company or Amtran is a party, (i) the Company and Amtran have complied in all material respects with all requirements of all Applicable Laws, and agreements pertaining to such Government Contract or Government Bid; (ii) all representations and certifications the Company and Amtran have set forth in or pertaining to such Government Contract or Government Bid were current, accurate and complete in accordance with their terms as of their effective date, and the Company and Amtran have materially complied with all such representations and certifications; (iii) neither a Governmental Authority nor any higher-tier contractor, subcontractor or other Person has notified the Company or Amtran in writing that the Company or Amtran breached or violated any Law pertaining to a Government Contract or Government Bid; (iv) no termination for convenience is currently in effect pertaining to a Government Contract; (v) no termination for default, cure notice or show cause notice is currently in effect pertaining to a Government Contract and no event nor condition has occurred or exists, to the knowledge of Seller, that would constitute grounds for such action; (vi) no cost incurred by the Company or Amtran pertaining to a Government Contract is the subject of an investigation or has been disallowed by a Governmental Authority or a higher-tier contractor; (vii) in the last three (3) years, the Company and Amtran did not receive any adverse or negative past performance evaluations or ratings regarding their performance of a Government Contract; (viii) no bid protest is pending with respect to a Government Contract or a Government Bid; and (x) each Government Contract is valid.

(b)    i) to the knowledge of Seller neither the Company, Seller or Amtran, or their respective employees, consultants, or agents (while such Person was a principal, employee, consultant, or agent of the Company, Amtran or Seller), is or has been at any point in the last three (3) years under administrative, civil or criminal investigation, indictment, or information by any Governmental Authority, or any audit or investigation by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, or suspended or debarred from doing business with a Governmental Authority or has been the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Authority; and (ii) during the last three (3) years, the Company and Amtran have not conducted or initiated any internal investigation or had reason to conduct, initiate or report any internal investigation, or made a mandatory or voluntary disclosure to a Governmental Authority, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(c)    Neither the Company or Amtran, or to the knowledge of Seller, neither the Company or Amtran, or any of their respective principals’, employees’, agents’, or subcontractors’, is or have been in violation of criminal law involving fraud, conflict of interest, bribery, or gratuity provisions or receipt of a significant overpayment in connection with the award, performance, or closeout of any Government Contract or Government Bid.

(d)    (i) no outstanding claims exist against the Company or Amtran by a Governmental Authority or by a higher-tier contractor, subcontractor, or other Person, arising under or relating to any Government Contract; (ii) there exists no disputes or, to the knowledge of Seller, potential disputes between the Company or Amtran and a Governmental Authority, or any other Law or between the Company or Amtran and any higher-tier contractor, subcontractor or other Person arising under or relating to any Government Contract; and (iii) to the knowledge of Seller, no event or condition exists that constitute grounds for a claim or dispute under clauses (i) or (ii). Except as set forth in (d) of the Disclosure Schedules, neither the Company nor Amtran have an interest in any pending or potential claim against a Governmental Authority or against a higher-tier contractor, subcontractor or other Person arising under or relating to any Government Contract.

Section 4.28    No Other Representations. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including the 2021 Confidential Information Memorandum prepared by Northern Edge Capital Advisors, LLC and any information, documents or material made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

Buyer and Buyer Parent represent and warrant to Selling Parties and Continuing Selling Parties (as applicable), as of the Closing Date and the Second Closing Date respectively, as follows:

Section 5.1    Organization; Power. Each of Buyer and Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of its Organization Jurisdiction and has all requisite corporate power and authority under those Laws and its Organizational Documents to own, lease or otherwise hold its properties and assets and to carry on its business as conducted as of the date hereof. Each of Buyer and Buyer Parent is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure to be so qualified and licensed would not result in a material adverse effect on Buyer or Buyer Parent.

Section 5.2    Ownership of Buyer. All of the Capital Stock of Buyer is owned by Buyer Parent, and shall continue to be owned by the Buyer Parent through the Closing Date and Second Closing Date, beneficially and of record, free and clear of all Liens, restrictions on transfer, options, rights, calls, commitments, proxies or other contract rights. Buyer Parent has sole voting power with respect to all actions of Buyer and sole power to agree on behalf of Buyer to all of the matters set forth in this Agreement and/or any Transaction Document, with no limitations, qualifications or restrictions on such rights and powers, and Buyer Parent has not granted and will not grant such rights and powers to any other Person.

Section 5.3    Authorization; Enforceability; Absence of Conflicts; Required Consents.

(a)    Each of Buyer and Buyer Parent has the requisite corporate power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by each of Buyer and Buyer Parent of the Transaction Documents to which it is a party, the performance by Buyer or Buyer Parent of its obligations under each Transaction Document to which Buyer or Buyer Parent is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite corporate or other organizational action by Buyer or Buyer Parent, and no other corporate or other organizational proceedings on the part of Buyer or Buyer Parent are necessary to authorize the Transaction Documents to which Buyer or Buyer Parent is or will be a party.

(b)    This Agreement has been, and each of the other Transaction Documents to which each of Buyer and Buyer Parent is or will be a party are, or when executed and delivered by the parties thereto, will be, duly executed and delivered by Buyer and Buyer Parent, and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, Buyer’s and Buyer Parent’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

(c)    The execution, delivery and performance of this Agreement by each of Buyer and Buyer Parent and the execution, delivery and performance of any other Transaction Documents to which Buyer or Buyer Parent is a party does not and will not, and the consummation by Buyer or Buyer Parent of the transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Buyer or Buyer Parent; (B) assuming compliance with the matters referred to in Section 5.3(d), with or without notice, lapse of time or both, a breach or violation of, any Law or Permit to which Buyer or Buyer Parent is subject, or (C) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or provide a right of termination, cancellation or modification) or default under, the payment of additional fees, the creation, change or acceleration of any rights or obligations under, or require consent or approval from, the other party thereto, in each case, pursuant to any Contract binding upon Buyer or Buyer Parent, except, in the case of clauses (B) and (C) above, for any such breach, violation, termination, default, creation, acceleration or change that individually or in the aggregate, would not, individually or in the aggregate, prevent or materially delay Buyer or Buyer Parent from consummating the transactions contemplated by this Agreement.

(d)    Except for (A) compliance with, and filings under, the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the rules and regulations of all applicable securities exchanges, and (B) such other filings, approvals and/or notices that will be obtained prior to the Closing, no notices, reports or other filings are required to be made by Buyer or Buyer Parent or any of their respective Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer or Buyer Parent or any of their respective Subsidiaries from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Buyer and Buyer Parent and the consummation by Buyer and Buyer Parent of the transaction contemplated hereby, except those that would not, individually or in the aggregate, prevent or materially delay Buyer or Buyer Parent from consummating the transactions contemplated by this Agreement.

Section 5.4    SEC Filings. Except as would otherwise not have a material adverse effect on Buyer Parent, within the last three (3) years, Buyer Parent has (a) timely filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC (all such forms, reports, statements, certificates and other documents filed, collectively, the “SEC Documents”), (b) otherwise complied in all material respects with all Applicable Laws, including the Securities Act and the Exchange Act, and (c) been continuously listed on the New York Stock Exchange (“NYSE”) under the trading symbol “SXI”, and (d) not been subject to any suspension order. The SEC Documents comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date so filed.

Section 5.5    Litigation. No Proceeding is pending or threatened in writing to which Buyer or Buyer Parent is or may become a party which (a) questions or involves the validity or enforceability of any obligation of Buyer or Buyer Parent under any Transaction Document, or (b) seeks (or reasonably may be expected to seek) to prevent or delay consummation by Buyer or Buyer Parent of the transactions contemplated by the Transaction Documents.

Section 5.6    Accredited Investor. Buyer is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act). Buyer has such knowledge and experience in business and financial matters so that Buyer is capable of evaluating the merits and risks of an investment in the Securities being acquired hereunder. Buyer understands the full nature and risk of an investment in such Securities. Buyer further acknowledges that it has had access to the books and records of the Company and Amtran, is generally familiar with the Acquired Business and has had an opportunity to ask questions concerning the Company and Amtran and the Securities.

Section 5.7    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Consideration and consummate the transactions contemplated by this Agreement.

Section 5.8    Buyer Parent Common Stock. At Second Closing, Buyer has sufficient duly authorized shares of its common stock to enable it to issue the Stock Consideration to Continuing Selling Parties, and upon consummation of the transactions contemplated by this Agreement, the Stock Consideration will be validly issued, fully paid, non-assessable, issued without application of preemptive rights, will have the rights, preferences and privileges specified in the governing documents of Buyer Parent, and will be free and clear of all Liens, encumbrances and restrictions, other than the restrictions imposed by applicable federal and state securities Laws and the restrictions imposed by this Agreement. The Stock Consideration will not be issued in violation of and will not be subject to any preemptive rights, resale rights, rights of first refusal or similar rights. None of the SEC or other securities regulatory authority or stock exchange has issued any order that is currently outstanding preventing or suspending trading in any securities of Buyer Parent, and no such proceeding is, to the knowledge of Buyer Parent, pending or threatened, and the Buyer Parent is not in default of any material requirement of any applicable securities Laws.

Section 5.9    Exempt from Registration. Subject to the accuracy of the Continuing Selling Partys’ representations in Section 3.5 at Second Closing, Buyer Parent’s issuance of the Stock Consideration at the Second Closing will be exempt from the registration requirements of the Securities Act and all applicable state securities Laws.

Section 5.10    Acquisition of Securities for Investment. Buyer is acquiring the Securities for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Securities. Buyer agrees that the Securities have not been registered under, and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under, the Securities Act, and any applicable foreign and state securities laws, except under an exemption from such registration under such Act and such laws.

Section 5.11    Brokers. Except for Guggenheim Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Buyer Parent or their respective Affiliates.

ARTICLE VI

COVENANTS

Section 6.1    Records and Access.

(a)    From and after the Closing, Buyer will (i) give Selling Parties and their authorized Representatives reasonable access, during normal business hours and upon reasonable notice, to all books, records, personnel, accountants, offices and other facilities and properties of or relating to the Company and Amtran, (ii) permit Selling Parties to make such copies and inspections thereof as Selling Parties may reasonably request, and (iii) furnish Selling Parties with such financial and operating data and other information with respect to the Company and Amtran as Selling Parties may from time to time reasonably request, in each case (A) to comply with requirements imposed on Selling Parties or their Affiliates by a Governmental Authority having jurisdiction over Selling Parties or their Affiliates, (B) for use in any Proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements or (C) to comply with the obligations of Selling Parties under the Transaction Documents; provided, however, that Selling Parties and their Representatives will agree in advance to a customary confidentiality agreement with respect to such information; provided further, that in the event that Buyer determines that any such provision of access or information could violate any Applicable Law or Contract, or require Buyer to waive any attorney-client privilege or is otherwise subject to applicable confidentiality restrictions or other privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)    Notwithstanding anything to the contrary contained in this Agreement, in the event of any dispute or threatened dispute between any Seller and their respective Affiliates, employees, agents, partners, representatives, successors and permitted assigns, on the one hand, and Buyer Indemnitees, on the other hand, relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, the covenants contained in this Section 6.1 shall not apply thereto (including for discovery purposes) and shall not be considered a waiver by any party of any right to assert the attorney-client privilege or any similar privilege.

(c)    Each Seller agrees not to disclose or use at any time (and shall cause each of its Affiliates not to use or disclose at any time) any Confidential Information. Each Seller further agrees to take all commercially reasonable steps (and to cause each of its Affiliates to take all commercially reasonable steps) but, in each case, to exercise no less than a reasonable standard of care, to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event a Seller or any of their respective Affiliates is required by Law to disclose any Confidential Information, such Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Seller shall cooperate with Buyer to preserve the confidentiality of such information consistent with Applicable Law.

Section 6.2    Public Announcement. Selling Parties, Buyer, and Buyer Parent agree to keep the terms of this Agreement confidential, except to the extent, and to the Persons to whom disclosure is required by Applicable Law, as may be required to enforce the terms of this Agreement or for purposes of compliance with financial reporting obligations or stock exchange requirements; provided, that, the Party obligated to make such mandatory reporting or announcement with respect to the initial disclosure of this Agreement and the transactions contemplated hereby provide a draft of such public announcement or disclosure, at least two (2) Business Days in advance to the other Party. Any information that has been publicly disclosed or announced in accordance with the terms of this Section 6.2 by Buyer Parent, following such public disclosure or announcement may be included by any Party or its Representatives in any subsequent public disclosure or announcement, including in documents Buyer Parent files with the SEC. Notwithstanding the foregoing, the Parties may disclose such terms to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses, so long as the Party making such disclosure takes all commercially reasonable steps and causes each of its Affiliates to take all commercially reasonable steps, but, in each case, exercises no less than a reasonable standard of care, to safeguard such terms and to protect them against disclosure, misuse, espionage, loss and theft.

Section 6.3    Non-Competition; Non-Solicitation; and Non-Disclosure.

(a)    In consideration of the payment or delivery of the Purchase Price, and to further induce Buyer to enter into this Agreement, each Seller agrees that, for a period commencing on the Closing Date and continuing for a period of five (5) years from the Closing Date (the “Restricted Period”), except on behalf of the Company and Amtran, such Seller will not, and will not permit any of its Affiliates to, directly or indirectly, either acting on its own behalf or through or in connection with any Person, engage in, invest in or derive any profit from (or participate as employee, agent, consultant, owner, lender, securityholder, director, manager, partner, member or in any other individual or representative capacity in any business which engages in, invests in or derives any profit from) Restricted Activities (as defined below) anywhere in the world. Notwithstanding the foregoing, this Section 6.3(a) shall not restrict the passive ownership by any Seller or any of its Affiliates of (i) less than an aggregate of two percent (2%) of any class of stock of a Person engaged, directly or indirectly, in Restricted Activities, or (ii) undertaking any business or investment which has been consented to in writing by or on behalf of Buyer after Closing.

(b)    Without limiting the generality of the provisions of Section 6.3(a) above, each Seller agrees that, during the Restricted Period, except on behalf of the Company and Amtran, such Seller will not, and will not permit any of its Affiliates to, directly or indirectly, either acting on its own behalf or through or in connection with any Person solicit, call on or service (or participate as employee, agent, consultant, owner, lender, securityholder, director, manager, partner, member or in any other individual or representative capacity in any business which solicits, calls on or services), business constituting Restricted Activities from any Person that is or was a supplier or customer of the Acquired Business or any portion thereof during the twelve (12) month period preceding the Closing Date, or from any successor in interest to any such Person, in any case for the purpose of (i) securing business or contracts related to the Restricted Activities or any portion thereof or (ii) interfering with the relationship between such Person and the Company or Amtran.

(c)    During the Restricted Period, except on behalf of the Company and Amtran, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit (or participate as an employee, agent, consultant, owner, securityholder, director, manager, partner, member or in any other individual or representative capacity in any business that hires or solicits) any employee or consultant of the Company or Amtran on the date hereof or within the twelve (12) months immediately preceding the Closing Date, or encourage or induce any such employee or consultant to leave such employment or engagement or hire any such employee or consultant who has left such employment or engagement; provided, that nothing in this Section 6.3(c) shall prevent such Selling Party or any of its Affiliates from (x) publishing a general solicitation which is not directed specifically to any such employees, or (y) hiring (i) any employee whose employment has been terminated by the Company or Buyer without cause, (ii) after 90 days from the date of termination of employment, any employee whose employment has been terminated by the employee without any violation of this Section 6.3, or (iii) hiring, soliciting, or conducting business with any consultant of a Seller or its Affiliates outside and unrelated to the Restricted Activities.

(d)    Each Seller acknowledges and agrees that the covenants and restrictions contained in this Section 6.3 are an essential element of Buyer’s agreeing to acquire the Securities and pay or deliver the Purchase Price as set forth herein, and that Buyer would not have done so but for the agreement by such Seller to comply with the terms and provisions of this Section 6.3. Each Seller further acknowledges and agrees that the covenants set forth in this Section 6.3 are reasonable and necessary for the protection of Buyer’s business interests, that the covenants set forth in this Section 6.3 will not interfere with the ability of any Person restricted hereby to earn a living, that irreparable injury may result to Buyer if such Seller breaches any of the terms of this Section 6.3, and that in the event of an actual or threatened breach of any of the provisions contained in this Section 6.3, Buyer will have no adequate remedy at Law. Each Seller accordingly agrees that in the event of any actual or threatened breach of any of the provisions contained in this Section 6.3, Buyer shall be entitled to injunctive and other equitable relief, without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages and (iii) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Each Seller shall be liable for any breach by its Affiliates of this Section 6.3.

(e)    Each Seller has consulted with legal counsel regarding the provisions of this Section 6.3 and based on such consultation has determined and hereby acknowledges that the covenants and restrictions in this Section 6.3 are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of Buyer’s business and the substantial investment in the Acquired Business made by Buyer hereunder. However, if any provision of this Section 6.3 is held to be invalid or unenforceable by reason of the geographic or business scope or duration thereof, the court or other tribunal is hereby directed to construe and enforce this Section 6.3 as if the geographic or business scope or the duration or such provision has been more narrowly drawn as so not to be invalid or unenforceable, and such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement. Each Seller further acknowledges and agrees that the covenants and restrictions in this Section 6.3 are being entered into by such Person in connection with the direct or indirect sale by such Person of the goodwill of the Acquired Business pursuant to this Agreement and not directly or indirectly in connection with any employment or other relationship with any Seller, the Company, Amtran, Buyer, or Buyer Parent.

(f)    For purposes of this Section 6.3, the term “Restricted Activities” means the business of manufacturing and distributing low voltage and medium voltage instrument transformers (which shall include current transformers and voltage transformers, but exclude low voltage current transformers offered and sold by Amgis LLC as of the date of this Agreement). Notwithstanding the foregoing, each Seller agrees that during the Restricted Period, such Seller shall not take an active role in the management or operations of Amgis LLC.

Section 6.4    Tax Matters.

(a)    Tax Returns. Each Seller shall timely prepare (or cause to be prepared) at Seller’s sole cost and expense, and file (or cause to be filed), all Income Tax Returns of Seller and the Company for all Pre-Closing Periods that are required to be filed after the Closing Date (the “Seller Prepared Returns”), and each such Seller Prepared Return shall be prepared in a manner consistent with past practice except as required by Applicable Law. Each Seller shall provide each Seller Prepared Return to Buyer for review and comment no later than thirty (30) days before the due date of such Seller Prepared Return. The Selling Parties shall pay all Taxes due with respect to any Seller Prepared Return. Each Seller shall consider in good faith any reasonable comments provided in writing by Buyer to such Seller at least five (5) days prior to the due date (taking into account any valid extensions) for filing such Seller Prepared Return. If any Seller and Buyer are unable to resolve any dispute regarding a Seller Prepared Return submitted by such Seller to Buyer pursuant to this Section 6.4(a), the dispute shall be resolved by the Independent Accounting Firm in accordance with Section 2.6(c), mutatis mutandis.

(b)    Allocation of Straddle Period Taxes. In the case of a Straddle Period, and subject to Section 6.4(d), the portion of Taxes of the Company or Amtran attributable to such Straddle Period that are allocated to the Pre-Closing Period of such Straddle Period shall be determined as follows: (x) in the case of any real property, personal property, ad valorem or similar Taxes, on a ratable daily basis, and (y) in the case of all other Taxes, including income and franchise Taxes, measured by, or based upon, net income or gross receipts, on an interim closing of the books of the Company or Amtran as of the close of business on the Closing Date (provided that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period). Notwithstanding the foregoing, for purposes of this Agreement, in connection with determining the Taxes of the Company or Amtran for any Pre-Closing Period, (i) the taxable year of any Subsidiary or former Subsidiary of the Company or Amtran shall be deemed to have closed on the Closing Date, (ii) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period, (iii) any Transaction Costs that are taken into account as a reduction in the Purchase Price shall, to the maximum extent permitted by Law, be allocated to the Pre-Closing Period, and (iv) any Damages attributable, related to or arising in connection with the embezzlement of the Company’s and Amtran’s assets by their former controller during or prior to the Financial Information Date shall be taken into account when computing the Straddle Period Taxes of Company and Amtran and shall, to the maximum extent permitted by Law, be allocated to the Pre-Closing Period, such that Selling Parties are entitled to 100% of any refund received by the Company and 60% of any refund received by Amtran (whether in cash or as a credit against or offset to any Tax) received by Buyer, Company, Amtran, or any of their Affiliates on account of such Loss in accordance with Section 6.4(d), and any Taxes subsequently imposed on the Company or Amtran for wrongfully taking into account any such Damages for the Pre-Closing Period shall be treated as Pre-Closing Taxes for purposes of Section 7.2(c). Buyer shall take or cause Company and Amtran to take such further actions, with respect to Damages described in clause (iv) of the immediately preceding sentence and pursuant to Section 6.5, as Seller Representative may reasonably request, all at the sole expense of the Selling Parties.

(c)    Tax Controversies.

(i)    Buyer shall deliver a written notice to the Seller Representative promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of the Company or Amtran for which the Selling Parties may be liable pursuant to Article VII (“Tax Contest”); provided, however, that the failure or delay to so notify the Seller Representative shall not relieve any Seller of any obligation or Liability that such Seller may have to Buyer, except to the extent that such Seller demonstrates that such Seller is materially and adversely prejudiced thereby.

(ii)    Buyer shall control any Tax Contest; provided, however, the relevant Seller at such Seller’s sole cost and expense shall (x) control any Tax Contest that relates solely to Income Tax Returns of the Company with respect to a Pre-Closing Period (a “Income Tax Return Contest”); and (y) have the right to participate in any Tax Contest to the extent it relates solely to Pre-Closing Taxes. With respect to Tax Contests that are not Income Tax Return Contests, Buyer (A) shall keep Seller Representative reasonably informed regarding the status of any such Tax Contest to the extent it relates to Pre-Closing Taxes; and (B) shall not, and shall not allow the Company or Amtran, to settle, resolve, or abandon any such Tax Contest as it relates to Pre-Closing Taxes for a Pre-Closing Period without the prior written consent of the Seller Representative (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that Buyer may, without the written consent of Seller Representative, enter into such a settlement, resolution, or abandonment if Buyer foregoes indemnification under ARTICLE VII of this Agreement with respect to the Pre-Closing Taxes that are subject to such Tax Contest.

(iii)    The relevant Seller shall (A) keep Buyer reasonably informed regarding the status of any Income Tax Return Contest; (B) allow Buyer and the Company or Amtran to participate in such Income Tax Return Contest; and (C) not settle, resolve, or abandon any such Income Tax Return Contest without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed, or conditioned).

(iv)    Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed by this Section 6.4(c) (and not Section 7.2).

(d)    Tax Refunds.

(i)    Notwithstanding any other provision of this Agreement, the Selling Parties shall be entitled to any refund not included as an asset in Company Closing Working Capital (whether in cash or as a credit against or offset to any Tax) received by Buyer or an Affiliate (including the Company and Amtran) after the Closing with respect to Taxes of the Company or Amtran attributable to the Pre-Closing Period (including refunds for income Taxes, but excluding the GST Refund); provided that refunds of Taxes for a Straddle Period shall be apportioned in accordance with Section 6.4(b). Buyer and the Company will take all reasonable steps in connection with obtaining any refund of such Taxes with respect to the Company or Amtran (whether in cash or as a credit against or offset to any Tax). Any such amount (net of Buyer’s or its Affiliate’s out-of-pocket expenses (including Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund)) shall be paid or cause to be paid by Buyer to Seller within ten (10) Business Days after such refund is received. Upon the request of Buyer, the Selling Parties shall as a joint and several obligation repay Buyer the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Buyer or an Affiliate (including the Company and Amtran) is required to repay such refund to such Governmental Authority.

(ii)    Without prejudice to the generality of (i) above, up to expiry of the Refund Period, the Seller 1 shall within five (5) days after the expiry of each quarter of the Financial Year provide adequate details and evidences of the GST Refunds received by Company and Amtran in the immediately preceding quarter. Within 3 (three) Business Day from the expiry of the Refund Period, Seller 1 shall provide the Buyer with the aggregate amounts of GST Refunds received by the Company and Amtran (“Refund Notice”). If the GST Refund, as finally set out in the Refund Notice, is less than the Target GST Refund, then the Selling Parties shall pay or cause to be paid to the Buyer the amounts by which the GST Refund is less than the Target GST Refund. If the GST Refund, as finally set out in the Refund Notice, is greater than the Target GST Refund, then the Buyer shall pay or cause to be paid to the Selling Parties the amounts by which the GST Refund is greater than the Target GST Refund, in each case, within 3 (three) Business Days from the date of the Refund Notice. Such payment shall be made by the Selling Parties and/or Buyer, by way of release of amounts remaining in the Adjustment Escrow.

(e)    Transfer Taxes. Buyer on the one hand and the Selling Parties on the other hand shall each be responsible for one-half of any all Transfer Taxes and shall reimburse each other for any such obligations due. Buyer shall file (or cause to be filed) all Tax Returns and other documentation required to be filed with respect to Transfer Taxes.

(f)    Post-Closing Actions. Except as otherwise expressly provided herein or with the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, delayed, or conditioned, Buyer shall not, and shall cause its Affiliates (including the Company and Amtran) not to, (i) file any amended Income Tax Return (including amended Tax Return or claim for Tax refund with respect to an Income Tax Return) of the Company or Amtran for a Pre-Closing Period, except as otherwise provided by Applicable Law, (ii) make or change any Tax election of the Company with respect to a Income Tax Return for a Pre-Closing Period, or (iii) waive or extend the applicable statute of limitations with respect to any Income Tax Return (including amended Tax Return or claim for Tax refund with respect to an Income Tax Return) of the Company or Amtran for a Pre-Closing Period.

(g)    Tax Cooperation. Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 6.4(a) and Section 6.4(e) and any Tax Contests with respect to the Company or Amtran. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement). Buyer and each Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company or Amtran relating to a Pre-Closing Period until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other Party reasonable written notice prior to destroying or discarding any such books and records and, if the other Party so requests, to allow the other Party to take possession of such books and records.

(h)    Conflict. In the event of a conflict between any of the provisions of this Section 6.4 and any other provisions of this Agreement, the provisions of this Section 6.4 shall control.

(i)    Consolidated Group Tax Matters. Notwithstanding anything in this Agreement (including this Section 6.4) to the contrary, (i) Buyer shall not be required to provide Selling Parties or any of their respective Affiliates or representatives with access to, or copies of, any information, books, or records (including Tax Returns) that relate to a Combined Tax, or any other information, books or records (including Tax Returns) that include Buyer or any Subsidiary of Buyer, (ii) Selling Parties and their respective Affiliates and representatives shall not be entitled to any rights with respect to any Tax Contest relating to a Combined Tax, including any participation rights or consent rights, and (iii) Selling Parties and their respective Affiliates and representatives shall not be entitled to any rights with respect to Tax Returns relating to Combined Taxes. “Combined Tax” means any Tax with respect to which Buyer has filed or will file a Tax Return on an affiliated, combined, consolidated, unitary or similar basis.

Section 6.5    Further Assurances. From and after the Closing, if any further action is necessary to carry out the purposes of this Agreement, the Parties shall take such further action (including the execution and delivery of such further documents and instruments) as any Party may reasonably request, all at the sole expense of the requesting Party (except as otherwise expressly set forth in this Agreement).

Section 6.6    Retention of Books and Records. Selling Parties may retain copies of any or all of the books and records relating to the business or operations of the Company and Amtran prior to the Closing. In addition, Buyer shall cause the Company and Amtran to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and Amtran in existence at the Closing that are required to be retained under current retention policies for a period of not less than seven years from the Closing Date, and to make the same available after the Closing for inspection and copying by Selling Parties or their Representatives at Selling Parties’ expense, during regular business hours and upon reasonable request and upon reasonable advance notice.

Section 6.7    Withholding Taxes. Buyer, the Company, Amtran, and any other applicable withholding agent will be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement the amounts required to be deducted and withheld under any Applicable Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, and timely paid over to the appropriate Taxing Authority, such amounts will be treated for all purposes of this Agreement as having been paid to relevant Seller or such other Person in respect of whom such deduction or withholding was made.

Section 6.8    Employee Matters.

(a)    Each Continuing Employee shall be given credit for all service with the Company, Amtran and their respective predecessors under any employee benefit plan, program or arrangement of Buyer or its Affiliates in which such Continuing Employee is eligible to participate, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Buyer or its Affiliates for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the same extent as if such service had been performed for Buyer or any of its Affiliates. In the event of any change in the welfare benefits provided to Continuing Employees following the Closing and in the plan year in which the Closing occurs, Buyer shall, and shall cause the Company and Amtran to, as applicable, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any such welfare plan provided to the Continuing Employees, except to the extent that such conditions, exclusions or waiting periods would apply in the absence of such change, and (ii) provide each Continuing Employee with credit, in the calendar year in which the Closing occurs, for any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out of pocket requirements after such change. Following the Closing, each Continuing Employee will be eligible to use any accrued but unused vacation or other paid time off benefits in place as of the Closing.

(b)    Seller 3 shall not make any claim or demand against the Company or Amtran for any contributions under the Employees’ Provident Fund and Miscellaneous Provisions Act, 1952.

(c)    Notwithstanding anything in this Section 6.8 or otherwise in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan and no person shall have any claim or cause of action in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise.

Section 6.9    Indemnification of Managers, Directors and Officers of the Company and Amtran.

(a)    Buyer agrees on behalf of itself, and the Company and Amtran as of the Closing, that all rights to indemnification, advancement of expenses and exculpation by the Company or Amtran, as applicable, now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, manager or director of the Company or Amtran, as provided in the certificate of formation or bylaws of the Company or Amtran (or equivalent governing documents), in each case as in effect on the date of this Agreement shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms, provided, however, that the foregoing obligations shall not in any way limit Buyer Indemnities’ rights under ARTICLE VII for Buyer Indemnified Losses.

(b)    Buyer agrees on behalf of itself, and the Company and Amtran as of the Closing, that, for a period of six years after the Closing, neither Buyer nor the Company and Amtran shall, and Buyer shall cause its successors not to, amend, repeal or modify any provision in its Organizational Documents in a manner that would adversely affect the rights and/or exculpation or indemnification of present or former directors, managers, officers, employees or agents of the Company and Amtran, it being the intent of the Parties that the directors, managers, officers, employees or agents of the Company and Amtran prior to the Closing shall continue thereafter to be entitled to such rights of exculpation and indemnification to the fullest extent permitted under Applicable Laws until at least the sixth anniversary of the Closing Date.

(c)    The obligations of Buyer under this Section 6.9(b) shall not be terminated or modified in such a manner as to adversely affect any director, manager or officer to whom this Section 6.9 applies without the consent of such affected director, manager, or officer (it being expressly agreed that the directors, manager, and officers to whom this Section 6.9 applies shall be third-party beneficiaries of Section 6.9(b), each of whom may enforce the provisions of this Section 6.9).

(d)    In the event Buyer or the Buyer Parent, the Company, Amtran or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer, Buyer Parent, the Company, or Amtran, as the case may be, shall assume all of the obligations set forth in this Section 6.9.

Section 6.10    Certain Waivers and Releases. Effective upon the Closing, each Seller, on behalf of itself or themselves and their Affiliates, successors and assigns, hereby irrevocably waives, releases and discharges the Company, Amtran and their respective Affiliates and each of their respective direct or indirect equityholders and Representatives from any and all actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and Liabilities, of any nature whatsoever arising out of or relating to any acts, omissions, claims, transactions or occurrences up to and including the Closing Date that are connected with or pertain to the ownership, management, operation or conduct of the Acquired Business or the transactions contemplated by this Agreement, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise, at law or equity, and no Seller or Seller Representative shall seek to recover any amounts in connection therewith or thereunder from the Company, Amtran or any of their Affiliates; provided, however, that nothing in this Section 6.10 shall operate to release (A) any rights against, or obligations, or agreements of Buyer, Buyer Parent, the Company, and Amtran under this Agreement or any other Transaction Document, each of which will be enforceable in accordance with its terms; (B) any employee of the Company or Amtran who is not a Seller with respect to any Fraud; or (C) any rights of the Selling Parties in relation to the amounts, emoluments, or benefits due to them in relation to their employment or other contractual arrangements with the Company or Amtran.

Section 6.11    Obligations of Buyer Parent. Buyer Parent shall ensure that the Buyer undertakes all obligations of the Buyer under this Agreement fully and promptly and shall take all actions necessary to procure that the Buyer performs all of its agreements, covenants, and obligations under the Transaction Documents. Buyer Parent hereby absolutely, irrevocably and unconditionally guarantees to the Sellers the full and punctual performance and satisfaction by Buyer of any and all obligations including payment obligations of Buyer under this Agreement and the Transaction Documents, including Buyer’s obligation to pay any amount or amounts due to the Sellers pursuant to Section 2.4 and Section 2.11 and the Seller Indemnitees pursuant to Section 7.3. The Buyer Parent shall be liable for any breaches of the Buyer’s covenants, representations, warranties, undertakings, and obligations of the Buyer under this Agreement or the Transaction Documents.

Section 6.12    Issuance of Stock Consideration; Lock-Up Restrictions; Removal of Restrictions(s).

(a)    If the approval of the Reserve Bank of India is received pursuant to Section 2.9(a)(i) above before the first anniversary of the Closing Date, then, prior to Second Closing, Buyer Parent shall deliver a copy of the letter delivered to Buyer Parent’s transfer agent, Computershare, Inc., instructing the transfer agent to issue the Stock Consideration to Continuing Selling Parties, including all instructions or legends imposing transfer restrictions applicable to the Stock Consideration, as mutually agreed by Buyer and Seller. Immediately following the Second Closing, Buyer Parent shall deliver or cause its transfer agent to deliver a screen shot to Seller Representative evidencing that the shares comprising the Stock Consideration have been validly issued to Continuing Selling Parties in book-entry form by Buyer’s transfer agent on its books and records followed by a written statement to that effect within one (1) Business Day after the Second Closing.

(b)    Each of the Continuing Selling Parties acknowledges and agrees that Buyer Parent has certain policies that may prohibit employees of Buyer Parent and its Affiliates from selling or transferring shares of Buyer Parent’s common stock at certain times (“Buyer’s Black-Out Policies”). Each of the Continuing Selling Parties agrees that the resale of the Stock Consideration issued in accordance with Section 2.11(a) (which for the avoidance of doubt shall include securities issued with respect to the Stock Consideration in connection with any stock splits, stock dividends, and the like), shall be according to the following schedule, but subject to compliance with Buyer’s Black-Out Policies, if applicable:

(i)    beginning on the Second Closing Date through the six-month anniversary thereafter (the “Six-Month Lock-Up Period”), each of the Continuing Selling Parties shall not be entitled to resell or transfer any of the Stock Consideration;

(ii)    for the period commencing after the expiration of the Six-Month Lock-Up Period and continuing through the one-year anniversary of the Closing Date (the “One-Year Lock-Up Period”), each of the Continuing Selling Parties shall be entitled to resell or transfer up-to twenty percent (20%) of the Stock Consideration in compliance with Rule 144 of the Securities Act or pursuant to other applicable securities Laws;

(iii)    for the period commencing after the expiration of the One-Year Lock-Up Period and continuing through the two-year anniversary of the Closing Date (the “Two-Year Lock-Up Period”), each of the Continuing Selling Parties and its Permitted Transferee(s) shall be entitled to resell or transfer up-to forty-five percent (45%) of the Stock Consideration, on a cumulative basis;

(iv)    for the period commencing after the expiration of the Two-Year Lock-Up Period and continuing through the three-year anniversary of the Closing Date (the “Three-Year Lock-Up Period”), each of the Continuing Selling Parties and its Permitted Transferee(s) shall be entitled to sell up-to seventy percent (70%) of the Stock Consideration, on a cumulative basis; and

(v)    for the period commencing after the expiration of the Three-Year Lock-Up Period, each of the Continuing Selling Parties and its Permitted Transferee(s) shall be entitled to resell or transfer any or all of the remaining, unsold Stock Consideration.

(c)    Following expiration of an applicable Lock-Up Period, Buyer Parent hereby agrees to use its commercially reasonable efforts, and without set-off or deduction of any kind, to promptly cause its transfer agent to remove all stock transfer restrictions or to otherwise issue and deliver new certificates without restrictive legends with respect to all or a portion of shares of Buyer Parent’s common stock comprising Stock Consideration which are no longer subject to such Lock-Up Period, within four (4) Business Days of receipt of a written request from Seller or its Permitted Transferee. The written request from Seller or its Permitted Transferee shall contain such normal and customary certifications from Seller or its Permitted Transferee as may be reasonably required by Buyer Parent, such as representations from the holder as to how long the holder has held the applicable securities, how and when the holder purchased or received the applicable securities, and whether the holder is an “affiliate” of Buyer Parent, and if applicable with respect to Stock Consideration that is past the Six-Month Lock-Up Period but not past the One-Year Lock-Up Period, any other sales of securities made by holder within the past three months, along with a certificate from the holder’s broker as to the manner of sale, along with a copy of the restricted security, if then certificated, and a copy of the Form 144 filed by such holder, if applicable.

(d)    Notwithstanding anything contained in this Section 6.12 or any other provision to the contrary, in the event of any Continuing Selling Parties’ death, the Stock Consideration held by such Seller shall be transferred to such Seller’s legal heir or nominee in accordance with the provisions of the Applicable Laws, subject to such Continuing Selling Party’s legal heir providing to Buyer Parent testamentary documentation executed by such Continuing Selling Party or other documentation confirming such Continuing Selling Party’s death as may be reasonably requested by Buyer Parent. It is further clarified that the restrictions applicable Lock-Up Period as set forth in this Section 6.12 and the permissions under Section 6.13 shall continue to apply to such legal heir or nominee.

Section 6.13    Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement but subject to any Applicable Law and to Buyer’s Black-Out Policies, after the One-Year Lock-Up Period, any of the Continuing Selling Parties may (x) transfer and assign, upon written notice to Buyer Parent, all or any shares comprising Stock Consideration still held by such Continuing Selling Party (i) to any Permitted Transferee, or (ii) (a) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, or for estate planning purposes; (b) in the case of an individual, pursuant to a qualified domestic relations order; (c) in the case of an individual, by gift to a charitable organization; (d) in the case of an entity, by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; or (e) pursuant to any liquidation, merger, share exchange or other similar transaction which results in all of Buyer Parent’s stockholders having the right to exchange their stock for cash, securities or other property subsequent to the Closing Date; provided, that, in connection with any transfer or assignment of such transferred Stock Consideration pursuant to clauses (x)(i), (x)(ii)(a), (x)(ii)(b), (x)(ii)(c), (x)(ii)(d), or (x)(ii)(e) above (each a “Permitted Transfer”), the restrictions and obligations contained in Section 6.12 will continue to apply to such transferred Stock Consideration after any such transfer or assignment and such transferee shall and prior to the expiration of the Three-Year Lock-Up Period execute and deliver a lock-up agreement substantially on the same terms contained in Section 6.12. Buyer Parent further agrees that upon written notice of a Permitted Transfer by any of the Continuing Selling Parties, that Buyer Parent will notify Buyer Parent’s transfer agent of such Permitted Transfer and Buyer Parent will cause its transfer agent to notate and reflect the transfer of the same on the book entry shares comprising such Stock Consideration.

Section 6.14    Rule 144 Compliance. With a view to making available to the holders of Rule 144 Securities the benefits of Rule 144 and any other rule or regulation of the SEC or any other applicable federal or state securities Laws that may at any time permit a holder to sell securities of Buyer Parent to the public without registration, Buyer Parent shall use its commercially reasonable efforts:

(a)    to make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Second Closing;

(b)    to file with the SEC in a timely manner all reports and other documents required of Buyer under the Securities Act and the Exchange Act, at any time after the Second Closing; and

(c)    to furnish to any holder so long as the holder owns Rule 144 Securities, promptly upon request, a written statement by Buyer Parent as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act.

ARTICLE VII

SURVIVAL; INDEMNIFICATION;
LIMITATIONS ON INDEMNIFICATION AND CLAIMS

Section 7.1    Survival.

(a)    The representations and warranties of the Selling Parties, Continuing Selling Parties, Buyer, and Buyer Parent contained in this Agreement shall survive the Closing Date or Second Closing Date, as applicable, until the date that is eighteen (18) months following the Closing Date or Second Closing Date, as applicable, except that Seller Fundamental Representations and Buyer Fundamental Representations shall survive the Closing Date and Second Closing Date, as applicable, until the date that is thirty (30) days after the expiration of the applicable statute of limitations to which such representation applies, whereupon in each case such representations and warranties will terminate and expire (such applicable periods referred to above, the “Survival Period”). This Section 7.1 shall not limit any covenant or agreement in this Agreement which contemplates performance after the Closing or the Second Closing; provided, however, that the foregoing limitation shall not apply in the event of Fraud or any of the Specific Indemnities Matters.

(b)    Following the expiration of the applicable Survival Period, no Claim will or may be made or prosecuted through a Proceeding or otherwise, and no indemnification will or may be sought under this Article VII, by any Indemnified Party for a breach of a representation and warranty in this Agreement, provided, however, that the foregoing limitation shall not apply in the event of Fraud.

Section 7.2    Indemnification of Buyer Indemnitees. Subject to the applicable provisions of this Article VII, from and after the Closing, the Selling Parties shall indemnify and hold Harmless the Buyer Indemnitees, in each case without duplication, in the following manner:

(a)    The Selling Parties shall severally (with respect to itself and not on behalf of any other Selling Party) indemnify and hold harmless each Buyer Indemnitee against all Third-Party Claims and all Damages that arise from, are based on or relate to or otherwise are attributable to, without duplication, (i) for any breach of any representations and warranties by the Selling Parties (or any alleged breach in writing in connection with a Third-Party Claim) set forth in Article III, or (ii) Fraud by the Selling Parties.

(b)    Each Indemnifying Seller shall, jointly and severally, indemnify and hold harmless each Buyer Indemnitee against all Third-Party Claims and all Damages that arise from, are based on or relate to or otherwise are attributable to, without duplication, in the manner specified below:

(i)    for any breach of any representations and warranties of the Selling Parties (or any alleged breach in writing in connection with a Third-Party Claim) set forth in Article IV; provided, however, that, any Damages or Third-Party Claims that arise from, are based on or relate to or otherwise are attributable to, any breach of any representations and warranties of the Selling Parties relating to Amtran (or any alleged, in writing, in connection with a Third-Party Claim) shall be indemnified and held harmless in accordance with this Section 7.2 to the full extent and amount of such Damages or Third-Party Claims, on a pro rata basis to Company’s holdings in Amtran;

(ii)    for any breach or nonfulfillment of any covenant or agreement on the part of the Selling Parties under this Agreement;

(iii)    for any Pre-Closing Taxes (other than Transfer Taxes for which Buyer is responsible under Section 6.4(e)) imposed on the Company, or any Pre-Closing Taxes (other than Transfer Taxes for which Buyer is responsible under Section 6.4(e)) imposed on Amtran, on a pro rata basis to Company’s holdings in Amtran;

(iv)    for any Damages incurred by Buyer or its Affiliates following the Closing with respect to the any information submitted prior to the Closing by the Selling Parties to a Governmental Authority (including any information which not disclosed to such Governmental Authority, but which should have been properly disclosed) in connection with obtaining the Consent of such Governmental Authority to the transactions contemplated by this Agreement; and

(v)    For any Damages incurred by Buyer or its Affiliates following the Closing with respect to the matter set forth in Section 7.2 of the Disclosure Schedules.

(c)    Seller 3, severally (and not jointly with any other Seller), for any amount which the Buyer is mandated to pay to the appropriate Indian Taxing Authority (only to the extent of amounts exceeding the amounts already deducted and withheld under the provisions of the Income-tax Act, 1961) in connection with the Estimated Cash Consideration paid by Buyer to Seller 3.

(each such Third-Party Claim or Damage referred to in this sentence being a “Buyer Indemnified Loss”).

Section 7.3    Indemnification of Seller Indemnitees. Subject to the applicable provisions of this Article VII, from and after the Closing, Buyer and Buyer Parent will indemnify and hold harmless each Seller Indemnitee against all Third-Party Claims and all Damages that arise from, are based on or relate or otherwise are attributable to, without duplication: (a) any breach by Buyer or Buyer Parent of its representations and warranties (or any alleged breach in connection with a Third-Party Claim) set forth in Article V; (b) any breach or nonfulfillment of any covenant or agreement on the part of Buyer or Buyer Parent under this Agreement; (c) any and all Transfer Taxes for which Buyer is responsible in accordance with Section 6.4(e) hereof and (d) ninety point one zero percent (90.10%) to 100% (based on percentage of Securities of the Company continued to be held by Selling Parties at such time) of any and all Taxes imposed on the Company or Amtran for any Tax period (or portion thereof) that begins after the Closing Date (determined in accordance with Section 6.4(b) for any Straddle Period) and (e) any information submitted prior to the Closing by Buyer or Buyer Parent to a Governmental Authority (including any information which not disclosed to such Governmental Authority, but which should have been properly disclosed) in connection with obtaining the Consent of such Governmental Authority to the transactions contemplated by this Agreement (each such Third-Party Claim or Damage referred to in this sentence being a “Seller Indemnified Loss”).

Section 7.4    Conditions of Indemnification.

(a)    Subject to Section 6.4(c) which shall exclusively govern all Tax matters covered thereby, all Claims for indemnification under Section 7.2 or Section 7.3 shall be asserted and resolved as this Section 7.4 provides.

(b)    In the event a Party (an “Indemnified Party”) (i) believes in good faith that it has suffered or incurred Damages or (ii) learns of or receives notice of any commencement of any Proceeding, the written assertion of any Third-Party Claim or the imposition of any penalty, assessment or judgment, in each case for which indemnity may be sought pursuant to Section 7.2 or Section 7.3, and such Indemnified Party intends to seek indemnity from another Party (the “Indemnifying Party”) pursuant to Section 7.2 or Section 7.3, such Indemnified Party shall provide the Indemnifying Party with written notice (a “Claim Notice”) of such Proceeding, Third-Party Claim, penalty, assessment or judgment promptly (and in no event later than 10 days) after the Indemnified Party learns of such Damages or receives notice of such Proceeding, Third-Party Claim, penalty, assessment or judgment; provided however that any Claim Notice must be received by the Indemnifying Party prior to the expiration of the applicable Survival Period. Each Claim Notice shall provide a copy of all papers served with respect to that Claim (if any), and describe with reasonable detail the basis of the Direct Claim (as defined in Section 7.6(a) below) or Third-Party Claim, an estimate of the amount of damages attributable to that Claim to the extent feasible (which estimate will not be conclusive of the final amount of that Claim), any other remedy sought thereunder and the basis for the Indemnified Party’s request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice will not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Direct Claim or Third-Party Claim (A) unless the Indemnified Party fails to deliver a valid Claim Notice prior to expiration of the applicable Survival Period or (B) unless and only to the extent that the Indemnifying Party is materially prejudiced thereby.

(c)    At any time after receipt of a Claim Notice from an Indemnified Party with respect to a Third-Party Claim, the Indemnifying Party may elect to assume and control the defense of any such Third-Party Claim or any Proceeding resulting therefrom with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume and control the defense of a Third-Party Claim or any Proceeding resulting therefrom, the Indemnifying Party shall not, so long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim. In the event that an Indemnifying Party assumes the defense of a Third-Party Claim, then the Indemnifying Party will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party, and the Indemnified Party will cooperate reasonably with the Indemnifying Party in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of such Third-Party Claim, including by providing the Indemnifying Party with all reasonably requested information and reasonable access to employees and officers (including as witnesses) and the right to inspect and copy documents and records or other information; provided, however, the Indemnifying Party will not consent to any judgment or enter into any settlement with respect to any Third-Party Claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full and unconditional release from all Liability in respect of such claim or litigation and all other claims arising out of the same or similar facts or circumstances, (ii) involves any finding or admission of any fault on the part of an Indemnified Party, or (iii) imposes any equitable relief or other non-monetary obligations on any Indemnified Party. Notwithstanding anything in this Article VII to the contrary, (i) the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if the defense and conduct of the Third-Party Claim is handled by the Indemnifying Party’s insurer and (ii) neither the Indemnifying Party nor the Indemnified Party shall settle, compromise or make any other disposition of any Third-Party Claim which would or might result in any Liability to the Indemnified Party or the Indemnifying Party, respectively, under this Article VII without the written consent of such other Party (which shall not be unreasonably withheld, delayed or conditioned) unless the sole relief provided is monetary damages that are paid in full by the Party agreeing to such settlement, compromise or disposition. All costs and expenses incurred by the Indemnifying Party in defending any Third-Party Claim shall be counted in calculating the amounts set forth in Section 7.7(a) if the Third-Party Claim relates to a matter to which Section 7.7(a) applies. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim that the Indemnifying Party controls under this Section 7.4(c) and will bear its own costs and expenses with respect to that participation; provided, however, that (1) if the Third-Party Claim seeks any injunction or other equitable relief against the Indemnified Party, or (2) if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised in writing by outside counsel that there is a conflict of interest which renders it inadvisable for one firm to represent the Indemnified Party and the Indemnifying Party, then the Indemnified Party may employ separate counsel at the reasonable expense of the Indemnifying Party (provided, that such counsel is limited to one separate firm of attorneys, in addition to one local counsel firm), and, on its written notification of that employment, the Indemnifying Party will not have the right to assume or continue the defense of that action on behalf of the Indemnified Party.

(d)    If the Indemnifying Party (i) elects not to defend the Indemnified Party under this Article VII or (ii) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party under Section 7.4(c), then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third-Party Claim by all appropriate proceedings, which proceedings the Indemnified Party must promptly and vigorously prosecute to a final conclusion or settle. The Indemnified Party will have full control of such defense and proceedings; provided, however, the Indemnified Party will not enter into any settlement with respect to any Third-Party Claim that would result in payment of an amount for which the Indemnifying Party would be liable under this Article VII without the prior written consent of that Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, if it is determined that the Indemnifying Party does not have any Liability toward the Indemnified Party under this Article VII, then the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense under this Section 7.4 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses of that Third-Party Claim. The Indemnifying Party may participate in, but not control, any defense or settlement of any Third-Party Claim that the Indemnified Party controls under this Section 7.4(d), and the Indemnifying Party will bear its own costs and expenses with respect to that participation.

(e)    The Party assuming defense of the Third-Party Claim shall make available to the other Party all material records filed in any proceedings or any other relevant information at the reasonable request of the other Party, in relation to such Third-Party Claim, without expense (other than reimbursement of actual out-of-pocket expenses to deliver the aforesaid materials), subject to any confidentiality restrictions imposed by the court or tribunal hearing the proceeding(s).

Section 7.5    Payments by an Indemnifying Party. Payments of all amounts owing by an Indemnifying Party under this Article VII relating to a Third-Party Claim will be made within 30 days after the latest of (a) the settlement of that Third-Party Claim, (b) the expiration of the period for appeal of a final adjudication of that Third-Party Claim, or (c) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s Liability toward the Indemnified Party under this Agreement in respect of that Third-Party Claim, provided that in no event shall payment of amounts owing by an Indemnifying Party under this Article VII relating to a Third-Party Claim be made later than ten (10) days prior to the date the Indemnified Party is required to make payment as a result of such Third-Party Claim. Any and all payments due and owing from the Selling Parties under Section 7.5 or Section 7.6(a) shall be satisfied first from the Indemnification Escrow, without a requirement to replenish and second, from the Selling Parties, jointly and severally, in cash by check or wire transfer.

Section 7.6    Procedures for Direct Claims.

(a)    The Indemnifying Party shall have 30 days (the “Response Period”) after its receipt of a Claim Notice with respect to direct claims for indemnification against Buyer, Buyer Parent or the Selling Parties, respectively, under Section 7.2 or Section 7.3 of this Agreement that are not based upon Third-Party Claims (“Direct Claims”) to respond in writing to such Direct Claim, which response shall accept or reject the Direct Claim. If the Indemnifying Party does not so respond within the Response Period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. The Indemnified Party shall make available such reasonably requested information and assistance (including reasonable access to the premises and personnel of the Company and Amtran (following advance written notice and during regular business hours) and the right to inspect and copy any accounts, documents, records or other information (subject to the execution and delivery of a confidentiality agreement on terms reasonably and customarily acceptable to parties in similar situations)) of the Company and Amtran as the Indemnifying Party or any of its Representatives may reasonably request.

(b)    Payments of all amounts owing by a Party pursuant to Section 7.6(a) will be made within thirty (30) days after the settlement, agreement or expiration of the period for appeal of a final adjudication of such Party’s Liability with respect to such amount under this Agreement, in the event such Party has timely disputed the Claim giving rise to the obligation to make such payment, as provided above. Subject to the Buyer Indemnitees’ compliance with the terms and provisions of this Article VII, including the obligation of the Buyer Indemnitees to use commercially reasonable efforts to recover any Buyer Indemnified Loss under any applicable insurance policies, any and all payments due and owing from Seller under Section 7.5 or Section 7.6(a) shall be satisfied first from the Indemnification Escrow, without a requirement to replenish, and second, from the Selling Parties, jointly and severally, in cash by check or wire transfer.

Section 7.7    Certain Limitations on Indemnification for Third-Party Claims and Direct Claims.

(a)    No indemnification shall be made by the Selling Parties pursuant to Section 7.2(a) and Section 7.2(b): (i) for any individual Buyer Indemnified Loss unless such individual Buyer Indemnified Loss exceeds the De Minimis Amount (and excluding any Specific Indemnities Matter (defined below), and (ii) unless and until the aggregate amount of Buyer Indemnified Losses permitted under clause (i) above (and excluding any Specific Indemnities Matter) exceed the Tipping Basket, in which event, indemnification shall be made by the Selling Parties starting with the first dollar of such Buyer Indemnified Losses in excess of fifty percent (50%) of the Tipping Basket. Notwithstanding anything to the contrary in the preceding sentence, indemnification by the Selling Parties for Damages for each of the matters set forth in Section 4.10, Section 4.11(b), Section 4.14(l), Section 4.16, Section 4.17(a)(ii), Section 4.17(a)(iv), Section 4.17(a)(vi), and Section 4.18(e) of the Disclosure Schedules (taken individually and not in conjunction with any other matter in each aforesaid Section or any other Section of the Disclosure Schedule, but includes any individual matter disclosed in the aforesaid Sections of the Disclosure Schedule by reference to another Section of the Disclosure Schedules; it being clarified that Damages for one or more Proceedings with respect to such individual matter shall be treated for the purposes of this non-obstante proviso as Damages for a single matter) (each such matter, a “Specific Indemnities Matter”) is subject to the following: (A) the Selling Parties shall not be liable to indemnify for a Specific Indemnities Matter unless the Damages for such individual Specific Indemnities Matter exceeds Two Hundred Fifty Thousand Dollars ( $250,000.00) (the “Specific Indemnities Loss Amount”); (B) once the Specific Indemnities Loss Amount has been reached for an individual Specific Indemnities Matter, indemnification can be claimed by any Buyer Indemnitees for such Specific Indemnities Matter starting with the first dollar of Damages for such Specific Indemnities Matter in excess of its Specific Indemnities Loss Amount; provided however, that the Selling Parties shall only be obligated to indemnify Buyer Indemnitees for 50% of the amount of Damages for such Specific Indemnities Matter that exceeds the Specific Indemnities Loss Amount, with Buyer, on behalf of itself, and its Affiliates, hereby agreeing to be liable for the remaining amount of Damages for such Specific Indemnities Matter in excess of its Specific Indemnities Loss Amount; and (C) Buyer shall consult with Seller Representative before choosing to incur out-of-pocket costs and expenses in respect of a Specific Indemnities Matter for which Buyer seeks indemnification hereunder, and Buyer shall consider any reasonable comments of Seller Representative with respect to Buyer’s plan to address such Specific Indemnities Matter; provided, however that if after such consultation Buyer and Seller Representative disagree on the plan to address the Specific Indemnities Matter, they will select a mutually agreed, independent third party expert on the subject matter of the Specific Indemnities Matter (neither Buyer nor Seller Representative to unreasonably withhold their consent to the selection of such expert) to advise them on a plan to address the Specific Indemnities Matter, with Buyer retaining the ultimate discretion on how to address the Specific Indemnities Matter if Buyer and Seller Representative continue to disagree after receiving the advice of such expert. In no event shall Damages for a Specific Indemnities Matter count against the De Minimis Amount or the Tipping Basket. In no event shall the disclosure of a Specific Indemnities Matter in the Disclosure Schedules or elsewhere limit Buyer Indemnities’ rights to indemnification hereunder. The maximum amount that the Selling Parties shall be required to pay pursuant to Section 7.2(a), Section 7.2(b), and Section 7.2(c) in respect of all Buyer Indemnified Losses shall not exceed the Damages Cap, after which point the Selling Parties shall have no obligation to indemnify Buyer Indemnitees from and against any further Buyer Indemnified Losses pursuant to Section 7.2(a), Section 7.2(b), and Section 7.2(c).

(b)    No indemnification shall be made by Buyer pursuant to Section 7.3(a) (i) for any individual Seller Indemnified Loss, unless such Seller Indemnified Loss exceeds the De Minimis Amount, in which event the full amount of such Buyer Indemnified Loss from the first dollar shall count toward the Tipping Basket and (ii) unless and until the aggregate amount of Seller Indemnified Losses permitted under clause (i) above exceed the Tipping Basket, in which event, indemnification shall be made by Buyer starting with the first dollar of such Seller Indemnified Losses, without regard to the Tipping Basket. The maximum amount that Buyer shall be required to pay pursuant to Section 7.3(a) in respect of all Seller Indemnified Losses shall not exceed the Damages Cap, after which point Buyer shall have no obligation to indemnify Seller Indemnitees from and against any further Seller Indemnified Losses pursuant to Section 7.3(a).

(c)    The limitations set forth in Section 7.7(a) and Section 7.7(b) shall not apply to (i) Buyer Indemnified Losses or Seller Indemnified Losses, respectively, based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Seller Fundamental Representation or Buyer Fundamental Representation, (ii) Buyer Indemnified Losses under Section 7.2(b)(ii), (iii) or (iv) (iii) Seller Indemnified Losses under Section 7.3(b), (c), (d) or (e), or (iv) in the event of Fraud. Notwithstanding the preceding sentence, however, except in the event of Fraud, in no event shall any Person be entitled to indemnification under Section 7.2 or Section 7.3 for any amounts in excess of the Purchase Price.

(d)    The amount of any Buyer Indemnified Losses shall be reduced by any amount directly or indirectly received by a Buyer Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor (net of costs of recovery and after giving effect to any applicable deduction or retention and insurance premiums attributable to such claims). Any Indemnified Party having a claim under Article VII shall make a good faith effort to recover any Damages from insurers of such Indemnified Party or its Affiliates under applicable insurance policies, in each case, as to reduce the amount of any indemnifiable Damages hereunder. If such a recovery is received or enjoyed by an Indemnified Party after it receives payment under this Agreement with respect to any Damages, then a refund equal in aggregate amount of such recovery, reduction or setoff (net of costs of recovery and after giving effect to any applicable deduction or retention and insurance premiums attributable to such claims) will be made promptly by such Indemnified Party to the Indemnifying Party.

(e)    The amount of any Seller Indemnified Losses shall be reduced by any amount directly or indirectly received by a Seller Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor (net of costs of recovery and after giving effect to any applicable deduction or retention and insurance premiums attributable to such claims). Any Indemnified Party having a claim under Article VII shall make a good faith effort to recover any Damages from insurers of such Indemnified Party or its Affiliates under applicable insurance policies, in each case as to reduce the amount of any indemnifiable Damages hereunder. If such a recovery is received or enjoyed by an Indemnified Party after it receives payment under this Agreement with respect to any Damages, then a refund equal in aggregate amount of such recovery, reduction or setoff (net of costs of recovery and after giving effect to any applicable deduction or retention and insurance premiums attributable to such claims) will be made promptly to such Indemnifying Party.

(f)    For the sole purpose of determining the amount of losses under Section 7.2(a) and Section 7.3(a) (and not for determining whether or not any inaccuracy in, or breach of, any representation or warranty has occurred), any materiality, Material Adverse Effect or other similar qualifications in the representations and warranties shall be disregarded.

Section 7.8    Sole and Exclusive Remedy From and After the Closing, other than the rights of the parties hereto to seek specific performance, injunctive or other equitable relief pursuant to Section 8.15, and except in the event of fraud, the sole and exclusive remedy of any Party to this Agreement and its Affiliates with respect to this Agreement, the events giving rise to this Agreement or any other agreement or document executed among the Parties, and the transactions contemplated herein and therein shall be limited to the indemnification provisions set forth in this Article VII, and, in furtherance of the foregoing, except for Buyer Indemnified Losses or Seller Indemnified Losses, as the case may be, each of the Parties, on behalf of himself, herself or itself and of his, her or its Affiliates, hereby waives, releases and discharges, to the fullest extent permitted by Applicable Law, the other Parties to this Agreement and its respective Affiliates from any and all other Claims, as the case may be, of any kind (whether at Law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, or based on any Law or right of action or otherwise) notwithstanding the strict liability, gross negligence or negligence of a released Party (whether sole, joint or concurrent or active or passive).

(b)    The Parties intend that, even though indemnification obligations appear in various sections and articles of this Agreement, the indemnification procedures, limitations, express negligence and other provisions contained in this Article VII shall apply to all indemnity obligations of the Parties under this Agreement, except to the extent expressly excluded in this Article VII.

Section 7.9    Disclaimer of Other Representations and Warranties. In entering into this Agreement and in consummating the transactions contemplated hereby, each of the Parties has relied solely upon its own investigation and analysis and the specific representations and warranties set forth in Article III, Article IV, and Article V. No Party has relied on any representation or warranty other than as described in the preceding sentence; provided, however, that nothing herein shall limit any liability with respect to Fraud.

Section 7.10    No Multiple Recoveries. Notwithstanding anything herein to the contrary, in the event any Party (or any other indemnitee) is entitled to a payment or other benefit under more than one provision of this Agreement arising out of or resulting from the same set of facts or circumstances and such Person has already been made whole by payment or another benefit under one of those provisions (e.g. any adjustments made in Article II hereof), in no event shall such Person be entitled to receive a subsequent payment or benefit under any other provision of this Agreement. In furtherance of the foregoing, any Liability for indemnification hereunder shall be without duplication (i.e., without allowing the claiming Party (or other indemnitee) to receive more than its Damages) by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 7.11    No Subrogation. The Indemnifying Party shall not be subrogated to the rights of the Indemnified Party in respect of any insurance relating to Buyer Indemnified Losses or Seller Indemnified Losses, as the case may be, to the extent of any indemnification payments made hereunder.

Section 7.12    Mitigation. Each Party shall, and shall cause its applicable Affiliates and Representatives to take all commercially reasonable steps to mitigate any Buyer Indemnified Losses or Seller Indemnified Losses, as applicable, upon and after becoming aware of any fact, event, circumstance or condition that has given rise to, or would reasonably be expected to give rise to, any Buyer Indemnified Losses or Seller Indemnified Losses, as applicable, that are indemnifiable hereunder, provided, however, that this Section 7.12 shall not require any Party or any such Affiliate or Representative to spend any amount of money or to relinquish any right or incur any obligation in connection with such mitigation.

Section 7.13    Indemnification Escrow Provisions. The Indemnification Escrow shall continue in existence from the Closing Date until the earlier of: (i) the date in which all remaining funds in the Indemnification Escrow are paid out pursuant to the joint written instructions of Buyer and Seller Representative in accordance with the Escrow Agreement or (ii) (A) with respect to twenty five percent (25%) of the Indemnification Escrow, the sixth (6th) month anniversary of the Closing Date (such date, being the “First Release Date”), (B) with respect to an additional twenty five percent (25%) of the Indemnification Escrow, the twelfth (12th) month anniversary of the Closing Date (such date, being the “Second Release Date”), and (C) with respect to the remaining fifty (50%) of the Indemnification Escrow, the seventeenth (17th) month and fifteenth (15th) day following the Closing Date (such date, being the “Third Release Date”, with the First Release Date, Second Release Date, and Third Release Date, each being an “Escrow Release Date”), provided, that, the Indemnification Escrow shall not terminate with respect to, and the Escrow Agent shall reserve in the Indemnification Escrow, such portion of the Indemnification Escrow (up to the entire amount thereof) equal to the sum of such amount as would then be needed to satisfy any unsatisfied Third Party Claims or Direct Claims specified in a Claim Notice delivered in good faith to the Escrow Agent at least one (1) Business Day prior to any particular Escrow Release Date (except for the Third Release Date), which unsatisfied Third-Party Claim or Direct Claim shall be pending at the time of the termination of the applicable Escrow Release Date; it being clarified that in no event shall any amounts be retained in the Indemnification Escrow after the Third Release Date. Upon such time, as to any unsatisfied Third-Party Claim or Direct Claim is no longer pending (because such claim either has not been disputed by Seller or has been resolved in accordance with the applicable provisions of Article VII of this Agreement), the portion of the Indemnification Escrow that shall have been reserved for such claim shall be distributed to (i) Selling Parties, if the unsatisfied claim is resolved in Selling Parties’ favor, or (ii) Buyer, if the unsatisfied indemnification claim is not disputed by Selling Parties or is resolved in Buyer’s favor. Any determination as to the resolution of any unsatisfied Third-Party Claims and Direct Claims shall be made in accordance with Article VII of this Agreement and upon such resolution, Buyer and Seller Representative shall deliver to the Escrow Agent joint written instructions in accordance with the Escrow Agreement instructing the Escrow Agent to deliver funds from the Indemnification Escrow in accordance with the resolution of such Third-Party Claim or Direct Claim, as the case may be.

Section 7.14    Adjustment to Purchase Price. Unless otherwise required by Applicable Law, for all Tax purposes, the Parties agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made under this Agreement (including payments made pursuant to Section 6.4) as an adjustment to the Purchase Price.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1    Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the Parties, pursuant to an instrument in writing signed by Buyer, Buyer Parent and Seller Representative. Notwithstanding any provision of this Agreement, this Agreement, including Article VII hereof, may be amended or modified at any time by the Buyer, Buyer Parent and Seller Representative without the need or requirement of any consent or approval of any other Buyer Indemnitee or Seller Indemnitee and any amendment or modification agreed to by the Parties shall be binding on all Buyer Indemnitees and all Seller Indemnitees.

Section 8.2    Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules hereto), and the other Transaction Documents (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede other prior agreements and understandings both written and oral among the Parties with respect to the subject matter hereof and thereof and (b) shall not be assigned, by operation of Law or otherwise, by a Party, without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 8.2 shall be void and without effect.

Section 8.3    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.4    Expenses. Except as otherwise provided in this Agreement, all costs and expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses; expenses; provided, however, that any costs and expenses for filings incurred by the Buyer in connection with the HSR Act will be borne Fifty Two Thousand Five Hundred Dollars ($52,500) by Buyer and Thirty One Thousand Nine Hundred Ninety Nine Dollars ($31,999) by Selling Parties (with respect to Selling Parties’ share the Parties agree that it shall be added to Transaction Costs).

Section 8.5    Waiver. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by (a) in the case of a waiver by a Seller, such Seller or Seller Representative and (b) in the case of a waiver by Buyer or Buyer Parent, such Buyer or Buyer Parent.

Section 8.6    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.7    Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the Republic of India, without regard to any principles of conflicts of Laws thereof that would result in the application of the Laws of any other jurisdiction.

Section 8.8    Dispute Resolution.

(a)    Except for the dispute resolution mechanisms described in Section 2.6, Seller Representative on behalf of the Selling Parties on one hand and Buyer and/or Buyer Parent on the other shall initially attempt to resolve all claims, disputes or controversies arising under, out of or in connection with this Agreement by conducting good faith negotiations amongst themselves. If Seller Representative and Buyer and/or Buyer Parent are unable to resolve the matter following good faith negotiations, the matter shall thereafter be resolved by binding arbitration and each Party hereto hereby waives any right it may otherwise have to the resolution of such matter by any means other than binding arbitration pursuant to this Section 8.8. Whenever Seller Representative on behalf of the Selling Parties or Buyer and/or Buyer Parent shall decide to institute arbitration proceedings, it shall provide written notice to that effect to the other Party. The Party giving such notice shall, however, refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During this period, Seller Representative on behalf of the Selling Parties and Buyer and/or Buyer Parent (as the case may be) shall make good faith efforts to amicably resolve the claim, dispute or controversy without arbitration. All offers of compromise or settlement among Seller Representative on behalf of the Selling Parties and Buyer and/or Buyer Parent or their Representatives in connection with the attempted resolution of any dispute or controversy (i) shall be deemed to have been delivered in furtherance of a dispute settlement, (ii) shall be exempt from discovery and production and (iii) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the dispute or controversy. Any arbitration hereunder shall be conducted under the commercial arbitration rules of the Singapore International Arbitration Centre (“SIAC”) to the exclusion of all other arbitral rules including those under the (Indian) Arbitration and Conciliation Act 1996. Any such arbitration shall be conducted in a venue in Mumbai, India, with the seat of arbitration in India, by a panel of three arbitrators: one arbitrator shall be appointed by each of Seller Representative and Buyer or Buyer Parent; and the third shall be appointed by the President of SIAC. The panel of arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on the claim, dispute or controversy in question would be barred under this Agreement or by the applicable statute of limitations.

(b)    Notwithstanding the foregoing, either Seller Representative on behalf of the Selling Parties or Buyer and/or Buyer Parent may seek from any court of competent jurisdiction an order for immediate, temporary or preliminary injunctive relief pending arbitration to prevent the occurrence of irreparable harm and to specifically enforce compliance with the covenants and obligations of such Party under this Agreement. In any such Proceeding or in a Proceeding to enforce any arbitral award rendered under Section 8.8(a), each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts having competent jurisdiction, in any Proceeding arising out of or relating to this Agreement or any other Transaction Document or any agreements contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 8.8, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such Proceeding. Any service of process to be made in such Proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 8.9. The Parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. In addition, each of the Parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 8.9    Notices and Addresses. All notices, requests, instructions, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given if delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier (providing proof of delivery) or by e-mail (providing confirmation of transmission). Any notice mailed within the same country shall be deemed to have been given and received on the third Business Day following the day of mailing, and any notice mailed between countries shall be deemed to have been given and received on the seventh Business Day following the day of mailing. Any notice sent by courier or delivery service shall be deemed to have been given and received at the time of confirmed delivery if such time is during normal local business hours (in the recipient’s location) or, otherwise, on the next Business Day after such confirmed delivery. Any notice sent by e-mail (of a PDF attachment) shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by e-mail shall be followed reasonably promptly with a copy by mail. All such notices, requests, claims, demands or other communications will be addressed as follows:

(a)          if to a Selling Party or to Seller Representative, to

Attention: Chirag Shah

With courtesy copies (which shall not constitute notice) to:

Khaitan & Co.

14th Floor, Tower 1C, One-World Center,

841 Senapati Bapat Marg, Mumbai - 400013, India
Attention: Saswat Subasit, Ruturaj Jere
E-mail: saswat.subasit@khaitanco.com; ruturaj.jere@khaitanco.com

and

Chamberlain, Hrdlicka, White, Williams & Aughtry, P.C.

Address: 1200 Smith Street, Houston, Texas 77002
Attention: David B. Sheinbein
E-mail: david.sheinbein@chamberlainlaw.com Chirag Shah

(b)         if to Buyer, to

Mold-Tech Singapore Pte. Ltd.

23 Keewaydin Drive

Salem, New Hampshire 03079

Attention: David Dunbar; Alan Glass

Email: ddunbar@standex.com; aglass@standex.com

With courtesy copies (which shall not constitute notice) to:

Foley Hoag LLP
Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210
Attention: Peter Rosenblum; William R. Kolb

Email: pmr@foleyhoag.com; wkolb@foleyhoag.com

and

Lexygen

4th Floor, INDIQUBE Penta,

51, Richmond Road,

Bangalore – 560025.

Attention: Vijay Sambamurthi; Codhai Raghavan

Email: vijay@lexygen.law; codhai@lexygen.law

(c)          if to Buyer Parent, to

Standex International Corporation

23 Keewaydin Drive

Salem, New Hampshire 03079

Attention: David Dunbar; Alan Glass

Telephone: (603) 893-9701
E-mail: ddunbar@standex.com; aglass@standex.com

With courtesy copies (which shall not constitute notice) to:

Foley Hoag LLP
Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210
Attention: Peter Rosenblum; William R. Kolb

Email: pmr@foleyhoag.com; wkolb@foleyhoag.com

and

Lexygen

4th Floor, INDIQUBE Penta,

51, Richmond Road,

Bangalore – 560025.

Attention: Vijay Sambamurthi; Codhai Raghavan

Email: vijay@lexygen.law; codhai@lexygen.law

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 8.9 by any Party to the other Party.

Section 8.10    No Third-Party Beneficiaries. This Agreement is solely for the benefit of (a) each Seller and Seller Representative (and their successors and permitted assigns), with respect to the obligations of Buyer and Buyer Parent under this Agreement; and (b) each of Buyer and Buyer Parent (and its successors and permitted assigns), with respect to the obligations of the Selling Parties and Seller Representative under this Agreement. Except as provided in (i) Section 6.3(a) and (ii) Article VII (the “Third-Party Provisions”), this Agreement shall not be deemed to confer upon or give to any other third Person any remedy, claim of Liability or reimbursement, cause of action or other right. The Third-Party Provisions may be enforced by the beneficiaries thereof.

Section 8.11    Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.12    Brokers and Agents.

(a)    Selling Parties agree to pay or cause to be paid any broker’s or finder’s fee, sales commission or similar form of compensation to any broker, finder or similar agent engaged by or on behalf of Selling Parties or the Company in connection with this Agreement or any of the transactions contemplated hereby, including Northern Edge Advisors LLC and VLS & Co., and without regard to the Tipping Basket, Damages Cap or any other limitation Article VII sets forth, and the Selling Parties, jointly and severally, agree to indemnify Buyer against all Claims arising out of claims for any and all such broker’s or finder’s fee, sales commission or similar form of compensation.

(b)    Buyer agrees to pay any such broker’s or finder’s fee, sales commission or similar form of compensation to any broker, finder or similar agent engaged by or on behalf of Buyer in connection with this Agreement or any of the transactions contemplated hereby and, without regard to the Tipping Basket, Damages Cap or any other limitation Article VII sets forth, to indemnify Selling Parties against all Claims arising out of claims for any and all such broker’s or finder’s fee, sales commission or similar form of compensation.

Section 8.13    Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.14    Disclosure Schedules. The representations and warranties of the Selling Parties set forth in this Agreement are made and given subject to the disclosures in the Disclosure Schedules. The Selling Parties will not be, nor will they be deemed to be, in breach of any such representations or warranties in respect of any such matter so disclosed in the Disclosure Schedules, provided that, for the avoidance of doubt, matters disclosed in the Disclosures Schedules shall not in any way limit Buyer Indemnities’ rights for Damages with respect to Specific Indemnities Matters under the non-obstante proviso in Section 7.7(a). Neither the specifications of any dollar / INR amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included in the Disclosure Schedule or other items, are or are not material, except where any representation, warranty or covenant or the Disclosure Schedule expressly states as such (except where it is expressly stated as such), and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement except where any representation, warranty or covenant or the Disclosure Schedule expressly states as such. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business except where any representation, warranty or covenant or the Disclosure Schedule expressly states as such, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not in the Ordinary Course of Business for purposes of this Agreement except where any representation, warranty or covenant or the Disclosure Schedule expressly states as such. Inclusion of information in the Disclosure Schedules will not be construed as an admission that such information is material to the business, operations of condition (financial or otherwise) of the Acquired Business or the Company and Amtran, in whole or in part, or as an admission of Liability or obligation of any Seller to any third Person. The specific disclosures set forth in the Disclosure Schedules have been organized to correspond to section references in this Agreement to which the disclosure is most likely to relate, together with appropriate cross-references when disclosure is applicable to other sections of this Agreement; provided, however, that any disclosure in the Disclosure Schedules will apply to and will be deemed to be disclosed with respect to any other Section or subsection of this Agreement to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure.

Section 8.15    Specific Performance. The Parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms (or in accordance with any amendment or other writing entered into by the Parties hereto in accordance with the terms and provisions of this Agreement) or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that, (a) the Parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.8 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Selling Parties nor Buyer would have entered into this Agreement. The Parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.15 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.16    Seller Representative.

(a)    By executing this Agreement, each Seller hereby irrevocably appoints Seller Representative as such Selling Parties’ representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller in any and all respects in accordance with the terms of this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as Seller Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement or any Transaction Document, including the power:

(i)    to execute and deliver, and administer all matters pertaining to performance under, the Escrow Agreement to the extent permitted under the Escrow Agreement;

(ii)    to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments, assignments and other documents required or permitted to be given in connection with this Agreement, any other Transaction Document or the consummation of the transactions contemplated by this Agreement or any other Transaction Document (it being understood that such Seller shall execute and deliver any such documents that Seller Representative designates and agrees to execute);

(iii)    to give and receive all notices and communications to be given or received under this Agreement or any other Transaction Document and to receive service of process in connection with any claims under this Agreement or any Transaction Document (including, in each case, in connection with any proceedings conducted pursuant to Section 8.8) and the transactions contemplated hereby;

(iv)    to direct, on behalf of such Selling Party, the payment of any and all amounts due and payable to such Selling Party pursuant to this Agreement or any Transaction Document, subject to any adjustments made or reserves established or maintained by Seller Representative in his or her good faith discretion;

(v)    to defend, agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand arbitration or litigation of, and comply with orders of arbitrators and courts with respect to Indemnification Claims and claims made on such Selling Party by any Buyer Indemnified Party pursuant to Article VII, dispute resolution proceedings under Section 8.8 and any other disputes or proceedings arising out of, related to or commenced under this Agreement or any Transaction Document;

(vi)    to incur any costs and expenses for the account of such Selling Party, manage the payment of such costs and expenses, and make all determinations that may be required or permitted to be taken by such Selling Party under this Agreement or any other Transaction Document, including any engagement of and/or the fees and expenses associated with the engagement of legal counsel, accountants, investment bankers and financial advisers;

(vii)    to take all actions that, under this Agreement or any other Transaction Document and the transactions contemplated hereby and thereby, may be taken by such Selling Party and to do or refrain from doing any further act or deed on behalf of such Selling Party that Seller Representative deems necessary or appropriate in his or her sole discretion relating to the subject matter of this Agreement or any other Transaction Document and the transactions contemplated hereby and thereby as fully and completely as such Seller could do if personally present; and

(viii)    to act on behalf of such Selling Party in any amendment or waiver of or negotiation, mediation, arbitration, litigation or similar proceeding involving this Agreement or any Transaction Document.

(b)    This power of attorney, and all authority hereby conferred, is granted subject to the interests of Buyer hereunder and in consideration of the mutual covenants and agreements made herein and shall be irrevocable and shall not be terminated by any act of any Selling Party or by operation of Law, whether by the merger, dissolution or liquidation of the Company, Amtran or any other Selling Party or by the occurrence of any other event (other than the death or incapacity of Seller Representative or otherwise by a written assignment or transfer of this power of attorney signed by all of the Selling Parties with written notice thereof delivered to Buyer). All action taken by Seller Representative hereunder shall be final and binding upon all Selling Parties, and the Parties acknowledge and agree that Seller Representative shall have the right to enforce the rights of Selling Parties under this Agreement and any Transaction Document against Buyer. Seller Representative shall have the right, at any time and from time to time, to designate any Selling Party to exercise his or her rights and perform his or her obligations as Seller Representative under this Agreement. In the event of any such designation or other permitted assignment hereunder, all references in this Agreement to Seller Representative shall be interpreted to refer to such designee or permitted assign. Upon Buyer’s request in each instance of a designation, Seller Representative shall deliver a written instrument evidencing such designation duly executed by Seller Representative and his or her designee.

(c)    Seller Representative shall not be liable to a Selling Party for any act taken or omitted by him or her as permitted under this Agreement, the Escrow Agreement or any other Transaction Document or the transactions contemplated hereby and thereby, except to the extent such act or omission constitutes gross negligence, bad faith or a knowing and intentional breach of Seller Representative’s obligations under this Agreement. Seller Representative shall not be responsible to any Selling Party in any manner whatsoever for any failure or inability of Buyer or any other Person to honor any of the provisions of this Agreement or any other Transaction Document. Seller Representative shall, to the extent set forth in Section 8.16(d), be fully protected by Selling Parties in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document that Seller Representative in good faith believes to be genuine (including facsimiles thereof) and to have been signed or presented by the proper party or parties. Seller Representative shall not be liable to the Selling Parties for any error of judgment or any act done or step taken or omitted by Seller Representative in good faith or for any mistake in fact or Law, or for anything that Seller Representative may do or refrain from doing in connection with this Agreement or any other Transaction Document, except for Seller Representative’s own gross negligence, bad faith or knowing and intentional breach of his or her obligations under this Agreement. Seller Representative may consult with counsel of its, his or her own choice and shall have complete authorization and, to the extent set forth in Section 8.16(d), protection for any action taken or suffered by it, him or her in good faith and pursuant to the advice of such counsel.

(d)    Each Selling Party agrees to indemnify Seller Representative for, and to hold Seller Representative harmless against, any Damages suffered or incurred by Seller Representative arising out of or in connection with Seller Representative exercising its, his or her rights or performing his or her duties under this Agreement, the Escrow Agreement or any other Transaction Document and the transactions contemplated hereby and thereby, including the costs and expenses of Seller Representative incurred in its, his or her capacity thereof and the costs and expenses of successfully defending Seller Representative against any claim of liability with respect thereto, in each case, to the extent such Damages do not result from Seller Representative’s gross negligence, bad faith or knowing and intentional breach of its, his or her obligations under this Agreement.

[Remainder of Page Intentionally Left Blank]

EXHIBIT A

Accounting Principles

The following accounting policies and treatments in Part I and Part II shall be applied in the preparation of the Closing Statement and the Post-Closing Statement that are required to be made in a manner consistent with or in accordance with the Accounting Principles.

Part I Accounting Principles

Accounting Principles means:

(i)

the accounting principles, policies, procedures, categorizations, classifications, recognition bases, definitions, methods, valuations, practices and techniques (including in respect of the exercise of management judgment and estimation methodologies), as applicable set out in paragraphs (1) to (11) below (collectively, the “Specific Principles”);

(ii)

to the extent not addressed in paragraph (i) above, in a manner consistent with the Company’s or Amtran’s, as applicable, past practices used in connection with the preparation of its stand-alone financial statements prior to the Closing.

For the avoidance of doubt, paragraph (i) shall take precedence over paragraph (ii).

Part II Specific Principles

1.

The Closing Statement and the Estimated Adjustment Amount shall be prepared prior to the Closing Date without giving effect to the transactions contemplated by this Agreement. The Closing Statement and the Estimated Adjustment Amount shall be based on facts and circumstances as they exist as of Closing in accordance with Indian Accounting Standards.

2.

The Closing Statement and the Post-Closing Statement shall be prepared on a stand-alone basis for each entity (the Company and Amtran) and on the basis that each entity is a going concern and shall exclude the effect of change of control and will not take into account the effects of any post-Closing reorganizations or the post-Closing intentions or obligations of Buyer.

3.

The Closing Statement and the Post-Closing Statement will be prepared in U.S. Dollars. Assets and liabilities included in Closing Working Capital denominated in a currency other than U.S. Dollars shall be converted into U.S. Dollars using the exchange rate applicable to such other currency as published in The Wall Street Journal on the Closing Date.

4.	For the avoidance of doubt, Closing Working Capital shall exclude Closing Cash, Closing Indebtedness, and Transaction Costs.

5.

For the avoidance of doubt, Closing Working Capital shall be limited to trade working capital items; specifically accounts receivable, inventory, and accounts payable amounts. Other current assets and other current liabilities (including any tax assets or liabilities) shall be excluded from the computation of Closing Working Capital.

6.	The provisions of this Exhibit shall be interpreted to avoid double counting (whether positive or negative) of any item included in the Closing Statement and the Post-Closing Statement.

7.	For the purposes of calculating Closing Working Capital, no amount shall be included for changes in assets or liabilities as a result of purchase accounting adjustments.

8.	For the purposes of calculating Closing Working Capital, no amounts shall be included for any fraud related assets or liabilities with respect to Mr. Monal Parikh.

9.

For the purposes of calculating Closing Working Capital, (a) accounts receivable shall include invoiced amounts for all products shipped, regardless of shipping terms, (b) accounts receivable beyond customer terms shall be included in total accounts receivable to the extent they are collectable in a manner consistent with past practices, and (c) no amounts shall be eliminated to remove intercompany receivables and payables from Affiliates (including purchases and sales between and among the Company, Amtran, and Amran Inc).

10.

For the purposes of calculating Closing Working Capital, (a) inventory in the Quality Control (QC) Holding Area shall be included in inventory in a manner consistent with past practices, and (b) no elimination of intercompany profit in inventory shall be considered with respect to purchases from Affiliates that remain in inventory (including purchases by the Company from Amtran and Amran Inc).

11.

A physical inventory count shall be conducted as soon as reasonably practical after the Closing Date and both Buyer and Seller Representative shall be present at the inventory count along with count teams from the Company who regularly conduct the physical count procedures historically. The physical inventory count shall be conducted with proper inventory tag controls and both Buyer and Seller Representative shall agree with individual quantity counts on the date of the physical inventory with a detailed inventory compilation by SKU number being generated immediately upon completion of the physical count and provided to both parties prior to removing the inventory tags from individual inventory items counted. In addition, shipping and receiving records before and after the physical inventory count date shall be maintained and provided to both Buyer and Seller Representative in order to provide both parties the necessary information to analyze the completeness of the final inventory quantities recorded in the inventory compilation used to calculate Closing Working Capital.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

MOLD-TECH SINGAPORE PTE. LTD.

By: /s/ David Dunbar

Name: David Dunbar
Title: Director

Signature Page to Narayan - Securities Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER PARENT:

STANDEX INTERNATIONAL CORPORATION

By: /s/ David Dunbar
Name: David Dunbar
Title: Chairman, President and CEO

Signature Page to Narayan - Securities Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER REPRESENTATIVE:

By: /s/ Chirag Shah
Name: Chirag Shah

SELLING PARTIES:

/s/ Chirag Shah
Chirag Shah

/s/ Surendra Shah
Surendra Shah

/s/ Bhargav Shah
Bhargav Shah

/s/ Joytsna Shah
Jyotsna Shah

/s/ Sapna Shah
Sapna Shah

/s/ Anand Shah
Anand Shah

/s/ Sandip Shah
Sandip Shah

/s/ Chirag Shah

Chirag Shah (HUF)

/s/ Sandip Shah

Sandip Shah (HUF)

Signature Page to Narayan - Securities Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY:

Narayan Power Tech Private Limited

By: /s/ Chirag Shah
Name: Chirag Shah
Title: Managing Director

Signature Page to Narayan - Securities Purchase Agreement